As filed with the Securities and Exchange Commission on April 29, 2008
Registration No. 333-148622

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Pre-Effective Amendment No. 2
to
Form S-1
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

COLORADO GOLDFIELDS INC.
(Name of small business issuer in its charter)

Nevada	1041	20-0716175
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)
10920 West Alameda Avenue, Suite 207, Lakewood, Colorado 80226
(303) 984-5324
(Address and telephone number of principal executive offices)
10920 West Alameda Avenue, Suite 207, Lakewood, Colorado 80226
(Address of principal place of business or intended place of business)
Todd C. Hennis, President & Chief Executive Officer
Colorado Goldfields Inc.
10920 West Alameda Avenue, Suite 207, Lakewood, Colorado 80226
(303) 984-5324
(Name, address and telephone number of agent for service)
With copies to:
David A. Thayer, Esq.
Jackson Kelly PLLC
1099 18th Street, Suite 2150
Denver, Colorado 80202
(303) 390-0179
Approximate date of commencement of proposed sale to public:
As soon as practical after the effective date of this Registration Statement.
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities At registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     Indicate by check mark whether the registrant is a large accelerated filer, and accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in rule 12b-2 of the Exchange Act. (Check one):
     Large accelerated filer ☐     Accelerated Filer ☐     Non-accelerated filer ☐     Smaller Reporting Company ☑
CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of each class of	Amount to	offering price	aggregate	Amount of
securities to be registered	be registered(1)	per unit	offering price	registration fee
Common stock, $0.001par value	10,733,600	$0.69 (2)	$7,406,184 (2)	$291.06
Common stock, $0.001 par value, issuable upon exercise of Warrants	8,758,600	$0.50 (3)	4,379,300	172.11
Total			$11,785,484	$463.17 (4)

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, includes an indeterminate number of additional shares to prevent dilution in the event of stock splits, stock dividends or similar events.

(2)	Pursuant to Rule 457(c), estimated based upon the average of the high and low sales prices of the common stock on January 8, 2007.

(3)	Pursuant to Rule 457(d), calculated based on the exercise price of the warrants.

(4)	Previously paid.
     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED APRIL 29, 2008

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS
COLORADO GOLDFIELDS INC.
19,492,200 Shares of
Common Stock
          This prospectus relates to the resale of up to 19,492,200 shares of our common stock that may be offered and sold, from time to time, by the selling shareholders identified in this prospectus for their own account, consisting of:
•	8,758,600 shares of common stock issued pursuant to a private placement completed in November 2007 (Private Placement) of 8,758,600 units to the selling shareholders at $.375 per unit (each unit consisted of one common share and one non-transferable share purchase warrant);

•	8,758,600 shares of common stock issuable upon exercise of 8,758,600 non-transferable common stock purchase warrants forming part of the units sold in the Private Placement; and

•	1,975,000 shares which were acquired by our President and Chief Executive Officer in a private transaction with our former Chief Executive Officer.
          All of these securities are being offered by the selling shareholders named in this prospectus, or their assigns or successors in interest. The selling shareholders will receive all of the proceeds from the sale of the securities being offered by this prospectus. We will, however, receive the exercise price of the Warrants if the selling shareholders exercise their Warrants.
          The selling shareholders may sell the securities being offered by them from time to time in the over the counter market, on one or more stock exchanges, in market transactions, in negotiated transactions or otherwise, and at prices and at terms that will be determined by the then-prevailing market price for the securities or at negotiated prices directly or through broker-dealers, who may act as agent or as principal, or by a combination of such methods of sale. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” on page 45.
          Our common stock currently trades over the counter and is quoted on the Over the Counter Bulletin Board (OTC Bulletin Board) under the symbol “CGFI.” On April 25, 2008, the closing price of our common stock was $0.47 per share.
          Investing in our common stock involves risks that are described in the “RISK FACTORS” section beginning on page 5 of this prospectus.
          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of our common stock or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is      , 2008

Additional Information
     This prospectus contains descriptions of certain contracts, agreements or other documents affecting our business. These descriptions are not necessarily complete. For the complete text of these documents, you can refer to the exhibits filed with the registration statement of which this prospectus is a part or incorporated into the registration statement. See, “Where You Can Find More Information.”
     You should rely only on the information contained in this prospectus, or to which we have referred you. We have not authorized anyone to provide you with information other than as contained or referred to in this prospectus. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate as of the date of this document.
Special Note Regarding Forward-Looking Statements
          Please see the note under “RISK FACTORS” for a description of special factors potentially affecting forward-looking statements included in this prospectus.

PROSPECTUS SUMMARY
          The following summary highlights information contained elsewhere in this prospectus. It does not contain all of the information you should consider before investing in our securities. You should read the entire prospectus carefully, including the sections entitled “RISK FACTORS” and “FINANCIAL STATEMENTS.”
          As used in this prospectus, unless the context requires otherwise, the terms “Company,” “we,” “our” and “us” refer to Colorado Goldfields Inc.
Our Company
          Colorado Goldfields Inc. (“we,” “us,” or the “Company”) is a mining exploration stage company engaged in the acquisition and exploration of mineral properties, primarily for gold and other metals. We hold an option to acquire up to an 80% undivided interest in certain properties located in San Juan County, Colorado. These properties consist of 44 patented and 13 unpatented mining claims in the Gold King and Mogul Mine properties, and a 70% undivided interest in 19 patented mining claims in the Mayflower Mine. We refer to these claims as the “San Juan Properties” throughout this Report. We are presently in the exploration stage at the San Juan Properties. We have not generated revenue from mining operations.
          We were organized under the laws of the State of Nevada on February 11, 2004 under the name Garpa Resources Inc. On June 18, 2007, we changed our name to Colorado Goldfields Inc.
          Our principal executive offices are located at 10920 West Alameda Avenue, Suite 207, Lakewood, Colorado, 80226 and our telephone number is (303) 984-5324. Our common stock is quoted on the OTC Bulletin Board System under the symbol “CGFI.” We maintain a website at www.cologold.com. The information available on or through our website is not part of this prospectus.
Recent Events
Letter of Intent for Mexican Silver Mining Company
          On March 12, 2008, we entered into a Letter of Intent (“LOI”) to potentially acquire 75% of the outstanding shares of Besmer, S.A. de C.V. (Besmer), of Durango, Mexico from its three shareholders for $3.0 million. Besmer is currently operating the El Barreno, Remedios, and La Zacatecana silver mines in the states of Zacatecas and Durango, Mexico, and also operates the Bocas Hacienda flotation mill near Suchil, Mexico. In connection with execution of the LOI, we made a $50,000 earnest money deposit with the selling shareholders. See “Business and Properties — Recent Events” for further information.
Private Placement of Securities
          In November 2007, we entered into private placement subscription agreements for 8,758,600 Units with 24 offshore subscribers and four U.S. subscribers at a price of US$0.375 per unit (US $0.75 per Unit before taking into effect our forward stock split of our authorized, issued and outstanding common stock as reported in our Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission (“SEC”) on November 2, 2007), for an aggregate subscription amount of approximately US$3,284,500. Each Unit consisted of one share of common stock and one common stock purchase warrant, which warrant entitles the holder to purchase one additional share of our common stock at a price of US$0.50 per share (or US$1.00 pre-split), for a period of two years from the closing of the private placement. We did not use the services of a placement agent although we have paid a finder fee of $250,000 to a European company in connection with their introductions to offshore subscribers. See “Business and Properties — Recent Events” for further information.
The Offering
     This prospectus covers the resale of 19,492,200 shares of common stock by selling shareholders in market or negotiated transactions. Of the shares offered by the selling shareholders, 10,733,600 shares are currently outstanding and 8,758,600 shares are issuable upon exercise of Warrants held by the selling shareholders. The following table summarizes certain information concerning this offering.

Common stock outstanding before the offering	96,843,600 shares(1)
Common stock offered by the selling shareholders	19,492,200 shares
Common stock issuable upon exercise of Warrants	8,758,600 shares
Common stock outstanding after the offering	105,602,200 shares(2)
Use of proceeds	(3)
Stock symbol	“CGFI” on the OTC Bulletin Board

(1)	Includes shares to be offered by the selling shareholders, but excludes shares which may be issued upon exercise of outstanding Warrants or options.

(2)	Assumes exercise of all of the Warrants, of which there is no assurance.

(3)	We will receive no proceeds from the sale of the securities by the selling shareholders. However, if all of the Warrants are exercised, we would receive gross proceeds of $4,379,300.
Risk Factors
          An investment in our common stock or Warrants is subject to a number of risks. Risk factors relating to our company include a history of operating losses, lack of proven or probable reserves, ongoing reclamation obligations, environmental concerns, dependence on properties located in a single area and dependence on key personnel. Risk factors relating to our common stock include the volatility of our stock price, our limited trading market and lack of dividends. See, “RISK FACTORS” for a full discussion of these and other risks.
Summary Financial Data
          The following table presents certain selected historical financial data about our company. Historical financial information as of and for the year ended August 31, 2007 and 2006 has been derived from our financial statements, which have been audited by GHP Horwath, P.C. and Manning Elliot LLP, independent accountants. Historical financial information as of and for the three months ended November 30, 2007 and 2006 has been derived from our unaudited financial statements.
          You should read the data set forth below in conjunction with the section entitled “Management’s Discussion and Analysis or Plan of Operation,” our financial statements and related notes included elsewhere in this prospectus.

	Balance Sheet Data
	February 29,	August 31,
	2008	2007	2006
Cash	$1,393,697	$42,011	$9,284
Total Assets	3,391,892	1,463,547	9,284
Current Liabilities	168,692	605,605	7,899
Total Liabilities	1,318,692	1,755,605	7,899
Shareholders’ Equity (Deficit)	2,073,200	(292,058)	1,385

	Operating Data
									Accumulated
									From
									February 11,
									2004
									(Date of
	Six Months Ended								Inception)
	February 29,				Year Ended August 31,				to February 29,
	2008		2007		2007		2006		2008
Revenue		$—		$—		$—		$—	$—
General, Administrative and Other Expenses		456,507		26,697		206,331		23,584	705,113
Mineral Property and Exploration Costs		185,578		4,943		93,862		12,564	314,530
Stock-Based Compensation		862,337		—		—		—	862,337
Net Loss		(1,504,422)		(31,640)		(300,193)		(36,148)	(1,881,980)
Net Loss per Share	$	*	$	*	$	*	$	*	$ *

*	Amount is less than $(.01) per share)
RISK FACTORS
          An investment in our securities involves a high degree of risk. You should consider carefully the following risks, along with all of the other information included in this prospectus, before deciding to buy our common stock. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also impair our business operations. If we are unable to prevent events that have a negative effect from occurring, then our business may suffer.
          This prospectus, including Management’s Discussion and Analysis or Plan of Operation, contains forward-looking statements that may be materially affected by several risk factors, including those summarized below.
Risks Relating to Our Company
Our only mining property is an option to acquire various mining claims, the feasibility of which has not been established as we have not completed exploration or other work necessary to determine if it is commercially feasible to acquire and develop the property.
          We are currently a mining exploration stage company. Our only mining assets are an option to acquire up to an 80% interest in certain mining claims in San Juan County, Colorado. Additionally, in June 2007 we acquired the Pride of the West Mill, which is currently under a cease and desist order from the Colorado Division of Reclamation, Mining and Safety which prohibits operation until certain deficiencies are corrected. See “Business and Properties” of this Prospectus for more information regarding our mining assets. The San Juan Properties subject to the option do not have any proven or probable reserves. A “reserve,” as defined by the SEC, is that part of a mineral deposit which could be economically and legally extracted or produced at the time of the reserve determination. A reserve requires a feasibility study demonstrating with reasonable certainty that the deposit can be economically extracted and produced. We have not carried out any feasibility study with regard to the San Juan Properties. As a result, we currently have no reserves and there are no assurances that we will be able to prove that there are reserves on the San Juan Properties.
We may never find commercially viable gold or other reserves.
          Mineral exploration and development involve a high degree of risk and few properties that are explored are ultimately developed into producing mines. We can not assure you that any future mineral exploration and development activities will result in any discoveries of proven or probable reserves as defined by the SEC since such discoveries are remote. Nor can we provide any assurance that, even if we discover commercial quantities of mineralization, a mineral property will be brought into commercial production. Development of our mineral properties will follow only upon obtaining sufficient funding and satisfactory exploration results.
We will require significant additional capital to continue our exploration activities, and, if warranted, to develop mining operations.
          Under our Option Agreement with Mr. Hennis and San Juan Corp. (the “Optionors”), we are required to expend $6,000,000 on the San Juan Properties in order to earn a 40.0% undivided ownership interest in the San Juan Properties. Additionally, we can earn two separate 20.0% ownership interests, for a total ownership interest of 80.0%, by expending $3,500,000 on the San Juan Properties and issuing to the Optionors 10,000,000 shares of our common stock for each 20.0% tranche.
          On March 12, 2008, we entered into a non-binding letter of intent to potentially acquire a 75% interest in Besmer, S.A. de C.V., a Mexican company which currently owns and operates three producing silver mines and a mill in Mexico. The purchase price for the Besmer interest is $3,000,000.
          In November 2007, we raised approximately $3,284,500 pursuant to a private placement of securities, and as of mid April 2008, we had approximately $940,000 remaining from the private placement. Thus, we will be required to raise significantly more capital in order to fully exercise the option and develop the San Juan Properties for mining production assuming that economically viable reserves exist and to purchase the 75% interest in Besmer. There is no assurance that our investments in the Option Agreement will be financially productive. Our ability to obtain necessary funding depends upon a number of factors, including the price of gold and other base metals and minerals which we are able to mine, the status of the national and worldwide economy and the availability of funds in the capital markets. If we are unable to obtain the required financing for these or other purposes, our letter of intent to purchase a 75% interest in Besmer will lapse. Furthermore, our exploration activities would be delayed or indefinitely postponed, we would likely lose our option to acquire an ownership interest in the San Juan Properties and this would likely, eventually, lead to failure of our Company. Even if financing is available, it may be on terms that are not favorable to us, in which case, our ability to become profitable or to continue operating would be adversely affected. If we are unable to raise funds to purchase the Besmer interest or to continue our exploration and feasibility work on the San Juan Properties, or if commercially viable reserves are not present, the market value of our securities will likely decline, and our investors may lose some or all of their investment.
We have a potential conflict of interest with our President and Chief Executive Officer, Todd C. Hennis.
          Our primary asset is our Option Agreement with Todd C. Hennis and San Juan Corp., a Colorado corporation owned by Mr. Hennis. Under the Option Agreement we have a right to acquire various ownership interests in certain mining properties located in San Juan County, Colorado, all of which are currently owned by Mr. Hennis or San Juan Corp. In connection with the acquisition of the Option Agreement, we hired Mr. Hennis as our President and Chief Executive Officer pursuant to an employment agreement. See “Business and Properties,” and “Management — Executive Employment Agreement” for a discussion of the terms of the Option and Employment Agreements. Because there are continuing obligations under the Option Agreement, a dispute may arise between us and Mr. Hennis/San Juan Corp. Under Nevada Law, this continuing financial transaction with Mr. Hennis is proper so long as the fact of Mr. Hennis’ ongoing financial interest is known to our Board of Directors and our Board ratifies the ongoing transaction in good faith and by a vote sufficient for the purpose without counting the vote of Mr. Hennis.
We have incurred losses since our inception in 2004 and may never be profitable which raises doubt about our ability to continue as a going concern.
          Since our inception in 2004, we have had nominal operations and incurred operating losses. As of February 29, 2008, our cumulative deficit since inception is approximately $1,881,980. As we are just beginning exploration activities under our recently acquired option on the San Juan Properties, we expect to incur additional losses in the foreseeable future, and such losses may be significant. To become profitable, we must be successful in raising capital to continue with our exploration activities and meet the requirements to exercise our option on the San Juan

Properties, discover economically feasible mineralization deposits and establish reserves, successfully develop the properties and finally realize adequate prices on our minerals in the marketplace. It could be years before we receive any revenues from gold and mineral production, if ever. Thus, we may never be profitable. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a long-term basis. These circumstances raise significant doubt about our ability to continue as a going concern as described in an explanatory paragraph to our independent auditors’ report on our audited financial statements for the period ended August 31, 2007. If we are unable to continue as a going concern, investors will likely lose all of their investments in our company.
Historical production of gold at the San Juan Properties may not be indicative of the potential for future development or revenue.
          Historical production of gold and other metals and minerals from the mines encompassed under our Option Agreement cannot be relied upon as an indication that the San Juan Properties will have commercially feasible reserves. Investors in our securities should not rely on historical operations of the San Juan Properties as an indication that we will be able to place the San Juan Properties into commercial production again. We expect to incur losses unless and until such time as our property enters into commercial production and generates sufficient revenue to fund our continuing operations.
Fluctuating gold, metal and mineral prices could negatively impact our business plan.
          The potential for profitability of our gold and other metal and mineral mining operations and the value of any mining properties we may acquire will be directly related to the market price of gold and the metals and minerals that we mine. Historically, gold and other mineral prices have widely fluctuated, and are influenced by a wide variety of factors, including inflation, currency fluctuations, regional and global demand and political and economic conditions. Fluctuations in the price of gold and other minerals that we mine may have a significant influence on the market price of our common stock and a prolonged decline in these prices will have a negative effect on our results of operations and financial condition.
Reclamation obligations on the San Juan Properties and our Mill could require significant additional expenditures.
          We are responsible for the reclamation obligations related to any exploratory and mining activities located on the San Juan Properties. Since we have only begun exploration activities, we cannot estimate these costs at this time. In March 2008, the Colorado Division of Reclamation, Mining and Safety transferred the mill permit into our name, and we delivered to the Division a reclamation bond in the amount of $318,154. We have currently estimated the total reclamation costs on the Mill at $500,000 and have recorded a liability in this amount. There is a risk that the Mill reclamation costs may exceed our current estimate, and such excess could be significant. The satisfaction of current and future bonding requirements and reclamation obligations will require a significant amount of capital. There is a risk that we will be unable to fund these additional bonding requirements, and further that increases to our bonding requirements or excessive actual reclamation costs will negatively affect our financial position and results of operation.
Title to mineral properties can be uncertain, and we are at risk of loss of ownership of our property.
          Our ability to explore and mine the optioned properties depends on the validity of title to that property. The mineral properties in San Juan County subject to our Option Agreement consist of patented and unpatented mining claims. Unpatented mining claims are effectively only a lease from the federal government to extract minerals; thus an unpatented mining claim is subject to contest by third parties or the federal government. These uncertainties relate to such things as the sufficiency of mineral discovery, proper posting and marking of boundaries, failure to meet statutory guidelines, assessment work and possible conflicts with other claims not determinable from descriptions of record. Since a substantial portion of all mineral exploration, development and mining in the United States now occurs on unpatented mining claims, this uncertainty is inherent in the mining industry. We have not obtained a title opinion on the San Juan Properties we have under option. Thus, there may be challenges to the title to the properties which, if successful, could impair development and/or operations.

Our ongoing operations and past mining activities of others are subject to environmental risks, which could expose us to significant liability and delay, suspension or termination of our operations.
          Mining exploration and exploitation activities are subject to federal, state and local laws, regulations and policies, including laws regulating the removal of natural resources from the ground and the discharge of materials into the environment. These regulations mandate, among other things, the maintenance of air and water quality standards and land reclamation. They also set forth limitations on the generation, transportation, storage and disposal of solid and hazardous waste. Exploration and exploitation activities are also subject to federal, state and local laws and regulations which seek to maintain health and safety standards by regulating the design and use of exploration methods and equipment.
          Currently, federal and state agencies are threatening enforcement activities against our Company and San Juan Corp. Together with San Juan Corp. we are in the process of negotiating with such agencies on compliance requirements, liabilities and enforcement actions. We are also investigating the liability and/or potential liability that may lie with other parties that own and/or operate mines and mining claims that are adjacent to or in the vicinity of the San Juan Properties. There can, however, be no assurances that our negotiations or investigations will be successful or achieve results that are acceptable to us. Because the agencies involved, generally, can levy fines of $25,000 to $50,000 per day for each violation, issue and enforce orders for clean-up and removal, and enjoin ongoing and future activities, our inability to reach acceptable agreements the with agencies in question would have a material adverse effect on us and our ability to continue as a going concern.
          Environmental and other legal standards imposed by federal, state or local authorities are constantly evolving, and typically in a manner which will require stricter standards and enforcement, and increased fines and penalties for non-compliance. Such changes may prevent us from conducting planned activities or increase our costs of doing so, which would have material adverse effects on our business. Moreover, compliance with such laws may cause substantial delays or require capital outlays in excess of those anticipated, thus causing an adverse effect on us. Additionally, we may be subject to liability for pollution or other environmental damages that we may not be able to or elect not to insure against due to prohibitive premium costs and other reasons. Unknown environmental hazards may exist on the San Juan Properties which we hold an option on, or we may acquire properties in the future that have unknown environmental issues caused by previous owners or operators, or that may have occurred naturally.
The San Juan Properties which we have under option are subject to royalties on production.
          The mining claims that are subject to our Option Agreement with Todd C. Hennis and San Juan Corp. are subject to the following royalties: (i) 3.0% net smelter return royalty on Gold King Mine, (ii) 2.5% net profits interest on Gold King Mine, (iii) 2.0% net smelter return royalty on the Mayflower Group, (iv) 2.5% net profits interest in the Mayflower Group, and (v) a 2% net smelter royalty on the Gold King Mine. We have secured an option to purchase the first four of these royalties for $250,000, and we have the possibility to acquire the last royalty for $50,000. The option expires on November 21, 2008. If we acquire an ownership interest in the San Juan Properties by exercise of our Option Agreement, and we are successful in placing the property into production, we will be obligated to pay the royalty holders the percentages of the production and net profits disclosed above if we do not exercise our option to extinguish the royalties. Payment of these royalties will reduce our potential revenue. Further, as the documentation existing for many of these properties dates back to the late 19th century, there may be unknown encumbrances, including royalties, on these properties.
Weather interruptions in the San Juan County, Colorado area may delay or prevent exploration on the San Juan Properties
          The San Juan Properties are located in a mountainous, high alpine region of the Colorado Rocky Mountains. The area receives extreme winter conditions which delay or prevent exploration of the properties during the winter months.
We may not be successful in completing the acquisition of the Mexican silver mining company that we recently announced, and if we complete the acquisition, the properties in Mexico will be subject to regulations and political conditions in that country.

          On March 18, 2008, we announced our intention to acquire a 75% interest in Besmer, S.A. de C.V. (“Besmer”). See “Business and Properties — Recent Events.” Our potential purchase of a controlling interest in Besmer is subject to our (i) satisfactory completion of due diligence review of Besmer, (ii) reaching a definitive purchase and sale agreement with the owners, and (iii) successfully raising adequate capital to finance the purchase. As a result of these conditions and other factors, we may choose not to proceed with the proposed acquisition, or we may otherwise be unable to complete the acquisition. If we are unable to consummate the Besmer acquisition, the price of our common stock may be adversely affected.
          Even if we are successful in acquiring a controlling interest in Besmer, the mining properties owned by Besmer will be subject to the laws and political conditions of Mexico. In the past, Mexico has been subject to political instability, changes and uncertainties which may cause changes to existing government regulations affecting mineral exploration and mining activities. Civil or political unrest could disrupt our operations at any time. Exploration and mining activities may be adversely affected in varying degrees by changing government regulations relating to the mining industry or shifts in political conditions that could increase the costs related to our activities or maintaining the Besmer properties.
The integration of any companies that we acquire will present significant challenges.
          Upon completion of the proposed Besmer acquisition, or any other future acquisitions (if any), we will be required to dedicate management resources and funds to assimilate and operate the acquired companies. Issues we may face when acquiring companies include the necessity of coordinating separate organizations, integrating operations, systems and personnel with disparate business backgrounds and combining different corporate cultures. The process of combining and/or operating an acquired company may cause an interruption of the business and activities of both our company and the acquired company, which could have an adverse effect on the revenues and operating results of the combined company for an indeterminate period of time. The failure to successfully integrate any companies that we may acquire, to retain key personnel and to successfully manage the challenges presented by the integration process may prevent us from achieving the anticipated potential benefits of any such acquisition. If we fail to realize the anticipated benefits of any acquisition, the market price of our securities may be adversely affected.
Our industry is highly competitive, attractive mineral lands are scarce and we may not be able to obtain quality properties.
          We compete with many companies in the mining industry, including large, established mining companies with capabilities, personnel and financial resources that far exceed our limited resources. In addition, there is a limited supply of desirable mineral lands available for claim-staking, lease or acquisition in the United States, and other areas where we may conduct exploration activities. We are at a competitive disadvantage in acquiring mineral properties, since we compete with these larger individuals and companies, many of which have greater financial resources and larger technical staffs. Likewise, our competition extends to locating and employing competent personnel and contractors to prospect, develop and operate mining properties. Many of our competitors can offer attractive compensation packages that we may not be able to meet. Such competition may result in our company being unable not only to acquire desired properties, but to recruit or retain qualified employees or to acquire the capital necessary to fund our operation and advance our properties. Our inability to compete with other companies for these resources would have a material adverse effect on our results of operation and business.
We depend on our Chief Executive Officer and the loss of this individual could adversely affect our business.
          Our company is completely dependent on Todd C. Hennis, our President, Chief Executive Officer and Director. As of March 31, 2008, Mr. Hennis was our only full-time executive officer, and as such he is responsible for a significant portion of our operations. The loss of Mr. Hennis would significantly and adversely affect our business. In addition, because Mr. Hennis and his corporation, San Juan Corp., are the current owners of our primary asset, the Option Agreement concerning the San Juan Properties, the loss of Mr. Hennis’ services and the loss of his knowledge regarding the optioned properties would be particularly detrimental to our operations. We have no life insurance on the life of Mr. Hennis.

The nature of mineral exploration and production activities involves a high degree of risk and the possibility of uninsured losses that could materially and adversely affect our operations.
          Exploration for minerals is highly speculative and involves greater risk than many other businesses. Many exploration programs do not result in the discovery of economically feasible mineralization. Few properties that are explored are ultimately advanced to the stage of producing mines. We are subject to all of the operating hazards and risks normally incident to exploring for and developing mineral properties such as, but not limited to:
•	economically insufficient mineralized material;

•	fluctuations in production costs that may make mining uneconomical;

•	labor disputes;

•	unanticipated variations in grade and other geologic problems;

•	environmental hazards;

•	water conditions;

•	difficult surface or underground conditions;

•	industrial accidents; personal injury, fire, flooding, cave-ins and landslides;

•	metallurgical and other processing problems;

•	mechanical and equipment performance problems; and

•	decreases in revenues and reserves due to lower gold and mineral prices.
          Any of these risks can materially and adversely affect, among other things, the development of properties, production quantities and rates, costs and expenditures and production commencement dates. We currently have no insurance to guard against any of these risks. If we determine that capitalized costs associated with any of our mineral interests are not likely to be recovered, we would incur a write-down of our investment in these interests. All of these factors may result in losses in relation to amounts spent which are not recoverable.
Our operations are subject to permitting requirements which could require us to delay, suspend or terminate our operations on our mining property.
          Our operations, including our planned exploration activities on our optioned San Juan Properties, require permits from the state and federal governments. We may be unable to obtain these permits in a timely manner, on reasonable terms or at all. If we cannot obtain or maintain the necessary permits, or if there is a delay in receiving these permits, our timetable and business plan for exploration of the San Juan Properties will be adversely affected.
We do not insure against all risks to which we may be subject in our planned operations.
          While we currently maintain insurance to insure against general commercial liability claims, our insurance will not cover all of the potential risks associated with our operations. For example, our current insurance policy associated with the inactive Pride of the West Mill is only in force if the mill is vacant and not in operation. We may also be unable to obtain insurance to cover other risks at economically feasible premiums or at all. Insurance coverage may not continue to be available, or may not be adequate to cover the claims against such insurance. In addition, there are some risks which cannot be insured against, such as environmental damage. Losses from these events may cause us to incur significant costs that could materially adversely affect our financial condition and our ability to fund activities on our property. A significant loss could force us to reduce or terminate our operations.
Risks Associated with Our Common Stock
Trading on the OTC Bulletin Board may be volatile and sporadic, which could depress the market price of our common stock and make it difficult for our stockholders to resell their shares.
          Our common stock is quoted on the OTC Bulletin Board service of the Financial Industry Regulatory Authority (“FINRA”). Trading in stock quoted on the OTC Bulletin Board is often thin and characterized by wide fluctuations in trading prices due to many factors that may have little to do with our operations or business prospects. This volatility could depress the market price of our common stock for reasons unrelated to operating performance. Moreover, the OTC Bulletin Board is not a stock exchange, and trading of securities on the OTC

Bulletin Board is often more sporadic than the trading of securities listed on other stock exchanges such as the NASDAQ Stock Market, New York Stock Exchange or American Stock Exchange. Accordingly, our shareholders may have difficulty reselling any of their shares.
Our stock is a penny stock. Trading of our stock may be restricted by the SEC’s penny stock regulations and the FINRA’s sales practice requirements, which may limit a stockholders ability to buy and sell our stock.
          Our stock is a penny stock. The SEC has adopted Rule 15g-9 which generally defines penny stock to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and accredited investors. The term accredited investor refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customers account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability or willingness of broker-dealers to trade our securities. We believe that the penny stock rules discourage broker-dealer and investor interest in, and limit the marketability of, our common stock.
FINRA sales practice requirements may also limit a stockholders ability to buy and sell our stock.
          In addition to the penny stock rules promulgated by the SEC, which are discussed in the immediately preceding risk factor, FINRA rules require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit the ability to buy and sell our stock and have an adverse effect on the market value for our shares.
A small number of existing shareholders own a significant portion of our common stock, which could limit other shareholders’ ability to influence the outcome of any shareholder vote.
          Our Chief Executive Officer beneficially owns approximately 41.2% of our common stock as of March 31, 2008. Under our articles of incorporation and the laws of the State of Nevada, the vote of a majority of the shares voting at a meeting at which a quorum is present is generally required to approve most shareholder action. As a result, our CEO will be able to significantly influence the outcome of shareholder votes for the foreseeable future, including votes concerning the election of directors, amendments to our articles of incorporation or proposed mergers or other significant corporate transactions.

We have never paid a dividend on our common stock and we do not anticipate paying any in the foreseeable future.
          We have not paid a cash dividend on our common stock to date, and we do not intend to pay cash dividends in the foreseeable future. Our ability to pay dividends will depend on our ability to successfully develop one or more properties and generate revenue from operations. Notwithstanding, we will likely elect to retain any earnings, if any, to finance our growth. Future dividends may also be limited by bank loan agreements or other financing instruments that we may enter into in the future. The declaration and payment of dividends will be at the discretion of our Board of Directors.
The sale of our common stock by the selling shareholders may depress the price of our common stock due to the limited trading market which exists.
          Due to a number of factors, including the lack of listing of our common stock on a national securities exchange, the trading volume in our common stock has historically been limited. Trading volume over the last 12 months has been sporadic with no trades on many business days. As a result, the sale of a significant amount of common stock by the selling shareholders may depress the price of our common stock. As a result, you may lose all or a portion of your investment.
We have not voluntarily implemented various corporate governance measures, in the absence of which, shareholders may have more limited protections against interested director transactions, conflicts of interest and similar matters.
          Recent federal legislation, including the Sarbanes-Oxley Act of 2002, has resulted in the adoption of various corporate governance measures designed to promote the integrity of the corporate management and the securities markets. Some of these measures have been adopted in response to legal requirements. Others have been adopted by companies in response to the requirements of national securities exchanges, such as the NYSE or The NASDAQ Stock Market, on which their securities are listed. Among the corporate governance measures that are required under the rules of national securities exchanges and NASDAQ are those that address board of directors’ independence, audit committee oversight and the adoption of a code of ethics. While our Board of Directors has adopted a Code of Ethics and Business Conduct, we have not yet adopted any of these corporate governance measures and, since our securities are not listed on a national securities exchange or NASDAQ, we are not required to do so. It is possible that if we were to adopt some or all of these corporate governance measures, shareholders would benefit from somewhat greater assurances that internal corporate decisions were being made by disinterested directors and that policies had been implemented to define responsible conduct. For example, in the absence of audit, nominating and compensation committees comprised of at least a majority of independent directors, decisions concerning matters such as compensation packages to our senior officers and recommendations for director nominees may be made by a majority of directors who have an interest in the outcome of the matters being decided. Prospective investors should bear in mind our current lack of corporate governance measures in formulating their investment decisions.
Forward-Looking Statements
          This prospectus contains forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995 concerning our ability to develop and produce gold or other precious metals from the San Juan Properties, our future business plans and strategies, the proposed acquisition of other companies, future revenue, the receipt of working capital, and other statements that are not historical in nature. In this prospectus, forward-looking statements are often identified by the words “anticipate,” “plan,” “believe,” “expect,” “estimate,” and the like. These forward-looking statements reflect our current beliefs, expectations and opinions with respect to future events, and involve future risks and uncertainties which could cause actual results to differ materially from those expressed or implied.
          In addition to the specific factors identified under “RISK FACTORS” above, other uncertainties that could affect the accuracy of forward-looking statements include:
•	decisions of foreign countries and banks within those countries;

•	technological changes in the mining industry;

•	our costs;

•	the level of demand for our products;

•	changes in our business strategy;

•	interpretation of drill hole results and the geology, grade and continuity of mineralization;

•	the uncertainty of reserve estimates and timing of development expenditures; and

•	commodity price fluctuations.
          This list, together with the risk factors identified above, is not exhaustive of the factors that may affect any of our forward-looking statements. You should read this prospectus completely and with the understanding that our actual future results may be materially different from what we expect. These forward-looking statements represent our beliefs, expectations and opinions only as of the date of this prospectus. We do not intend to update these forward looking statements except as required by law. We qualify all of our forward-looking statements by these cautionary statements.
     Prospective investors are urged not to put undue reliance on forward-looking statements.
USE OF PROCEEDS
          We will not receive any of the proceeds from the sale of common stock or Warrants by the selling shareholders. However, if all of the Warrants are exercised, we would receive aggregate proceeds of $4,379,300. Proceeds from the exercise of the Warrants would be added to our working capital and used for general corporate purposes.
          Pending utilization, any proceeds received from exercise of the Warrants may be invested in bank deposits, interest-bearing accounts and short-term government obligations.
BUSINESS AND PROPERTIES
Background
          Colorado Goldfields Inc. (“we,” “us,” or the “Company”) is a mining exploration stage company engaged in the acquisition and exploration of mineral properties, primarily for gold and other metals. We hold an option to acquire up to an 80% undivided interest in certain properties located in San Juan County, Colorado. These properties consist of 44 patented and 13 unpatented mining claims in the Gold King and Mogul Mine properties, and a 70% undivided interest in 19 patented mining claims in the Mayflower Mine. We refer to these claims as the “San Juan Properties” throughout this Prospectus. We are presently in the exploration stage at the San Juan Properties. We have not generated revenue from mining operations.
          We were organized under the laws of the State of Nevada on February 11, 2004 under the name Garpa Resources Inc. On June 18, 2007, we changed our name to Colorado Goldfields Inc.
          Our principal executive offices are located at 10920 West Alameda Avenue, Suite 207, Lakewood, Colorado, 80226 and our telephone number is (303) 984-5324. Our common stock is quoted on the OTC Bulletin Board System under the symbol “CGFI.”
          In early 2005, we acquired two mining claims in the Red Lake Mining District, Ontario, Canada from an independent prospector for $10,000. Under the Ontario Mining Act, title to Ontario mining claims can only be held by individuals or Canadian corporations. Because of this regulation, our president at the time held the mining claims in trust for us. In 2005, we spent approximately $12,500 on a ground magnetic survey and soil geochemical survey on the claims which identified a linear magnetic low trending across the property. Considering our focus on our option to acquire an interest in the San Juan Properties, we elected not to continue exploration and have abandoned these claims.
Our Business
          As an exploration stage mining company, our activities are currently focused on exploration, geological evaluation and feasibility studies on the San Juan Properties for gold and other metals and, where warranted, efforts to develop and construct mining and processing facilities. We may enter into joint ventures, partnerships or other arrangements to accomplish these activities. Additionally, we acquired the Pride of the West Mill located in Howardsville, Colorado in June 2007. The mill is currently not operational. We hope to address the issues on the mill in 2008 and bring the mill to operating standards.
          From time to time, we may also consider the acquisition of other mining companies or their mining properties, such as the proposed acquisition of Besmer, S.A. de C.V., which is described in the section below.
Recent Events
Letter of Intent for Mexican Silver Mining Company
          On March 12, 2008, we entered into a Letter of Intent (“LOI”) to potentially acquire 75% of the outstanding shares of Besmer, S.A. de C.V. (Besmer), of Durango, Mexico from its three shareholders. Besmer is currently operating the El Barreno, Remedios, and La Zacatecana silver mines in the states of Zacatecas and Durango, Mexico, and also operates the Bocas Hacienda flotation mill near Suchil, Mexico. In connection with execution of the LOI, we made a $50,000 earnest money deposit with the selling shareholders.
          The LOI provides that if a definitive agreement is reached, we will pay the shareholders a purchase price of $3 million for 75% of the outstanding shares of Besmer and also provide Besmer with a loan of up to $5 million, subject to project economics acceptable to us. The purpose of the loan will be to provide Besmer with capital to acquire additional mining properties, increase production capacity at its existing mines and mill, and purchase additional machinery and equipment to support the increased production and capacity. The loan will be provided on an interest-free basis. Under the LOI, we are to pay the $3 million purchase price as follows:

•	$750,000 upon execution of definitive purchase agreements; and

•	the balance of $2,250,000 by delivery of a promissory note in that amount, principal payable over four years with quarterly principal payments of $140,625 plus interest at 6% on the unpaid principal balance

          In addition, the LOI contemplates that Besmer will grant a 2% Net Smelter Royalty to the selling shareholders on the existing Besmer-owned concessions, although the agreement provides that we will have the right to extinguish the royalty within a four year period for a payment of $350,000, or partial extinguishment may also be paid on a per mine basis.
          The LOI provides us with a 60-day due diligence period under which we will have full access to Besmer’s (i) management and financial and legal advisers, and (ii) books, records, contracts, technical reports and other documents. In addition, the LOI contains a no-shop clause whereby the sellers have agreed not to pursue, solicit or negotiate with other parties for the sale of their stock or control of Besmer until the LOI is terminated.
          Under the terms of the LOI, either party may terminate the LOI during the 60-day due diligence period. In addition, the LOI will automatically terminate if definitive agreements are not entered into by May 25, 2008. With respect to the $50,000 earnest money deposit we made with the shareholders, such fee is non-refundable unless during our due diligence efforts we discover material discrepancies in connection with Besmer’s financial, legal, property ownership or environmental matters or operating conditions.
          The LOI also requires that the definitive agreements concerning the acquisition include an anti-dilution provision whereby we agree not to dilute the selling shareholders remaining 25% interest in Besmer. Thus, future funding of Besmer will need to be made through loans or other means that does not reduce their remaining ownership interest.
          In connection with the LOI, we have agreed to pay two individuals a business brokerage fee for locating and introducing us to Besmer. The fee is conditioned upon our entering into a definitive agreement with Besmer and obtaining adequate financing. If such conditions are met, we have agreed to pay these individuals $20,000 in cash and issue them 180,000 shares of our restricted common stock.
          In late April 2008, subject to finalizing a mutually acceptable loan agreement, we agreed to loan Besmer $100,000 to fund initial payments on options for certain mineral property concessions near the Chalchihuites Mining District in the State of Zacatecas, Mexico. The loan is non-interest bearing, and if the Besmer acquisition is completed, then the loan will be considered an advance towards the $5 million loan that we have agreed to provide under the LOI. If we do not complete the acquisition, the loan will be due within 60 days and is secured by the mineral option concessions which the loan is funding.
          We intend to raise capital through private sales of our common stock within the next two months in order to enable us to complete this potential acquisition, although no assurance can be made that we will be successful in raising adequate funds.
Private Placement of Securities
          In November 2007, we entered into private placement subscription agreements for 8,758,600 Units with 24 offshore subscribers and four U.S. subscribers at a price of US$0.375 per unit (US $0.75 per Unit before taking into effect our forward stock split of our authorized, issued and outstanding common stock as reported in our Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission (“SEC”) on November 2, 2007), for an aggregate subscription amount of approximately US$3,284,500. Each Unit consisted of one share of common stock and one common stock purchase warrant, which warrant entitles the holder to purchase one additional share of our common stock at a price of US$0.50 per share (or US$1.00 pre-split), for a period of two years from the closing of the private placement. We did not use the services of a placement agent although we have paid a finder fee of $250,000 to a European company in connection with their introductions to offshore subscribers.
          Pursuant to each subscription agreement executed in connection with the private placement, we agreed to, among other things, register for resale all of the shares of common stock issued to the subscribers and the common stock issuable to each subscriber upon due exercise of their respective warrants (except that if the SEC limits the number of shares of common stock that may be registered on a registration statement, then the number of shares to be registered shall be reduced accordingly). Under the agreements, we must file a registration statement registering for resale the shares within 60 calendar days following the closing of the private placement. Furthermore, we are to use commercially reasonable efforts to cause such registration statement to become effective within 120 calendar days after the closing of the private placement (or, in the event of a full review of the registration statement by the SEC, 180 calendar days after the closing of the private placement). If the registration statement is not filed on a timely basis or is not declared effective by the SEC for any reason on a timely basis, we will be required to make a payment to the subscribers in an amount equal to 2.0% of the purchase price paid for the Units by the subscriber for each Unit then held by the subscriber, and an additional 2.0% payment each 30-day period thereafter until the registration statement is filed or declared effective by the SEC, as the case may be; provided, however, that in no event shall these late registration payments, if any, exceed in the aggregate 15.0% of the total purchase price paid for all Units sold in the private placement. This prospectus is part of a registration statement that was filed with the SEC to meet the registration requirements of the private placement.
          We issued the Units to non-U.S. persons (as that term is defined in Regulation S of the Securities Act of 1933) without registration in reliance upon the exemptions from registration set forth in Regulation S and/or Section 4(2) of the Securities Act of 1933. We issued the Units to the U.S. subscribers without registration in reliance upon the exemptions from registration set forth in Rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933.

Option Agreement Concerning the San Juan Properties
     Effective June 17, 2007, we entered into an option agreement (“Option Agreement”) with Todd C. Hennis, our President and Chief Executive Officer, and San Juan Corp., a company controlled by Mr. Hennis, whereby we were granted the exclusive right and option to acquire up to an 80% undivided right, title and interest in the San Juan Properties. Please see “Properties” below for further information regarding the terms of the Option Agreement and description of the San Juan Properties subject to the option.
Executive Employment Agreement
          In connection with the Option Agreement, we entered into an Executive Employment Agreement effective on June 17, 2007 with Mr. Hennis, whereby we employed him as our Chief Executive Officer and President, for a term of 18 months (subject to renewal). See “Management — Executive Employment Agreement.”
Properties
Overview
          The San Juan Properties which we have under option consist of three separate mines encompassing 63 patented mining claims and 13 unpatented mining claims. All three mines (the Gold King, Mogul and Mayflower), each of which is more fully described below, were actively mined during the early to mid 1900’s, although they have been relatively dormant for the past 15 years. We are presently in the beginning exploration stage for gold and other metals on the San Juan Properties. As a result, we have not commissioned or received a feasibility study with regard to any of the San Juan Properties.
          While all three mines have been actively mined in the past, because the SEC permits only the disclosure of proven or probable reserves, which in turn, require, among other things, the preparation of a feasibility study demonstrating the economic feasibility of mining and processing the mineralization, no proven or probable reserves have been established for any of the San Juan Properties.
Terms of our Option and Related Agreements on the San Juan Properties
          Effective June 17, 2007, we entered into an option agreement (“Option Agreement”) with Todd C. Hennis and San Juan Corp., a company controlled by Mr. Hennis (collectively the “Optionors”), whereby we were granted the exclusive right and option to acquire up to an 80% undivided right, title and interest in the San Juan Properties. In connection with that transaction, Mr. Hennis became our President, Chief Executive Officer and Director. The option was amended on November 8, 2007, and is currently exercisable as follows:
(i)	an undivided 40% interest in the San Juan Properties will vest when we have incurred expenditures of not less than $6,000,000 on the San Juan Properties, provided that such expenditures must be incurred within five years from the date of the Option Agreement;

(ii)	an additional undivided 20% interest in the San Juan Properties will vest when: (a) we have incurred additional expenditures of not less than $3,500,000 on the San Juan Properties, provided that such expenditures must be incurred within 7.5 years from the date of the Option Agreement, and (b) we issue, subject to compliance with applicable securities laws, 10,000,000 shares of our common stock to the Optionors; and

(iii)	an additional undivided 20% interest in the San Juan Properties (for an aggregate of 80%) will vest when: (a) we have incurred additional expenditures of not less than $3,500,000 on the San Juan Properties, provided that such expenditures must be incurred within 10 years from the date of the Option Agreement, and (b) we issue, subject to compliance with applicable securities laws, an additional 10,000,000 shares of our common stock, to the Optionors.
          Pursuant to the Option Agreement, we paid the Optionors a cash payment of $50,000 in August 2007. In addition, in order to keep the option in good standing, we must make payments to the Optionors as follows:
(i)	cash payment of $100,000 within one year from the date of the Option Agreement;

(ii)	cash payment of an additional $200,000 within two years from the date of the Option Agreement; and

(iii)	100 troy ounces of gold contained in gold dore, or the cash equivalent thereof, within three years of the date of the Option Agreement, and annually thereafter up to and including the 10th year from the date of the Option Agreement. The foregoing payments are, however, contingent upon: (i) our successful acquisition of the Pride of the West Mill located in Howardsville, Colorado, which acquisition occurred in June of this year; and (ii) the Pride of the West Mill actually being in operation during any part of the year in which payment is due. Currently, the mill is not operational.
          Pursuant to the Option Agreement, we: (i) were appointed as the initial operator on the San Juan Properties, with certain rights and obligations as described in the Option Agreement; and (ii) agreed to execute and enter into an employment agreement with Mr. Hennis, as described below. The Option Agreement will terminate if we fail to make any of the payments required to maintain the option in good standing. Notwithstanding anything else in the Option Agreement to the contrary, we may terminate the Option Agreement within 18 months from the date of the Option Agreement by providing 10 days written notice to the Optionors.
          In connection with the Option Agreement, we also entered into a Surface Rights Agreement with the Optionors whereby we were granted a right-of-way to enter upon the San Juan Properties to perform mining exploration activities while the Option Agreement is in good standing. Under the Surface Rights Agreement, we are required to:
•	prepare and present to the Optionors a development plan which details the scope and timing of exploration and mining activities on the San Juan Properties;

•	maintain the roads and power line right-of—ways;

•	construct safety fences and maintain surface facilities on the San Juan Properties;

•	maintain automobile insurance in connection with our vehicles traveling over the San Juan Properties;

•	perform restoration and reclamation on the San Juan Properties upon termination of our operations on the land, including returning the land to “Range Land” post-mining use standard as that term is used in the Colorado Mined Land Reclamation Act;

•	protect existing water resources, including mitigating or eliminating the impact of our activities on domestic or stock water wells in the vicinity of the San Juan Properties;

•	properly store and remove hazardous materials; and

•	indemnify the Optionors for losses and liabilities they may incur due to our activities on the San Juan Properties.
          We are also required to pay or reimburse the Optionors for all annual property taxes on the San Juan Properties and for any additional taxes which may be assessed on the San Juan Properties by reason of improvements that we place on the San Juan Properties. The Surface Rights Agreement terminates upon the earlier of (i) termination of the mineral rights on the San Juan Properties; (ii) complete reclamation and restoration of the San Juan Properties; (iii) termination of the Option Agreement prior to our exercising the option; (iv) failure to pay the property or other taxes on the San Juan Properties; or (v) June 17, 2032.
Ownership Maintenance Requirements on the San Juan Properties
          The patented mining claims of the Gold King, Mogul, and Mayflower Units which encompass the San Juan Properties are owned in fee simple by either Todd C. Hennis (our CEO and President) or San Juan Corp., a Colorado corporation owned by Mr. Hennis. To maintain ownership of the patented claims, they must make yearly real estate property tax payments in order to avoid tax liens that may result in loss of ownership. With respect to the unpatented mining claims, a yearly maintenance fee of $125 per claim must be paid, and a yearly Notice of Intent to Hold must be filed with the U.S. Bureau of Land Management.
          As noted above, we are required under the Surface Rights Agreement to make the property tax payments and maintenance fees on the San Juan Properties. Such expenditures are applied to our earn-in requirements under the Option Agreement.
Royalty Encumbrances
          The San Juan Properties are subject to the following royalties: (i) 3.0% net smelter return royalty on Gold King Mine, (ii) 2.5% net profits interest on Gold King Mine, (iii) 2.0% net smelter return royalty on the Mayflower Group, (iv) 2.5% net profits interest in the Mayflower Group, and (v) a 2% net smelter royalty on the Gold King Mine. We have secured an option to purchase the first four of these royalties for $250,000, and we have the possibility to acquire the last royalty for $50,000. The option expires on November 21, 2008. If we acquire an ownership interest in the San Juan Properties by exercise of our Option Agreement, and we are successful in placing the property into production, we will be obligated to pay the royalty holders the percentages of the production and net profits disclosed above if we do not exercise our option to extinguish the royalties. Payment of these royalties will reduce our potential revenue. Further, as the documentation existing for many of these properties dates back to the late 19th century, there may be unknown encumbrances, including royalties, on these properties.
The San Juan Properties
          The following describes the three separate mining units that encompass the San Juan Properties.
          Gold King Mine Property
          The Gold King Mine property consists of 27 patented mining claims covering approximately 198 acres and a total of 13 unpatented mining claims covering approximately 100 acres. Unpatented mining claims SJ-1 through SJ-11 were previously located and incorporated into the Option Agreement. In August, 2007, subsequent to our entering into the Option Agreement, unpatented mining claims SJ-4, SJ-5, SJ-6, SJ-7, SJ-8 and SJ-11 had amended location certificates filed with the U.S. Bureau of Land Management by San Juan Corp. In August, 2007, San Juan Corp. located and filed unpatented mining claims SJ-12 and SJ-13 with the U.S. Bureau of Land Management. All 27 patented mining claims and 13 unpatented mining claims are governed by the Option Agreement. These 27 patented mining claims and 13 unpatented mining claims shall be hereinafter referred to as the “Gold King Property.” The Gold King Property is located in San Juan County, Colorado, at Township 42 North, Range 7 West of the New Mexico Prime Meridian.
          As discussed below, the Gold King has a history of significant gold production, and we believe it is in a favorable geologic zone for gold mineralization called the Eureka Graben, where significant gold production has occurred in the past from the neighboring Sunnyside Mine and other properties.
          Access to the site is by county road, which is maintained by San Juan County on a seasonal basis. Road access is suitable for four-wheel drive vehicles and light to medium duty trucks. The Gold King Property is located at elevations from approximately 11,000 feet above sea level to 13,000 feet above sea level, approximately 8 miles from Silverton, Colorado. The main underground access to the Gold King Property is the Gold King Mine #7 Level, the portal for which is collapsed. The portal site is located in an avalanche prone area. The terrain is mountainous and the majority of the property is above treeline.
          The Gold King property is located in volcanic tuffs, primarily in the Upper Burns and Henson formations. The historic ore produced was banded quartz with abundant pyrite, carrying gold and silver, together with minor amounts of sphaelerite and chalcopyrite. A lesser number of veins in the Gold King property have higher base metal mineralization. The historic ore occurrences were in stringers, veins and shoots. The economic potential of the property depends on the successful identification and exploitation of gold bearing veins and ore shoots. The Gold King Unit property includes seven levels of mine workings, none of which is currently accessible. A power line in a state of disrepair leads from the local electric cooperative’s power line in the valley to the Gold King 7 Level. Major repairs will have to be done to the power line to use it in the future. Abundant water exists in the mine workings.
          The map shown below sets forth for the Gold King and Mogul Mines’ the patented and unpatented mining claims which are subject to our Option Agreement.
          History of Operations. The best estimate for historic mine production from the Gold King Mine is 665,500 tons containing 0.471 ozs/ton gold, 2.39 ozs/ton silver, 0.71% lead, and 0.52% copper. This historic mine production predominantly occurred during the period 1890 to 1920.1
          In the period 1984 to 1992, Gold King Mines Corporation (formerly Gerber Minerals Corporation) conducted exploration activities at the Gold King Mine including re-opening old workings, extending workings,

1	Source: Page i of the Evaluation Report IV on the Gold King Mines Property, San Juan County, Colorado by E.D. Black, P.E., Denver, Colorado, February 15, 1990.

surface exploration mapping and drilling, underground exploration, mapping, sampling and drilling and other activities. Previously published reports listed expenditures by Gold King Mines Corporation of $9.7 million on the Gold King Mine during this period.2 We have access to or copies of most of the geological records from this period, and have access to most of the exploration drill core produced during this period.
          Gold King Consolidated, Inc. was majority owner of Gold King Mines Corporation. In February 1990, E.D. Black, a professional engineer in Denver, Colorado prepared “Evaluation Report IV on the Gold King Mine Property, San Juan County, Silverton, Colorado” for Gold King Consolidated, Inc. In this report, Mr. Black estimated gold and silver ore reserves. Approximately 20,000 tons of this material was subsequently mined in 1990 by Sunnyside Gold Corp. as part of a joint venture with Gold King Mines Corp. No further mining activity at the Gold King property is known to have occurred since that date. Based on the reports and data we have accumulated on the Gold King property, we believe that there may be commercially viable mineralized material. However, the estimates and other data on the Gold King property that we possess are historical in nature, and we cannot place any reliance on these estimates at this time. We intend to perform our own exploration activities on the property subject to obtaining adequate financing.
          Current and Proposed Exploration Activities. We undertook a limited surface drilling program on the Gold King Property in September 2007. Due to bad ground conditions and the onset of severe winter weather, the drilling program was suspended in October 2007 after one hole was drilled on the North Vein. We intend to resume this surface drilling program in 2008 with a new drilling contractor as soon as weather conditions, availability of drilling contractor and funding permit. Please see “Exploration Costs and Plans” below for further information regarding exploration activities performed to date and our exploration plans for the future.
          We intend to re-open Gold King #7 Level, rehabilitate the existing workings, and potentially undertake mitigation activities for underground water flows as part of a proposed environmental reconnaissance, subject to (i) reaching an acceptable agreement with the United States Environmental Protection Agency (“EPA”) as further discussed below; (ii) securing necessary permits, permit renewals and authorization; and (iii) availability of funding, personnel and equipment.
          Environmental and Regulatory Issues. The Gold King Property is subject to federal, state and local regulations regarding environmental conditions at the site and activities at the site.
          In August, 2007, we filed a “Notice of Intent to Conduct Prospecting Operations for Hard Rock/Metal Mines” with the State of Colorado, Division of Reclamation, Mining and Safety governing our proposed surface drilling activities at the Gold King and Mogul Properties. We posted a bond amount of $10,834 governing the reclamation of the proposed drill sites.
          The Gold King Property has an active, acid mine drainage occurring from the Gold King #7 Level. This mine water flow has substantially increased in volume since 2000, and recent flow measurements have shown a large increase in flows. This water discharge is believed by our management to substantially originate from the 2150 vein workings of the Sunnyside Mine, which is owned by another company, and which vein workings extend into the Gold King Property. To date, our management has not been able to prove the origin of this water flow. The environmental reconnaissance discussed earlier is intended to allow the Company to prevent further potential environmental degradation from a “blow out” of potentially impounded mine waters, and to investigate potential mitigation or reduction of mine water flows. We have requested the Environmental Protection Agency to consider entering into an Administrative Order on Consent (“AOC”) to authorize us and San Juan Corp. to undertake reconnaissance and mitigation activities to hopefully prevent a potential “blow out” of underground blockages at the Gold King Mine, which if it occurred could be a potential threat to public health.
          Our intended re-opening of the Gold King mine, rehabilitation of the existing workings and potential undertaking of mitigation activities for underground water flows as part of a proposed environmental reconnaissance are subject to reaching an acceptable AOC agreement with the EPA. The Gold King Property is not currently subject to any proposed action by the EPA. We instead requested the EPA to enter into an AOC regarding the proposed

2	Source: Page 73 of the Evaluation Report IV on the Gold King Mines Property, San Juan County, Colorado by E.D. Black, P.E., Denver, Colorado, February 15, 1990.

environmental reconnaissance, and the EPA has submitted a draft AOC to the Company. We are in the process of negotiating revisions to this draft AOC. There is no assurance at the present time that an AOC acceptable to us and the EPA can be reached.
          We have received correspondence from the State of Colorado Attorney General’s Office stating that the Company was required to apply for a stormwater discharge permit for the Gold King Mine by the end of January 2008. We applied for the stormwater discharge permit in January 2008, and received Permit COR-040237 for the Gold King Mine on January 28, 2008. The stormwater permit requires a Stormwater Management Plan for the site, and we have incorporated such a plan into an existing Environmental Management Plan for the Gold King Mine. We are in negotiations with the State of Colorado Attorney General and also the Water Quality Control Division of the Colorado Department of Public Health and Environment to discuss additional issues related to permitting requirements. Currently, it appears the position of the Colorado Attorney General is that the property owner has a duty to permit the discharges in question and should work towards plans to develop the support necessary to construct the treatment works necessary to comply with a discharge permit.
          Permitting requirements can be a costly undertaking and we could be at risk now and in the future for fines and penalties if required permits are not timely in place.
          Prior to conducting further underground mine exploration or mining activities, we will have to apply for and obtain a reclamation permit from the State of Colorado Division of Reclamation, Mining and Safety.
          Mogul Mine Property
          The Mogul Mine Property consists of 17 patented mining claims which adjoin the Gold King Property. The claims cover approximately 126 acres. The historic mineralization of the Mogul Mine property has primarily been in the Mogul Vein, which is commonly held to be an extension of the George Washington vein of the Sunnyside and Brenneman Mines. The mineralization of the Mogul vein is primarily lead and zinc sulfide minerals, with some copper, silver and gold mineralization.
          The Mogul property is located in the headwaters of the North Fork of Cement Creek in Township 42 North, Range 7 West of the New Mexico Prime Meridian, San Juan County, Colorado. Access to the property is via two non-maintained county roads, suitable for four-wheel drive and light to medium duty truck traffic. We intend to conduct maintenance on these roads as needed in order to keep them passable. Such expenditures will apply towards our earn-in requirements under the Option Agreement.
          We believe that the Mogul property has significant visual surface mineralization of lead and zinc sulphides, and the Mogul Vein has surface outcrops which run for approximately 4,500 feet. We believe the Mogul Vein has significant widths, such that if exploration activities delineate sufficient grades of mineralization, potential mining widths exist.
          The Mogul property lies in volcanic tuffs, primarily the Henson and Burns Formations, that are cut by the Mogul vein, which is associated with a ring fault of the Silverton Caldera. Other minor veins exist on the property. The Mogul vein contains quartz, pyrite, sphaelerite, galena and chalcopyrite, with minor amounts of gold and silver mineralization. The Mogul unit was operated intermittently from 1901 to 1965, producing an unknown quantity of base metal ore. Three levels of workings totaling approximately 20,000 linear feet were constructed during this period. None of the workings are accessible. The economic potential of the property is for production of base metal ores, pending successful exploration activities. No power line exists to the property. Abundant water exists in the mine workings.
          Management intends to conduct limited drilling on the Mogul Mine Property in 2008, and we intend to investigate reopening one or more portals on the Mogul Mine Property to conduct environmental and other reconnaissance activities.
          The Mogul Mine Property is subject to certain local, state and federal regulations. An acid mine discharge occurs at the Mogul #1 portal, which had previously had a hydraulic bulkhead constructed in it to reduce the mine water flows. An acid water discharge occurs in the vicinity of the Grand Mogul portal, and we may reopen the Grand Mogul portal in the future to attempt to determine the origin of this discharge.

          Mayflower Mine Property
          The Mayflower Mine Property consists of a 70% undivided interest in 19 patented mining claims covering approximately 179.4 acres, or a net ownership at 70% of approximately 125.5 acres. The property is approximately 3 miles from Silverton, Colorado, and is located in Township 41 North, Range 7 West, New Mexico Prime Meridian, San Juan County, Colorado. The historic mineralization of the Mayflower Mine has consisted of base metals with some gold and silver contents. Published historic production figures for the Mayflower Mine (also known as the Shenandoah-Dives Mine) for the period 1901-1957 are 4.5 million tons containing 520,000 ounces of gold, 12.3 million ounces of silver, 18,000 tons of copper, 47,000 tons of lead and 10,000 tons of zinc.33 Some portion of this production may have originated from adjoining properties.
          The Mayflower property was one of the largest production mines in the history of the Silverton area. We believe that drilling done by a previous owner in the 1980s indicates that potentially economic mineralization exists below the main haulage level, such that if further exploration activity confirms this mineralization and a significant volume of mineralized material, then the potential exists to place this mine back into production at some point in the future.
          Access to the Mayflower property is via county road suitable for four-wheel drive vehicles. The Mayflower Vein is located in the Silverton Volcanic series. The historic economic mineralization was located in the Hanging Wall Zone and Footwall Zone, which could exceed 10 feet in width each in places. The historic ore produced was relatively low grade in precious and base metals, but with a sufficient combined value to make production economic at the time. The Main Level of the Mayflower Unit is currently inaccessible due to construction of a plug by a previous owner. No power or water supply is currently on the property.
          Management intends to conduct limited work on the Mayflower Mine Property for the foreseeable future. We intend to focus the majority of our activities on the other properties under option to the Company.
Exploration Costs and Plans
          Total costs incurred through January 31, 2008 exploring the San Juan Properties were approximately $270,000. Such cost related primarily to taking initial core samples and environmental matters. Our sampling program during 2007 followed a strict protocol regarding sample collection, sample preparation, and analytical procedures. We contracted Coast Mountain Geological Ltd. of Vancouver, British Columbia, Canada to conduct these activities and Coast Mountain followed its established protocols in all of its operations. The Coast Mountain geologist was provided an exclusive building with the geologist controlling the locked access to the work area, for examining, collecting and preparing the drill core and surface samples. Photographs were taken of all core samples and appropriately logged. The relevant sections of the core were then split, with one half of the material being prepared as samples, and the other half retained in a core library. Strict chain of custody procedures were followed by the contract geologist. At no time was any officer of the Company able to view the work area unsupervised by the geologist. Gary Schellenberg, our Vice President and Director, is a part owner and principal of Coast Mountain Geological, Ltd. Samples were sent to Acme Analytical Laboratories of Blaine, Washington, an unaffiliated contractor, for testing. It is our understanding that Acme Analytical Laboratories follows strict commercial QA/QC protocols in their handling of the samples and analytical work.
          In connection with our future sampling programs, we intend to perform these programs in compliance with Canada’s National Instrument 43-101, a rule developed by Canadian administrators which requires strict protocols and procedures governing how companies disclose scientific and technical information about their mineral projects to the public. NI-43-101 includes requirements regarding chain of custody, quality control, and qualifications of persons performing the scientific and technical services.

[3]	Page 6 of the SEG Newsletter October 1993 article entitled “Comparison of Gold-Rich and Gold-Poor Quartz-Base Metal Veins, Western San Juan Mountains, Colorado: The Mineral Point Area As An Example” by Paul J. Bartos.

          The following table sets forth our estimated exploration costs for the San Juan Properties. We estimate that these costs will be incurred over a three year period. These estimated costs may change significantly due to shortages of qualified contractors and equipment, increased government regulations or unexpected permitting issues, adverse weather, lack of capital, or other unexpected problems or issues. In addition, our management has wide discretion to reallocate exploration costs as it deems advisable.

	Estimated Exploration Costs
	(amounts in thousands)
	Gold King	Mogul	Mayflower
Geophyics	$50	$100	$—
Bonds and Permits	300	100	20
Surface Drilling	600	700	500
Underground Rehabilitation & Development	3,500	1,000	400
Underground Drilling	900	100	—
Surface and Power Improvements	150	—	40
Consultants and Studies	75	75	100
Other Costs	150	150	150

Total Estimated Costs	$5,725	$2,225	$1,210
          For each of these properties, our exploratory phased program consists of gathering and re-interpreting the historic geological information on the properties, followed by a geophysics program where suitable, followed by surface drilling. At the Gold King and Mogul Units, underground work is planned to commence in 2008 to reopen old workings and to conduct underground exploration, all subject to availability of funds, availability of contractors, and securing the necessary permits. Extension of the workings of the Gold King and Mogul Units is contemplated to allow for underground drilling and sampling activities. Based on the information gathered from these phases, additional work will be conducted.
          We currently have insufficient funds to carry out the above activities. We intend to raise capital through equity or debt offerings, although we cannot give any assurances that we will be successful in raising sufficient capital on economically feasible terms. See “Management’s Discussion and Analysis or Plan of Operation.”
          Our exploration work performed in 2007 was carried out by geological and drilling contractors. We have recently hired a mining engineer, and we are in the process of searching for an exploration manager. Additional exploration staff may be hired, subject to qualifications, availability of funds and our growth needs. We intend to contract with third parties for our geophysics, drilling and other exploration activities, subject to availability of funding and qualified contractors.
               The map shown below sets forth the Mayflower Mine’s patented and unpatented mining claims which are subject to our Option Agreement.

Pride of the West Mill
          The Pride of the West Mill is an inactive mining mill located at Howardsville, Colorado in San Juan County. The Pride of the West Mill is located on approximately 120 acres of patented mining claims on San Juan County Road 2, within a six air mile radius of the Gold King Property, the Mogul Mine Property and the Mayflower Mine Property. The physical address is 2201 County Road 2, Silverton, Colorado. No mineral is known to exist in deposit form on the property. The economic significance of the property is as a mineral processing site, with residual post-mining value.
          We purchased the Pride of the West Mill in June 2007 from Tusco, Inc., an unrelated third party, for a sale price of $900,000 and assumption of the Colorado Mined Land Reclamation Permit. We paid $250,000 of the purchase price in cash, with the remaining $650,000 paid by way of a promissory note to Tusco with interest at 7% per annum. Interest on the note of $3,791.67 is payable monthly and the entire amount is due and payable on or before June 29, 2009, and is secured by Deeds of Trust and financing statements on the mill property and equipment.
          In March 2008, the Colorado Division of Reclamation, Mining and Safety transferred the mill permit into our name, and in connection therewith, we posted a bond in the amount of $318,154 with the Division in the form of a letter of credit. Based upon an estimate received by the previous owner from a third-party mining consultant, the total reclamation costs were estimated at approximately $500,000, and our management continues to believe that such estimate is reliable. Thus, we have recorded an estimated asset obligation of $500,000 in connection with our estimated future reclamation costs.

          The Pride of the West Mill consists of a main mill building constructed mostly in the 1970s with equipment for gravity and flotation concentration of ores, an office/shop building, a laboratory building, a cyanide process plant building, a truck scale building and other support buildings. Certain improvements to the mill roof were conducted in 2007, as well as general maintenance activities. The overall condition of the buildings is good. The overall condition of the mill equipment is good, and consists of a plant to produce gravity mineral concentrates, lead sulphide, zinc sulphide, and copper sulphide floatation concentrates. The mill also has the ability to treat ores with cyanide solution to recover precious metals. The mill is readily accessible by heavy trucks, has a power substation in place, and has two water rights from Cunningham and Hematite Creeks with associated water pipelines on the property that are sufficient to supply the needs of the mill complex. An inactive assay lab is on the property, as well as an office/shop building, and associated support buildings. The main mill building is a steel frame building with concrete basement.
          The Pride of the West Mill is currently under a Cease and Desist Order from the Colorado Division of Reclamation, Mining and Safety which was issued to a previous operator. The Cease and Desist Order prohibits operation of the Pride of the West Mill until deficiencies in the mill tailing impoundment area, the mill drain water impoundment area and other deficiencies are corrected. We have met with personnel from the Colorado Division of Reclamation, Mining and Safety to discuss the correction of these deficiencies. In September-October 2007, we had contractors re-roof a substantial portion of the main mill building at a cost of approximately $90,000, and the company has engaged Vector Engineering , Inc. of Golden, Colorado to design a new tailings impoundment for the Pride of the West Mill and to address claimed deficiencies in the mill drain water impoundment. Subject to funding, regulatory and other approvals, and other factors, we are hopeful of addressing the requirements of the Cease and Desist Order in 2008.
          The following table sets forth our estimated costs to bring the mill into active status. Subject to adequate funding, we intend to begin the renovations about May, 2008, and we estimate that it will take approximately four months to complete most of the renovations.

Estimated Cost
(amounts in
thousands)
New Tailings Facility	$600
Reactivation Costs	250
Water Improvements	100
Building Maintenance	150
Total Estimated Costs	$1,100
          We have been approached by potential operators of other mines in the vicinity to potentially process their ores. We will consider processing other potential ores in order to demonstrate the operability of the Pride of the West Mill until the Company can generate sufficient ore tonnage of its own to operate the mill. There is no assurance that either of these events will occur.
          The State of Colorado caused approximately 18,000 tons of mine dump material to be placed on the raw ore stockpile area of the Pride of the West Mill under a previous operator. We believe that the Company does not have title to this material and that it would not be economical to process the material. We are seeking a solution to the disposal of this material, potentially in cooperation with the parties that placed the material on the property.
          The Pride of the West Mill is subject to certain local, state and federal regulations.
Competitive Business Conditions
          We compete with many companies in the mining business, including larger, more established mining companies with substantial capabilities, personnel and financial resources. There is a limited supply of desirable mineral lands available for claim-staking, lease or acquisition in the United States and other areas where we may conduct exploration activities. Because we compete with individuals and companies that have greater financial resources and larger technical staffs we may be at a competitive disadvantage in acquiring desirable mineral properties. From time to time, specific properties or areas which would otherwise be attractive to us for exploration or acquisition are unavailable due to their previous acquisition by other companies or our lack of financial resources. Competition in the mining industry is not limited to the acquisition of mineral properties but also extends to the technical expertise to find, advance, and operate such properties; the labor to operate the properties; and the capital needed to fund the acquisition and operation of such properties. Competition may result in our company being unable not only to acquire desired properties, but to recruit or retain qualified employees, to obtain equipment and personnel to assist in our exploration activities or to acquire the capital necessary to fund our operation and advance our properties. Our inability to compete with other companies for these resources would have a material adverse effect on our results of operation and business.
General Government Regulations
          Federal Lands. The Company’s property is situated adjacent to lands owned by the United States, which may require that the Company obtain certain special use permits in order to gain access to our land for exploration and mining activities.
          Mining Operations. The operation of mines is governed by both federal and state laws. Federal laws, such as those governing the purchase, transport or storage of explosives, and those governing mine safety and health, also apply.
          The State of Colorado likewise requires various permits and approvals before mining operations can commence, and permits and approvals which must regulate all operations. Among other things, a detailed reclamation plan must be prepared and approved, with bonding in the amount of projected reclamation costs. The bond is used to ensure that proper reclamation takes place, and the bond will not be released until that time. The Colorado Division of Reclamation, Mining and Safety is the state agency that administers the reclamation permits, mine permits and related closure plans on our property. Local jurisdictions (such as San Juan County) may also impose permitting requirements (such as conditional use permits or zoning approvals). Some permits require, or will require, monitoring, compliance, reporting, periodic renewal, or review of their conditions and may be subject to a public review process during which opposition to our proposed operations may be encountered
          Environmental Laws. Mining activities at the Company’s properties are also subject to various environmental laws, both federal and state, including but not limited to the federal National Environmental Policy Act, CERCLA (as defined below), the Resource Recovery and Conservation Act, the Clean Water Act, the Clean Air Act and the Endangered Species Act, and certain Colorado state laws governing the discharge of pollutants and the use and discharge of water. Various permits from federal and state agencies are required under many of these laws. Local laws and ordinances may also apply to such activities as siting and construction of facilities, land use, waste disposal, road use and noise levels.
          These laws and regulations are continually changing and, as a general matter, are becoming more restrictive. Colorado Goldfields’ policy is to conduct our business in a manner that safeguards public health and mitigates the environmental effects of our business activities. To comply with these laws and regulations, we have made, and in the future may be required to make, capital and operating expenditures.
          The Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (CERCLA), imposes strict, joint, and several liability on parties associated with releases or threats of releases of hazardous substances. Liable parties include, among others, the current owners and operators of facilities at which hazardous substances were disposed or released into the environment and past owners and operators of properties who owned such properties at the time of such disposal or release. This liability could include response costs for removing or remediating the release and damages to natural resources. Our properties, because of past mining activities, could give rise to potential liability under CERCLA.
          Under the Resource Conservation and Recovery Act (RCRA) and related state laws, mining companies may incur costs for generating, transporting, treating, storing, or disposing of hazardous or solid wastes associated with certain mining-related activities. RCRA costs may also include corrective action or clean up costs.
          Mining operations may produce air emissions, including fugitive dust and other air pollutants, from stationary equipment, such as crushers and storage facilities, and from mobile sources such as trucks and heavy construction equipment. All of these sources are subject to review, monitoring, permitting, and/or control requirements under the federal Clean Air Act and related state air quality laws. Air quality permitting rules may impose limitations on our production levels or create additional capital expenditures in order to comply with the permitting conditions.
          Under the federal Clean Water Act and the delegated Colorado water-quality program, point-source discharges into Waters of the State are regulated by the National Pollution Discharge Elimination System (NPDES) program. Stormwater discharges also are regulated and permitted under that statute. In Item 2, we provide more detailed discussions regarding Colorado’s positions on requirements for discharge permits and stormwater permits for Gold King Mine. Similar issues could arise for the other mines. Section 404 of the Clean Water Act regulates the discharge of dredge and fill material into Waters of the United States, including wetlands. All of those programs may impose permitting and other requirements on our operations.
          The National Environmental Policy Act (NEPA) requires an assessment of the environmental impacts of major federal actions. The federal action requirement must be satisfied if the project involves federal land or if the federal government provides financing or permitting approvals. NEPA does not establish any substantive standards, but requires the analysis of any potential impacts. The scope of the assessment process depends on the size of the project. An Environmental Assessment (EA) may be adequate for smaller projects. An Environmental Impact Statement (EIS), which is much more detailed and broader in scope than an EA, is required for larger projects. NEPA compliance requirements for any of our proposed projects could result in additional costs or delays.
          The Endangered Species Act (ESA) is administered by the U.S. Fish and Wildlife Service of the U.S. Department of Interior. The purpose of the ESA is to conserve and recover listed endangered and threatened species and their habitat. Under the ESA, endangered means that a species is in danger of extinction throughout all or a significant portion of its range. The term threatened under such statute means that a species is likely to become endangered within the foreseeable future. Under the ESA, it is unlawful to take a listed species, which can include harassing or harming members of such species or significantly modifying their habitat. Future identification of endangered species or habitat in our project areas may delay or adversely affect our operations.
          U.S. federal and state reclamation requirements often mandate concurrent reclamation and require permitting in addition to the posting of reclamation bonds, letters of credit or other financial assurance sufficient to guarantee the cost of reclamation. If reclamation obligations are not met, the designated agency could draw on these bonds or letters of credit to fund expenditures for reclamation requirements. Reclamation requirements generally include stabilizing, contouring and re-vegetating disturbed lands, controlling drainage from portals and waste rock dumps, removing roads and structures, neutralizing or removing process solutions, monitoring groundwater at the mining site, and maintaining visual aesthetics.
Employees
          As of March 31, 2008, we had four employees. We also engage independent contractors in connection with the exploration of our mining property such as contractors, drillers and geologists.
Office Facilities
          We rent offices in Lakewood, Colorado totaling approximately 320 square feet. Rent equals a total of $4,800 per year payable in monthly installments. We intend to open an office at our Pride of the West Mill in Howardsville, Colorado in San Juan County in the late Spring of 2008. We believe these arrangements are and will be adequate for our needs for the foreseeable future.

Legal Proceedings
          Except for the environmental and mining proceedings described in this prospectus and below, we are not currently subject to any legal proceedings, and to the best of our knowledge no such proceeding is threatened the results of which would have a material impact on our properties, results of operation or financial condition. Nor, to the best of our knowledge, are any of our officers or directors involved in any legal proceedings in which we are an adverse party.
          Mines and mining claims nearby the San Juan Properties are owned by other parties. Because the various mines possibly have interconnections between adits and tunnels and common stormwater conveyances and treatment sites, the environmental issues are both factually complex and legally complex. Disputes among the various property owners, over environmental liabilities, responsibility for clean-up and maintenance of the sites and facilities, and responsibility for site remediation continue. State agencies are threatening an enforcement action against our company and San Juan Corporation, the corporation which we have entered into the Option Agreement with in connection with the San Juan Properties, if permitting requirements are not met. As set forth in the Environmental and Regulatory Issues section relating to the Gold King property discussed above, our company and San Juan Corporation believe we have complied with the request of the Colorado Attorney General’s Office regarding obtaining a stormwater discharge permit for the Gold King Mine. We are in the process of negotiating with the Colorado Attorney General’s Office and the Water Quality Control Division of the Colorado Department of Public Health and Environment on compliance requirements, liabilities and enforcement actions. The State of Colorado first contacted us regarding permitting requirements on August 10, 2007. As also discussed in the Environmental and Regulatory Issues section relating to the Gold King property, the Gold King Property has an active, acid mine drainage occurring from the Gold King #7 Level. Communications with the EPA also commenced in approximately August of 2007. There is no assurance that an AOC acceptable to us and the EPA can be reached. If an AOC is not reached and there is a “blow out” of underground blockages at the Gold King Mine, it is possible the EPA will pursue an enforcement action. Generally, each agency can levy fines of $25,000 — $50,000 per day for each violation, issue and enforce orders for clean-up and removal, and enjoin ongoing and future activities. If such agencies prove knowing violations, they can seek criminal penalties. Due diligence has recently commenced and is ongoing regarding potential legal and enforcement actions.
MARKET FOR COMMON EQUITY AND
RELATED STOCKHOLDER INFORMATION
Market Information
          Our common stock has been quoted on the OTC Bulletin Board since April 6, 2006. Our trading symbol is “CGFI.OB.”
          The table below sets forth the high and low sales prices for our common stock for the periods indicated as reported by the OTCBB. Sales prices represent prices between dealers, do not include retail markups, markdowns or commissions and do not necessarily represent prices at which actual transactions were effected.*

Year Ended	High	Low
August 31, 2006
April 11 to May 31, 2006	$4.75	$Nil [1]
Fourth Quarter	0.32	0.31

August 31, 2007
First Quarter	$0.31	$0.04
Second Quarter	0.06	0.04
Third Quarter	0.19	0.04
Fourth Quarter	0.63	0.19

Year Ended	High	Low
August 31, 2008
First Quarter	$0.85	$0.51
Second Quarter	0.85	0.55

*	We effectuated a 7.9 for one stock split effective June 18, 2007 and a two for one stock split effective October 29, 2007. The prices set forth above have been adjusted for these forward stock splits.

(1)	The low price during this period, before being adjusted for the forward stock splits, was $0.15.
          On March 31, 2008, the last reported sales price of our common stock as reported on the OTCBB was $0.58 per share. As of December 31, 2007, there were 31 holders of record of our common stock.
          We have never declared or paid dividends on our common stock. Payment of future dividends, if any, will be at the discretion of our Board of Directors after taking into account various factors, including the terms of any credit arrangements, our financial condition, operating results, current and anticipated cash needs and plans for growth. Our initial earnings, if any, will likely be retained to finance our growth. At the present time, we are not party to any agreement that would limit our ability to pay dividends.
The Securities Enforcement and Penny Stock Reform Act of 1990
               The Securities and Exchange Commission has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). Our shares are currently subject to the penny stock rules.
               A purchaser is purchasing penny stock which limits the ability to sell the stock. The shares offered by this prospectus constitute penny stock under the Securities and Exchange Act. The classification of penny stock makes it more difficult for a broker-dealer to sell the stock into a secondary market, which makes it more difficult for a purchaser to liquidate his/her investment. Any broker-dealer engaged by the purchaser for the purpose of selling his or her shares in us will be subject to Rules 15g-1 through 15g-10 of the Securities and Exchange Act. Rather than creating a need to comply with those rules, some broker-dealers will refuse to attempt to sell penny stock.
          The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the Commission, which:
•	contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;

•	contains a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of the Securities Act of 1934, as amended;

•	contains a brief, clear, narrative description of a dealer market, including “bid” and “ask” prices for penny stocks and the significance of the spread between the bid and ask price;

•	contains a toll-free telephone number for inquiries on disciplinary actions;

•	defines significant terms in the disclosure document or in the conduct of trading penny stocks; and

•	contains such other information and is in such form (including language, type, size and format) as the Securities and Exchange Commission shall require by rule or regulation.

          The broker-dealer also must provide, prior to effecting any transaction in a penny stock, to the customer:
•	the bid and offer quotations for the penny stock;

•	the compensation of the broker-dealer and its salesperson in the transaction;

•	the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and

•	monthly account statements showing the market value of each penny stock held in the customer’s account.
     In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement. These disclosure requirements have the effect of reducing the trading activity in the secondary market for our stock. Thus, stockholders may have difficulty selling their securities.
Securities Authorized for Issuance Under Equity Compensation Plans
          We did not have any equity compensation plans in effect as of the end of our most recent fiscal year ended August 31, 2007. However, on February 14, 2008, our Board of Directors unanimously approved our 2008 Stock Incentive Plan (the “2008 Plan”). The purpose of the Plan is to retain current, and attract new, employees, directors, consultants and advisors that have experience and ability, along with encouraging a sense of proprietorship and interest in the Company’s development and financial success. The Board of Directors believes that option grants and other forms of equity participation are an increasingly important means of retaining and compensating employees, directors, advisors and consultants. The 2008 Plan authorizes us to issue up to 9,600,000 shares of our common stock which represented slightly less then 10% of our outstanding shares at the time the plan was adopted. The plan allows us to grant tax-qualified incentive stock options, non-qualified stock options and restrictive stock awards to employees, directors and consultants of our company.
          In order to be able to grant qualified “incentive stock options” under the 2008 Plan in accordance with Section 422 of the Internal Revenue Code, as amended, we must obtain shareholder approval of the 2008 Plan within 12 months before or after the 2008 Plan was adopted. Accordingly, we intend to submit the 2008 Plan to a vote of our shareholders at our next annual meeting of shareholders. To the extent that the 2008 Plan is not approved by our shareholders at the annual meeting, the 2008 Plan will nonetheless continue in existence as a valid plan, but any stock options granted under the 2008 Plan will be non-qualified stock options for tax purposes.
          Unless terminated earlier by the Board, the 2008 Plan will expire on February 13, 2018. In connection with the adoption of the plan, our Board granted the following stock options to the persons indicated in the table below.

		Exercise Price
Name and Position	No. of Options	Per Share
Todd C. Hennis, CEO	600,000	$0.70
Gary Schellenberg, VP	500,000	0.70
Beverly Rich, Director	50,000	0.70
Eric Owens, Director	50,000	0.70
          In addition, in March, 2008, we hired a mining engineer, and in connection therewith, granted him an option to purchase 250,000 shares at $0.60 per share. Each option vests in one-sixth increments over a three-year period.

Transfer Agent
          Empire Stock Transfer is the transfer agent for our common stock. Their address is at 2470 St. Rose Pkwy, Suite 304, Henderson, Nevada 89074, and their telephone number is (702) 818-5898.
MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION
          Our financial statements included in this Prospectus have been prepared assuming that the Company will continue as a going concern. Since our inception in February 2004, we have not generated revenue and have incurred net losses. We had a surplus in working capital of approximately $1,296,600 at February 29, 2008, incurred net losses of $300,200 and $1,504,422 for the year ended August 31, 2007 and the six months ended February 29, 2008, respectively, and an accumulated deficit during the exploration stage of $1,881,980 for the period from February 11, 2004 (inception) through February 29, 2008. Accordingly, we have not generated cash flow from operations and have primarily relied upon advances from stockholders, promissory notes and advances from unrelated parties, and equity financing to fund our operations. Due to our financial uncertainty, our independent auditors included an explanatory paragraph regarding concerns about our ability to continue as a going concern. As discussed below, we received approximately $3,284,500 from equity financings which we believe should enable us to commence mining exploration activities on the San Juan Properties and fund our operations through most of the fiscal year ended August 31, 2008. In March 2008, we signed a letter of intent to acquire a controlling interest in a Mexican company that owns and operates a producing silver mine in Mexico, which if consummated would require us to raise additional funds.
          The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts or classification of liabilities that may result from the possible inability of our company to continue as a going concern.
Introduction
          The following discussion updates our plan of operation for the foreseeable future. It also summarizes our financial condition at February 29, 2008 and compares it to our financial condition at August 31, 2007. The discussion also summarizes the results of our operations for the year ended August 31, 2007 and compares those results to the year ended August 31, 2006.
          We hold an exclusive right and option to acquire an 80% undivided right, title and interest in certain properties located in San Juan County, Colorado (the “San Juan Properties”). Please see “Item 2: Description of Properties” for a description of the mining properties which encompass the San Juan Properties. The option is currently exercisable as follows:
(i)	an undivided 40% interest in the San Juan Properties will vest when we have incurred expenditures of not less than $6,000,000 on the San Juan Properties, provided that such expenditures must be incurred within five years from the date of the Option Agreement;

(ii)	an additional undivided 20% interest in the San Juan Properties will vest when: (a) we have incurred additional expenditures of not less than $3,500,000 on the San Juan Properties, provided that such expenditures must be incurred within 7.5 years from the date of the Option Agreement, and (b) we issue, subject to compliance with applicable securities laws, 10,000,000 shares of our common stock to the Optionors; and

(iii)	an additional undivided 20% interest in the San Juan Properties (for an aggregate of 80%) will vest when: (a) we have incurred additional expenditures of not less than $3,500,000 on the San Juan Properties, provided that such expenditures must be incurred within 10 years from the date of the Option Agreement, and (b) we issue, subject to compliance with applicable securities laws, an additional 10,000,000 shares of our common stock to the Optionors.
          We intend to seek equity and/or debt funding to explore and evaluate the San Juan Properties. In November

2007, we sold 8,758,600 Units to 24 offshore subscribers and four U.S. subscribers at a price of US$0.375 per unit (US $0.75 per Unit before taking into effect our forward stock split of our authorized, issued and outstanding common stock as reported on our Current Report on Form 8-K filed with the SEC on November 2, 2007), for an aggregate subscription amount of approximately US $3,284,500. Each Unit consisted of one share of common stock and one common stock purchase warrant, which warrant entitles the holder to purchase one additional share of our common stock at a price of US$0.50 per share (or US$1.00 pre-split), for a period of two years from the closing of the private placement. We did not use the services of a placement agent although we have paid a finder fee of $250,000 to a European company in connection with their introductions to offshore subscribers.
          We have used approximately $504,000 of the proceeds to pay outstanding promissory notes and advances, approximately $125,000 to fund exploration of the San Juan Properties and additional amounts have been expended on corporate overhead. We estimate that $1.3 million of the remaining proceeds from the private placement will be used for expenditures on the San Juan Properties in 2008, with the remainder to fund our corporate overhead. As noted above, expenditures on the San Juan Properties will be credited to the $6,000,000 earn-in requirement for the initial undivided 40% ownership interest in the San Juan Properties.
Plan of Operation
          Our plan of operation for fiscal 2008 is to continue seeking funding for (i) our operations and mining exploration program on the San Juan Properties that began in the fall of 2007, and (ii) our proposed purchase of a majority of Besmer, the Mexican silver mining company. Our Option Agreement to acquire an 80% interest in the San Juan Properties requires us to expend $13 million on the properties, and we currently believe that expenditure of that amount will ready the mine for production assuming that economically feasible reserves exist, although we cannot give any assurances that additional funds will not be necessary.
          Our planned exploration activities may include data review, geologic mapping, resource modeling, geophysical surveys and modeling, re-logging of available drill core and rotary cuttings and rock chips and soil sampling programs. Geophysical surveys include gravity and IP surveys. All of these activities are designed to assist us in identifying additional targets for drilling and increasing our understanding of the San Juan Properties.
          Under our letter of intent with the shareholders of Besmer, S.A. de C.V., of Durango, Mexico, we have agreed to pay $3,000,000 for 75% of the outstanding shares of Besmer, and also provide Besmer with a loan of up to $5,000,000, subject to project economics acceptable to us. With respect to the $3,000,000 purchase price, the letter of intent contemplates that $750,000 of the purchase price would be paid upon execution of a definitive agreement, with the balance of $2,250,000 payable in quarterly installments over four years plus interest at 6% on the unpaid principal balance. In late April 2008, subject to finalizing a mutually acceptable loan agreement, we agreed to loan Besmer $100,000 to fund initial payments on options for certain mineral property concessions near the Chalchihuites Mining District in the State of Zacatecas, Mexico. The loan is non-interest bearing, and if the Besmer acquisition is completed, then the loan will be considered an advance towards the $5 million loan that we have agreed to provide under the LOI. If we do not complete the acquisition, the loan will be due within 60 days and is secured by the mineral option concessions which the loan is funding.
          Considering the foregoing, we will require significant additional capital in the near future to continue our exploration activities and purchase the 75% interest in Besmer. We cannot give any assurances that we will be successful in raising the necessary capital to fulfill our business plan and fund our operations.
Liquidity and Capital Resources
          We were formed in early 2004 and have primarily had limited activity until our acquisition of the option to acquire interests in the San Juan Properties. Since we have received no revenue from the production of gold or other metals, we have relied on funds received in connection with our equity and debt financings to finance our ongoing operations. We have experienced net losses since inception.
          We are dependent on additional financing to continue our exploration and integration efforts in the future and, if warranted, to develop and commence mining operations. Our capital requirements for the foreseeable future include continued exploration of the San Juan Properties, payments required to keep the option in good standing and our corporate overhead expenses. As of mid April 2008, we had approximately $940,000 in cash. Assuming we do not acquire the Besmer interest, based on our current estimates, we expect that we will have sufficient cash to continue a limited exploration program, pay option holding costs and pay necessary administrative expenses for the remainder of the fiscal year ending August 31, 2008, assuming no unexpected expenses. Beyond that time, we expect that we will require additional funding to continue operation. We are currently seeking arrangements to satisfy these additional capital requirements.
          As of February 29, 2008, we had cash and cash equivalents of approximately $1,393,700, other current assets of $71,600 and current liabilities of $168,700. We used cash and cash equivalents of $953,400 in operating activities for the six months ended February 29, 2008. Investing activities for the six months ended February 29, 2008 consisted of the purchase of property, plant and equipment of $181,600. Financing activities for the six months ended February 29, 2008 included net proceeds of $3,007,300 from the issuance of 8,758,600 common shares at a price of $0.375 per share from an equity private placement. Approximately $500,700 of the proceeds was used to repay promissory notes and advances during the six months ended February 29, 2008.
          During the year ended August 31, 2007, our operations were funded by the following:
•	On November 1, 2006, we borrowed $5,000 from Renfrew Ventures, Inc. and issued an unsecured, non-interest bearing demand promissory note in connection with the debt. Payment demand was made and we repaid the entire debt in June 2007.

•	On January 5, 2007, we borrowed $10,000 from Gary Schellenberg, our Chief Financial Officer and Vice President. In connection with the debt, we issued an unsecured, non-interest bearing demand promissory note. Payment demand was made and we repaid the entire debt in July 2007.

•	On May 15, 2007, we borrowed $100,000 from an unrelated third party pursuant to a Bridge Loan Agreement dated April 30, 2007. In connection with the debt, we issued a promissory note to the lender which required us to pay interest at 12% per annum, payable on a quarterly basis and all amounts owed under the note were due and payable on November 30, 2007. Using proceeds from the private placement completed in November 2007, we paid the note in its entirety, including approximately $6,200 in accrued interest.

•	From July and August 2007, we received approximately $400,000 of non-interest bearing advances from an unrelated third party. These advances were repaid from the proceeds of our private placement completed in November 2007.
          As of August 31, 2007, we had approximately $49,000 of current assets, $1.4 million of non-current assets (consisting primarily of our inactive Pride of the West Mill) $606,000 of current liabilities, and $1.15 million of non-current liabilities. As discussed above, we completed an equity private placement in November 2007 which raised approximately $3,284,500 in gross proceeds.
          In connection with the acquisition of the Pride of the West Mill, we paid $250,000 of the $900,000 purchase price in cash, with the remaining $650,000 paid by way of a promissory note to the seller with interest at 7.0% per annum. Interest on the note of $3,791.67 is payable monthly and the entire amount is due and payable on or before June 29, 2009, and is secured by Deed of Trusts and financing statements on the mill property and equipment. As noted above, we have currently estimated the entire reclamation costs on the mill property at $500,000. As part of our agreement with the seller, we have replaced the seller’s reclamation bond in the amount of $317,000 with the State of Colorado. We have submitted documents in connection with our succession as the mill operator and replacement of the reclamation bond which we will be required to post in order to assure payment of reclamation requirements.
Results of Operations
We are presently in the exploration stage of our business and have not earned any revenues to date, and we do not anticipate earning revenues until we acquire and develop mining properties with proven reserves. For the three months ended February 29, 2008, we incurred a net loss of approximately $1,179,300 compared to a net loss of approximately $16,000 for the three months ended February 28, 2007. For most of fiscal year 2007, our operations were limited. In the last two fiscal quarters of 2007, we began negotiations for and completed (i) the acquisition of the Pride of the West Mill in Howardsville, Colorado and (ii) the option agreement with Todd C. Hennis and his company, San Juan Corp., with respect to the San Juan Properties and an employment agreement with Mr. Hennis.
          The increase in our net loss in for the three months ended February 29, 2008 compared to same period in 2007 was primarily due to stock-based compensation and expenses incurred for professional fees and management costs. During February 2008, we approved a stock option plan and granted 1,600,000 options to employees, officers and directors of our company which resulted in the recognition of $862,300 of stock-based compensation for the three months ended February 29, 2008, while no such expense existed in fiscal year 2007.
          During the three months ended February 29, 2008, we incurred approximately $194,000 of legal and accounting fees compared to $12,700 of professional fees during the same period in fiscal 2007. The increase is primarily attributable to the costs associated with the securities related matters including completion of our Form 10-KSB and our company’s filing of the Form SB-2 (subsequently converted to Form S-1) during the three months ended February 29, 2008. Also in connection with our increased activities during the second quarter in fiscal 2008 and due to having a full-time employee and the hiring of a part-time chief financial officer in February, 2008, we incurred increased general and administrative expenses of approximately $111,300 compared to no similar expenses during the second quarter in fiscal 2007.
          We also had interest expense of approximately $11,400 related to the mortgage on the Pride of the West Mill during the three months ended February 29, 2008, while no similar expenses were incurred for the same period in fiscal year 2007. We also had interest income of $8,200 during the three months ended February 29, 2008 due to the investing of the net proceeds from our private placement in November 2007.
          For the six months ended February 29, 2008, we incurred a net loss of $1,504,400 compared to a net loss of $31,600 for the six months ended February 28, 2007. As noted above, we implemented a stock option plan in February 2008 which accounted for $862,300 of the increased net loss for the six months ended February 29, 2008. General and administrative costs were $192,900 versus $177 for the six months ended February 29, 2008 and February 28, 2007 respectively, and increased due to the hiring of Mr. Hennis and the costs associated with increased costs due to the business activities associated with the management of the properties and raising capital for the Company. Mineral property and exploration costs increased approximately $180,600 for the six months ended February 29, 2008 from the comparable period in fiscal year 2007 due to drilling and geological assessments at the Gold King mine.
          Professional fees were $246,300 for the six months ended February 29, 2008 versus $22,000 for the six months ended February 28, 2007 due to the additional securities and environmental work performed in the 2008 fiscal year. Interest expense of $25,500 was incurred for the six months ended February 29, 2008 primarily due to the interest payments on the mortgage on the Pride of the West Mill, while no similar expenses were incurred for the same period in fiscal year 2007.
          For the year ended August 31, 2007, we incurred a net loss of approximately $300,000 compared to a net loss of approximately $36,000 for the year ended August 31, 2006. As discussed above, for all of fiscal year 2006 and most of fiscal year 2007, our operations were limited. The increase in our net loss in fiscal 2007 compared to fiscal 2006 was primarily due to expenses incurred in connection with negotiating our option for the San Juan Properties and purchase of the Pride of the West Mill in the final few months of fiscal 2007. In fiscal 2007, we incurred approximately $126,500 of legal and accounting fees compared to $13,500 of professional fees in fiscal 2006. Also in connection with our increased activities in late fiscal year end 2007, we incurred general and administrative expenses of approximately $63,000 compared to approximately $1,000 of similar expenses in fiscal 2006. Finally, we incurred approximately $94,000 of mineral property and exploration costs in fiscal 2007 compared to $12,600 of such costs in fiscal 2006.

Critical Accounting Policies
          We have identified the following critical accounting policies which were used in the preparation of our financial statements.
          Exploration and Development Costs: Costs of acquiring mining properties and any exploration and development costs are expensed as incurred unless proven and probable reserves exist and the property is a commercially minable property. When it has been determined that a mineral property can be economically developed as a result of established proven and probable reserves, the costs to develop such property will be capitalized. Costs of abandoned projects will be charged to operations upon abandonment.
          Long-lived Assets: The Company periodically evaluates the carrying value of property, plant and equipment costs, to determine if these costs are in excess of their net realizable value and if a permanent impairment needs to be recorded. The periodic evaluation of carrying value of capitalized costs and any related property, plant and equipment costs are based upon expected future cash flows and/or estimated salvage value in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for Impairment or Disposal of Long-Lived Assets.”
          Property Retirement Obligation: SFAS 143, “Accounting for Asset Retirement Obligations,” requires the fair value of a liability for an asset retirement obligation to be recognized in the period that it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. Accretion expense is recorded in each subsequent period to recognize the changes in the liability resulting from the passage of time. Changes resulting from revisions to the original fair value of the liability are recognized as an increase or decrease in the carrying amount of the liability and the related asset retirement costs capitalized as part of the carrying amount of the related long-lived asset.
          Stock- Based Compensation: SFAS 123(R), “Share-Based Payment”, requires the recognition of the cost of employee services received in exchange for an award of equity instruments in the financial statements and is measured based on the grant date fair value of the award. SFAS 123(R) also requires the stock option compensation expense to be recognized over the period during which an employee is required to provide service in exchange for the award (the vesting period). We utilize the Black-Scholes option-pricing model to determine fair value.
Recent Pronouncements
          In February 2007, the Financial Accounting Standards Board (FASB) issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an Amendment of FASB Statement No. 115”. This statement permits entities to choose to measure many financial instruments and certain other items at fair value. Most of the provisions of SFAS No. 159 apply only to entities that elect the fair value option. However, the amendment to SFAS No. 115 “Accounting for Certain Investments in Debt and Equity Securities” applies to all entities with available-for-sale and trading securities. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provision of SFAS No. 157, “Fair Value Measurements”. The adoption of this statement is not expected to have a material effect on our financial statements.
          In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”. The objective of SFAS 157 is to increase consistency and comparability in fair value measurements and to expand disclosures about fair value measurements. SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 applies under other accounting pronouncements that require or permit fair value measurements. The provisions of SFAS No. 157 are effective for fair value measurements made in fiscal years beginning after November 15, 2007. In November 2007, the FASB announced that it would defer the effective date of SFAS 157 for one year for all non-financial assets and liabilities, except for those that are recognized or disclosed at fair value in the financial statements on a recurring basis. The adoption of this statement is not expected to have a material effect on our future reported financial position or results of operations.

          In December 2007, the FASB issued Statement of Financial Accounting Standard No. 141 (R), Business Combinations (“SFAS 141 (R)”), which becomes effective for fiscal periods beginning after December 15, 2008 (September 1, 2009 for the Company). SFAS No. 141 (R) requires all business combinations completed after the effective date to be accounted for by applying the acquisition method (previously referred to as the purchase method). Companies applying this method will have to identify the acquirer, determine the acquisition date and purchase price and recognize at their acquisition date fair values of the identifiable assets acquired, liabilities assumed, and any non-controlling interests in the acquiree. In the case of a bargain purchase the acquirer is required to reevaluate the measurements of the recognized assets and liabilities at the acquisition date and recognize a gain on that date if an excess remains. The adoption of this statement is not expected to have a material effect on our financial statements.
          In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, an Amendment of ARB 51 (“SFAS 160”) which becomes effective for fiscal periods beginning after December 15, 2008 (September 1, 2009 for the Company). This statement amends ARB 51 to establish accounting and reporting standards for the non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary. The statement requires ownership interests in subsidiaries held by parties other than the parent be clearly identified, labeled, and presented in the consolidated statement of financial position within equity, but separate from the parent’s equity. The statement also requires consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the non-controlling interest with disclosure on the face of the consolidated statement of income, of the amounts of consolidated net income attributable to the parent and to the non-controlling interest. In addition this statement establishes a single method of accounting for changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation and requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated. The adoption of this statement is not expected to have a material effect on our financial statements.
MANAGEMENT
Identify Directors and Executive Officers
          The directors named below were elected for one-year terms. Officers hold their positions at the discretion of the Board of Directors absent any employment agreements, none of which currently exist or are contemplated.
          The names, addresses and ages of each of our directors and executive officers and the positions and offices held by them, which director positions are for a period of one year, are:

		First
		Became Officer
Name and Address	Age	and/or Director	Position(s)

Todd C. Hennis	48	June 2007	Director, President, and CEO
10920 W. Alameda Ave.
Suite 207
Lakewood, CO 80226

C. Stephen Guyer	54	February 2008	Chief Financial Officer
10920 W. Alameda Ave.
Suite 207
Lakewood, CO 80226

Gary Schellenberg	49	February 2004	Director and VP Exploration
620-650 West Georgia St.
Vancouver, BC V6B 4N9

Eric Owens	51	July 2007	Director
100 Adelaide Street West, Suite 405
Toronto, Ontario M5H 1S3

Beverly Rich	56	July 2007	Director
1553 Greene St.
Silverton, CO 81433
TODD C. HENNIS, President, CEO and Director. Mr. Hennis has 24 years experience in the mining and metals business. He is president and owner of Salem Minerals, Inc. (1987-present), San Juan Corp. (1997-present), both private mining companies headquartered in Colorado. San Juan Corp. owns the Mogul Mine and the Gold King Mine, consisting of a large number of patented mining claims. Mr. Hennis is also owner and president of Gladstone Corp. (2003-present), a souvenir company, and The Gladstone Institute, Inc. (2004-present), an education/mining company. Mr. Hennis graduated from Harvard College in 1982 with honors in economics, with an emphasis on natural resource industries.
STEPHEN GUYER, Chief Financial Officer. Mr. Guyer is a senior financial executive, having served as Chief Financial Officer for both public and private firms. Prior to joining Colorado Goldfields, he was a founder and Chief Executive Officer of Antelope Technologies, Inc., a privately-held international high-technology manufacturing venture with offices in both the USA and Switzerland. Mr. Guyer has also served as Chief Financial Officer for TCOM Ventures, Staff Administrators and the Moore Companies. Mr. Guyer was Chief Credit Officer for Monaco Finance and a divisional vice-president for a subsidiary of British Petroleum, and the former United Cable Television Corporation (now a part of COMCAST). Mr. Guyer holds an MBA, Finance, and Master of Arts, University of Denver, both with honors, a BA, Metropolitan State College, Magna Cum Laude, and BS, McPherson College.
GARY SCHELLENBERG, VP Exploration and Director. Mr. Schellenberg has been a Director since February 11, 2004. Mr. Schellenberg commits approximately ten hours per-week of his time to Colorado Goldfield’s business. Mr. Schellenberg is active in three other public companies on the TSX Venture Exchange in Canada and one private company. The public companies that he is involved in include TNR Gold Corp., where he is a Director and President, positions he has held since August 1990, and responsible for overseeing all business operations; Argent Resources, Ltd., where he has been a Director since November 1997; and New World Resources Corp., where he has served as a Director since March 2003. Mr. Schellenberg is also the Founder, Director and President of Coast Mountain Geological Ltd., positions he has held since April 1987, where he is responsible for overseeing all business operations. During the last five years, Mr. Schellenberg was a Director and President of Secureview Systems, Inc. (formerly International Comstock Exploration Ltd.) from December 1997 to August 2003. At International Comstock, Mr. Schellenberg was responsible for overseeing all business operations. Mr. Schellenberg graduated from the University of British Columbia in 1981 with a B.Sc. in geology.

ERIC OWENS, Director. Dr. Owens is President, Treasurer and Director of Alexandria Minerals Corp. He has 23 years experience in the mineral exploration industry in North America, Mexico and Central America. Previously, he held positions with Newmont Mining, BHP Minerals, Phelps Dodge Corp. and Echo Bay Mines. Dr. Owens graduated from the University of Western Ontario in 1992 with a Ph.D. in geology and is a licensed Professional Geologist.
BEVERLY RICH, Director. Ms. Rich has been the Treasurer for San Juan County, Colorado since 1990. She also serves as the Democratic Party Chairperson for San Juan County, Colorado and is the Democratic Chairperson for the 6th Senatorial District in Colorado. She is also Chairperson for the San Juan County Historical Society, a board she has sat upon since 1980. She also serves on the board or is a member of the Red Mountain Task Force, San Juan Regional Planning Commission, Colorado County Treasurer’s Association, Colorado Public Trustee’s Association, National Historic Landmarks Stewards Association, Colorado Preservation, Inc., and the Silverton Chamber of Commerce. Ms. Rich graduated from Fort Lewis College in Durango, Colorado and is a Certified County Treasurer, certified by the Colorado County Treasurer’s Association and Colorado State University.
Significant Employees
          We have no significant employees other than our executive officers.
Summary Compensation Table
          The following table summarizes all compensation recorded by us in the most recent fiscal year ended August 31, 2007 for our principal executive officer and chief financial officer. No officer or employee was paid in excess of $100,000 during the most recent fiscal year. Such officers are referred to herein as our “Named Executive Officers.”

Change in
						Non-	Pension and
						Equity	Nonqualified
Name						Incentive	Deferred	All other
and				Stock	Option	Plan	Compensation	Compen-
Principal		Salary	Bonus	Awards	Awards	Compen-	Earnings	sation	Total
Position	Year	($)	($)	($)	($)	sation	($)	($)	($)
Todd C. Hennis,	2007	16,000	Nil	Nil	Nil	Nil	Nil	700	16,700
President, CEO

Gary Schellenberg,	2007	4,900	Nil	Nil	Nil	Nil	Nil	Nil	4,900
VP Exploration	2006	Nil	Nil	Nil	Nil	Nil	Nil	Nil	Nil
	2005	Nil	Nil	Nil	Nil	Nil	Nil	Nil	Nil
	2004	Nil	Nil	Nil	Nil	Nil	Nil	Nil	Nil
          Mr. Schellenberg is employed with us on a part-time basis, and we have agreed to pay him at a rate of $700/day for his services to our company. We did not compensate our directors for their services in 2007.
Executive Employment Agreement
          We entered into an Executive Employment Agreement effective on June 17, 2007 with Mr. Hennis, whereby we employed him as our Chief Executive Officer and President, for a term of 18 months (subject to renewal) in consideration for, among other things: (i) a salary of $8,000 per month for the first six months, to be increased to not less than $8,500 per month thereafter; (ii) an automobile allowance of $350 per month, plus reimbursement for mileage at the IRS standard rate; (iii) certain employee benefits, including group health insurance, pension and profit sharing and other such benefits that we may elect to provide our other employees from time to time; and (iv) the agreement by us to grant a stock option to purchase up to 600,000 shares of our common stock. On February 14, 2008, our Board of Directors, with Mr. Hennis abstaining, resolved to increase Mr. Hennis’ salary to $10,000 per month effective January 17, 2008. On that same date, our Board of Directors also adopted our 2008 Stock Incentive Plan and issued Mr. Hennis an option to purchase 600,000 shares of our common stock at an exercise price of $0.70 per share.
          The Executive Employment Agreement may be terminated: (i) upon 60 days written notice of termination from either party; (ii) upon the expiration of the initial 18 month term if the parties do not renew or extend the agreement prior to expiration; or (iii) upon the death of Mr. Hennis. Upon the termination of the Executive Employment Agreement, Mr. Hennis will be entitled to separation pay as follows:
(i)	if terminated by us, Mr. Hennis shall receive one month of base compensation for each year of service. Base compensation includes salary in effect at the time of termination, continued participation in our company’s group health insurance plan, continued life insurance coverage and, at Mr. Hennis’ expense, continued access to certain other insurance plans of our company;

(ii)	if Mr. Hennis resigns within 90 days following a change of control of our company, Mr. Hennis shall receive one month of base compensation (as described above), and, in addition, any stock options held by Mr. Hennis shall vest immediately, all of Mr. Hennis’ shares of our common stock, which are not already freely tradeable without restriction, shall be promptly registered with the Securities and Exchange Commission, and any bonuses remaining unpaid shall be paid immediately;

(iii)	if terminated upon expiration of the Executive Employment Agreement without renewal or extension, Mr. Hennis shall receive one month of base compensation (as described above) for each year of service by Mr. Hennis as an employee of our company; and

(iv)	if Mr. Hennis passes away during the term of the Executive Employment Agreement, Mr. Hennis’ estate shall receive one month of salary for each year of service by Mr. Hennis as our employee.
          Equity Compensation Plans
          We did not have any equity compensation plans in effect as of the end of our most recent fiscal year ended August 31, 2007. However, on February 14, 2008, our Board of Directors unanimously approved our 2008 Stock Incentive Plan (the “2008 Plan”). The purpose of the Plan is to retain current, and attract new, employees, directors, consultants and advisors that have experience and ability, along with encouraging a sense of proprietorship and interest in the Company’s development and financial success. The Board of Directors believes that option grants and other forms of equity participation are an increasingly important means of retaining and compensating employees, directors, advisors and consultants. The 2008 Plan authorizes us to issue up to 9,600,000 shares of our common stock which represented slightly less then 10% of our outstanding shares at the time the plan was adopted. The plan allows us to grant tax-qualified incentive stock options, non-qualified stock options and restrictive stock awards to employees, directors and consultants of our company.
          In order to be able to grant qualified “incentive stock options” under the 2008 Plan in accordance with Section 422 of the Internal Revenue Code, as amended, we must obtain shareholder approval of the 2008 Plan within 12 months before or after the 2008 Plan was adopted. Accordingly, we intend to submit the 2008 Plan to a vote of our shareholders at our next annual meeting of shareholders. To the extent that the 2008 Plan is not approved by our shareholders at the annual meeting, the 2008 Plan will nonetheless continue in existence as a valid plan, but any stock options granted under the 2008 Plan will be non-qualified stock options for tax purposes.
          Unless terminated earlier by the Board, the 2008 Plan will expire on February 13, 2018. In connection with the adoption of the plan, our Board granted the following stock options to the persons indicated in the table below.

		Exercise Price
Name and Position	No. of Options	Per Share
Todd C. Hennis, CEO	600,000	$0.70
Gary Schellenberg, VP	500,000	0.70
Beverly Rich, Director	50,000	0.70
Eric Owens, Director	50,000	0.70
          In addition, in March, 2008, we hired a mining engineer, and in connection therewith, granted him an option to purchase 250,000 shares at $0.60 per share. The option vests in one-sixth increments over a three-year period.
Indemnification and Limitation on Liability of Directors
          Our Articles of Incorporation and Bylaws provide that we must indemnify, to the fullest extent permitted by the laws of the State of Nevada, any of our directors, officers, employees or agents made or threatened to be made a party to a proceeding, by reason of the person serving or having served in a capacity as such, against judgments, penalties, fines, settlements and reasonable expenses incurred by the person in connection with the proceeding if certain standards are met.
          The Nevada Revised Statutes allows indemnification of directors, officers, employees and agents of a company against liabilities incurred in any proceeding in which an individual is made a party because he or she was a director, officer, employee or agent of the company if such person conducted himself in good faith and reasonably believed his actions were in, or not opposed to, the best interests of the company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A person must be found to be entitled to indemnification under this statutory standard by procedures designed to assure that disinterested members of the board of directors have approved indemnification or that, absent the ability to obtain sufficient numbers of disinterested directors, independent counsel or shareholders have approved the indemnification based on a finding that the person has met the standard. Indemnification is limited to reasonable expenses.
          At present, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents where indemnification will be required or permitted. Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable.
          Our Articles of Incorporation limit the liability of our directors to the fullest extent permitted by law. Specifically, our directors will not be personally liable for monetary damages for breach of fiduciary duty as directors, except for:
•	any breach of the duty of loyalty to us or our stockholders;

•	acts or omissions not in good faith or that involved intentional misconduct or a knowing violation of law;

•	dividends or other distributions of corporate assets that are in contravention of certain statutory or contractual restrictions;

•	violations of certain laws; or

•	any transaction from which the director derives an improper personal benefit.
          Liability under federal securities law is not limited by our Articles of Incorporation.

Certain Relationships and Related Transactions
          On January 5, 2007, we borrowed $10,000 from Gary Schellenberg, our Chief Financial Officer and Vice President. In connection with the debt, we issued an unsecured, non-interest bearing demand promissory note. Payment demand was made and we repaid the entire debt in July 2007.
          On June 17, 2007, and as amended on November 8, 2007, Todd C. Hennis, our President and Chief Executive Officer, and San Juan Corp., which is wholly-owned by Mr. Hennis (collectively, the “Optionors”), entered into an Option Agreement whereby Mr. Hennis and San Juan granted us an exclusive option to acquire up to an undivided 80% mineral interest in and to certain mining properties and claims located in San Juan County, Colorado that they own (the “San Juan Properties”). Pursuant to the Option Agreement, we paid Mr. Hennis and San Juan Corp. a cash payment of $50,000 in August 2007. The option is currently exercisable as follows:
(i)	an undivided 40% interest in the San Juan Properties will vest when we have incurred expenditures of not less than $6,000,000 on the San Juan Properties, provided that such expenditures must be incurred within five years from the date of the Option Agreement;

(ii)	an additional undivided 20% interest in the San Juan Properties will vest when: (a) we have incurred additional expenditures of not less than $3,500,000 on the San Juan Properties, provided that such expenditures must be incurred within 7.5 years from the date of the Option Agreement, and (b) we issue, subject to compliance with applicable securities laws, 10,000,000 shares of our Common Stock to the Optionors; and

(iii)	an additional undivided 20% interest in the San Juan Properties (for an aggregate of 80%) will vest when: (a) we have incurred additional expenditures of not less than $3,500,000 on the San Juan Properties, provided that such expenditures must be incurred within 10 years from the date of the Option Agreement, and (b) we issue, subject to compliance with applicable securities laws, an additional 10,000,000 shares of our Common Stock, to the Optionors.
          In addition, in order to keep the option in good standing, we must make payments to the Optionors as follows:
(i)	cash payment of $100,000 within one year from the date of the Option Agreement;

(ii)	cash payment of an additional $200,000 within two years from the date of the Option Agreement; and

(iii)	100 troy ounces of gold contained in gold dore, or the cash equivalent thereof, within three years of the date of the Option Agreement, and annually thereafter up to and including the 10th year from the date of the Option Agreement. The foregoing payments are, however, contingent upon: (i) our successful acquisition of the Pride of the West Mill located in Howardsville, Colorado, which acquisition occurred in June of this year; and (ii) the Pride of the West Mill actually being in operation during any part of the year in which payment is due. Currently, the mill is not operational.
          In connection with the Option Agreement, we also entered into a Surface Rights Agreement with Mr. Hennis and San Juan Corp. whereby we were granted a right-of-way to enter upon the San Juan Properties to perform mining exploration activities while the Option Agreement is in good standing. Under the Surface Rights Agreement, among other things, we are required to perform restoration and reclamation on the San Juan Properties, reimburse Mr. Hennis and San Juan Corp. for all property taxes on the San Juan Properties and indemnify them for losses they may incur due to our activities.
          On June 17, 2007, in connection with the Option Agreement, we entered into an Executive Employment Agreement with Mr. Hennis whereby Mr. Hennis became our President and CEO and a member of our Board of Directors. Further, on June 14, 2007, Mr. Hennis purchased 2,500,000 shares (39,500,00 shares post-splits) of our Common Stock from Gary Schellenberg, representing 44.8% of the outstanding Common Stock of the Company at the time of this related transaction.

          During the years ended August 31, 2007 and 2006 we recognized a total of $4,500 and $6,000 respectively for donated services at $500 per month and $2,250 and $3,000 respectively for donated rent at $250 per month provided by Gary Schellenberg, our CFO and director.
          During the year ended August 31, 2007, we incurred $6,377 in legal fees and mineral and exploration costs associated with services performed for or on behalf of affiliated companies owned by Mr. Hennis.
          Todd C. Hennis, our President, Chief Executive Officer and Director, is the owner Salem Minerals Inc., Gladstone Corporation, and The Gladstone Institute, Inc., (collectively, the “Hennis Companies”) all of which are companies which hold interests in mining properties and related equipment or engage in activities related to the mining industry. Due to our need of additional part-time administrative, operational and maintenance personnel, our Board of Directors, with Mr. Hennis abstaining, has authorized us to use as necessary, on a per hour contract basis, employees of the Hennis Companies to perform administrative, operational, maintenance and other necessary duties on our behalf. In consideration of such services, we have agreed to reimburse the Hennis Companies for the actual hourly rate paid by the Hennis Companies to such employee plus reimbursement of workers’ compensation costs related to such employee. In addition, to cover the Hennis Companies’ other costs associated with such employees, we have agreed to pay an additional fee of 10% of the base amount paid for use of such employees.
          In September and October 2007, we hired Coast Mountain Geological, Ltd., to take a core sample collection, sample preparation, and analytical procedures at the Gold King Mine. Coast Mountain is a Vancouver, British Columbia, Canada-based mining exploration consultant. Gary Schellenberg, our Vice President and Director, is a part owner and principal of Coast Mountain. We paid Coast Mountain approximately $37,900 in connection with its consulting services.
Director Independence
          Our common stock is listed on the OTC Bulletin Board inter-dealer quotation system, which does not have director independence requirements. For purposes of determining director independence, we have applied the definition set forth in NASDAQ Rule 4200(a)(15). The following directors are considered “independent” as defined under Rule 4200(a)(15): Eric Owens and Beverly Rich. Todd C. Hennis would not be considered “independent” under the NASDAQ rule due to the fact that he is an employee of our company.
Board Meetings
          During most of the fiscal year ended August 31, 2007, we had one director, Gary Schellenberg, due to the fact that our company had limited operations and our efforts centered towards searching for suitable mining properties. Thus, no formal Board meetings were held during the fiscal year ended August 31, 2007, and Board actions were taken by written consent. As we added Mr. Hennis to the Board in June of 2007, and recently added two independent Board members, Owens and Rich. We anticipate more formal Board meetings for fiscal year 2008.
Audit, Compensation and Nominating Committees
          As noted above, our common stock is listed on the OTC Bulletin Board, which does not require companies to maintain audit, compensation or nominating committees. Until recently, we have had limited operations and were managed by a sole director who also acted as our sole employee. Considering the foregoing and the fact that we are an early stage exploration company, we do not maintain standing audit, compensation or nominating committees. The functions typically associated with these committees are performed by the entire Board of Directors. With the recent addition of Hennis and two independent Board members, Owens and Rich, the Company intends to form formal committees during fiscal year 2008.
          Although there is no formal process in place regarding the consideration of any director candidates recommended by security holders, our Board of Directors will consider a director candidate proposed by a shareholder. A candidate must be highly qualified in terms of business experience and be both willing and expressly interested in serving on the Board. A shareholder wishing to propose a candidate for the Board’s consideration should forward the candidate’s name and information about the candidate’s qualifications to Colorado Goldfields

Inc., Board of Directors, 10920 West Alameda Avenue, Suite 207, Lakewood, Colorado 80226, Attn.: Todd C. Hennis, CEO. Submissions must include sufficient biographical information concerning the recommended individual, including age, employment history for at least the past five years indicating employer’s names and description of the employer’s business, educational background and any other biographical information that would assist the Board in determining the qualifications of the individual. The Board will consider recommendations received by a date not later than 120 calendar days before the date our proxy statement was released to shareholders in connection with the prior year’s annual meeting for nomination at that annual meeting. The Board will consider nominations received beyond that date at the annual meeting subsequent to the next annual meeting.
          The Board evaluates nominees for directors recommended by shareholders in the same manner in which it evaluates other nominees for directors. Minimum qualifications include the factors discussed above.
Shareholder Communications
          We do not have a formal shareholder communications process. Shareholders are welcome to communicate with the Company by forwarding correspondence to Colorado Goldfields Inc., Board of Directors, 10920 West Alameda Avenue, Suite 207 Lakewood, Colorado 80226, Attn.: Todd C. Hennis, CEO and Director.
SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Security Ownership of Certain Beneficial Owners and Management
          The following table sets forth certain information regarding the beneficial ownership of the Company’s Common Stock as of March 31, 2008, by (i) each person known by the Company to beneficially own more than five percent of the outstanding shares of Common Stock, (ii) the nominees and each current director and named executive officer of the Company and (iii) all executive officers and directors as a group. Except as indicated, the persons named in the table have sole voting and investment power with respect to all shares beneficially owned. Except as indicated, the address of each of the persons named in the table is that of the Company’s principal executive offices. As of January 31, 2008, there were 1,185,000,000 shares of our common stock authorized and 96,843,600 shares outstanding.

		Amount and
		Nature of
		Beneficial		Percentage of
Title of Class	Name and Address of Beneficial Owner	Ownership		Common Stock
Common Stock	Todd C. Hennis	40,100,000	(1)	41.2%
	10920 W. Alameda Avenue, Suite 207
	Lakewood, CO 80226
Common Stock	Gary Schellenberg	500,000	(2)	*
	620-650 West Georgia Street
	Vancouver, BC V6B 4N9 CANADA
Common Stock	Beverly Rich	50,000	(2)	*
	1553 Greene Street
	Silverton, CO 81433
Common Stock	Eric Owens	50,000	(2)	*
	100 Adelaide Street West, Suite 405
	Toronto, ON M5H 1S3 CANADA
Common Stock	All officers and directors (4 persons)	40,700,000		41.5%

*	Less than 1%.

(1)	All shares are owned directly. Includes options to purchase 600,000 shares of common stock at $0.70 per share which are currently exercisable.

(2)	Represents an option to purchase shares of common stock at $0.70 per share which is currently exercisable.

Changes in Control
          In a filing with the SEC, Todd C. Hennis, our President and Chief Executive Officer, reported that he had purchased 39,500,000 shares of our common stock in a private transaction on June 17, 2007. As a result of this transaction, Mr. Hennis owns approximately 41.2% of our outstanding common stock as of February 15, 2008.
          We know of no other arrangement or events, the happening of which may result in a change of control.
SELLING SHAREHOLDERS
          On behalf of the selling shareholders, we have agreed to file a registration statement with the SEC covering the resale of our common stock described in this prospectus. We have also agreed to use our reasonable efforts to keep the registration statement effective and update the prospectus until the securities owned by the selling shareholders have been sold or may be sold without registration or prospectus delivery requirements under the 1933 Act. We will pay the costs and fees of registering the shares, but the selling shareholders will pay any brokerage commissions, discounts or other expenses relating to the sale of the shares.
          The registration statement which we have filed with the SEC, of which this prospectus forms a part, covers the resale of our common stock by the selling shareholders from time to time under Rule 415 of the 1933 Act. Our agreement with the selling shareholders was entered into with the intention of providing those shareholders with additional liquidity in respect of their ownership of shares of our common stock. The selling shareholders may offer our securities covered under this prospectus for resale from time to time. The selling shareholders may also sell, transfer or otherwise dispose of all or a portion of our securities in transactions exempt from the registration requirements of the 1933 Act. See , “Plan of Distribution”
          The table below presents information as of March 31, 2008 regarding the selling shareholders and the shares of our common stock that the selling shareholders may offer and sell from time to time under this prospectus. The table is prepared based on information supplied to us by those shareholders. Although we have assumed, for purposes of the table below, that the selling shareholders will sell all of the securities offered by this prospectus, because they may offer all or some of the securities in transactions covered by this prospectus or in another manner, no assurance can be given as to the actual number of shares that will be resold by the selling shareholders. Information covering the selling shareholders may change from time to time, and changed information will be presented in a supplement to this prospectus or an amendment to the registration statement if and when required. Except as described above, there are no agreements, arrangements or understandings with respect to resale of any of the securities covered by this prospectus.

	Number of		Number of
	Shares	Number of	Shares
	Beneficially	Shares	Beneficially	Percentage of Ownership
Name of	Owned Before	to be	Owned After	Before	After
Selling Shareholder	Offering	Offered(1)	Offering(2)	Offering	Offering(2)
Aeneas Mackay Millennium Trust	100,000	100,000	-0-	*	*
Bates, Ken	100,000	100,000	-0-	*	*
Casey Early Opportunity Resource Fund, LLC	800,000	800,000	-0-	*	*
Casey, Douglas	533,332	533,332	-0-	*	*
Centrum Bank AG [3]	4,000,000	4,000,000	-0-	4.1%	*
Chartek Consultants Ltd.	100,000	100,000	-0-	*	*
Clarke, Virginia	100,000	100,000	-0-	*	*
Datmix Investments Ltd.	60,000	60,000	-0-	*	*
Dragon Equities Ltd.	60,000	60,000	-0-	*	*
Elliott, David	400,000	400,000	-0-	*	*
Evancio, Terry	200,000	200,000	-0-	*	*
Garrett, Olivier	40,000	40,000	-0-	*	*
Guichon, Laurence	200,000	200,000	-0-	*	*
Haywood Securities Inc.	1,333,200	1,333,200	-0-	1.4%	*
Hennis, Todd C., CEO	40,100,000	1,975,000	38,125,000	41.2%	39.1
Katusa, Marin	132,000	132,000	-0-	*	*
Masterson, Daniel P.	800,000	800,000	-0-	*	*
McKim, Ed	100,000	100,000	-0-	*	*
Millerd Holdings Ltd	800,000	800,000	-0-	*	*
Nemo Asset Management Ltd.	268,000	268,000	-0-	*	*
O’Rourke, James C.	100,000	100,000	-0-	*	*
Range Global Fund Limited	2,666,668	2,666,668	-0-	2.8%	*
Remap Management Ltd.	200,000	200,000	-0-	*	*
Russell, Simon	12,000	12,000	-0-	*	*
Sequoia Aggressive Growth Fund Ltd.	3,732,000	3,732,000	-0-	3.9%	*
Shepherd, David	200,000	200,000	-0-	*	*
Trafalgar 1805 Ltd.	200,000	200,000	-0-	*	*
Turyk, Timothy	200,000	200,000	-0-	*	*
Williams, Andrew	80,000	80,000	-0-	*	*
TOTAL	57,617,200	19,492,200	38,125,000

*	Represents less than 1%

(1)	Includes shares issuable upon exercise of outstanding Warrants.

(2)	Assumes that all of the shares offered in this Prospectus are sold, of which there is no assurance.

(3)	Held by Centrum Bank AG as an agent for the beneficial owners. In compliance with Liechtenstein Banking Laws, Centrum will not disclose the names of the owners of the accounts.
          None of the selling shareholders are United States broker-dealers, nor at the time of purchase did any of the selling shareholders have any agreements or understandings, directly or indirectly, with any persons to distribute the securities. Further, except for Todd C. Hennis, none of the selling shareholders have any relationship to our company, except as a shareholder. Mr. Hennis is our Chief Executive Officer and President.
PLAN OF DISTRIBUTION
          The selling shareholders and their pledgees, donees, transferees or other successors in interest may offer the shares of our common stock and the shares underlying Warrants from time to time after the date of this prospectus and will determine the time, manner and size of each sale in the over-the-counter market, on one or more exchanges, in privately negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices. The selling shareholders may negotiate, and may pay, broker or dealers commissions, discounts or concessions for their services. In effecting sales, brokers or dealers engaged by the selling shareholders may allow other brokers or dealers to participate. However, the selling shareholders and any brokers or dealers involved in the sale or resale of the shares may qualify as “underwriters” within the meaning of Section 2(a)(11) of the 1933 Act. In addition, the brokers’ or dealers’ commissions, discounts or concessions may qualify as underwriters’ compensation under the 1933 Act.
          The methods by which the selling shareholders may sell the shares of our common stock include:
•	a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block, as principal, in order to facilitate the transaction;

•	sales to a broker or dealer, as principal, in a market maker capacity or otherwise and resale by the broker or dealer for its account;

•	ordinary brokerage transactions and transactions in which a broker solicits purchases;

•	an exchange distribution in accordance with the rules of any stock exchange on which the securities are listed;

•	privately negotiated transactions;

•	short sales;

•	through the distribution of the securities by any selling shareholder to its partners, members or stockholders;

•	any combination of these methods of sale; or

•	any other legal method.
          A selling shareholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the securities in the course of hedging the positions they assume with that selling shareholder, including without limitation, in connection with distributions of the securities by those broker-dealers. A selling shareholder may enter into option or other transactions with broker-dealers that involve the delivery of the securities offered hereby to the broker-dealers, who may then resell or otherwise transfer those securities. A selling shareholder may also loan or pledge the securities offered hereby to a broker-dealer and the broker-dealer may sell the securities offered hereby so loaned or upon a default may sell or otherwise transfer the pledged securities offered hereby.
          In addition to selling their shares under this prospectus, the selling shareholders may sell or transfer their shares by other methods not involving market makers or established trading markets, including directly by gift, distribution, or other transfer, or sell their shares under Rule 144 of the 1933 Act rather than under this prospectus, if the transaction meets the requirements of Rule 144. Any selling shareholder who uses this prospectus to sell his or her shares will be subject to the prospectus delivery requirements of the 1933 Act.
          Regulation M under the Securities Exchange Act of 1934 provides that during the period that any person is engaged in the distribution of our shares of common stock, as defined in Regulation M, such person generally may not purchase our common stock. The selling shareholders are subject to these restrictions, which may limit the timing of purchases and sales of our common stock by the selling shareholders. This may affect the marketability of our common stock.
          The selling shareholders may use agents to sell the shares. If this happens, the agents may receive discounts or commissions. The selling shareholders do not expect these discounts and commissions to exceed what is customary for the type of transaction involved. If required, a supplement to this prospectus will set forth the applicable commission or discount, if any, and the names of any underwriters, broker, dealers or agents involved in the sale of the shares. The selling shareholders and any underwriters, broker, dealers or agents that participate in the distribution of our common stock offered hereby may be deemed to be “underwriters” within the meaning of the 1933 Act, and any profit on the sale of shares by them and any discounts, commissions, concessions or other compensation received by them may be deemed to be underwriting discounts and commissions under the 1933 Act. The selling shareholders may agree to indemnify any broker or dealer or agent against certain liabilities relating to the selling of the shares, including liabilities arising under the 1933 Act.
          Upon notification by the selling shareholders that any material arrangement has been entered into with a broker or dealer for the sale of the shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the 1933 Act, disclosing the material terms of the transaction.
          We have agreed to indemnify in certain circumstances the selling shareholders against certain liabilities, including liabilities under the 1933 Act. The selling shareholders have agreed to indemnify us in certain circumstances against certain liabilities, including liabilities under the 1933 Act, as amended.
DESCRIPTION OF CAPITAL STOCK
          Our authorized capital consists of 1,185,000,000 shares of common stock, $0.001par value per share. As of March 31, 2008, we had 96,843,600 shares of common stock issued and outstanding.
          The following discussion summarizes the rights and privileges of our capital stock. This summary is not complete, and you should refer to our Articles of Incorporation, as amended, which have been filed or incorporated as an exhibit to the registration statement of which this prospectus forms a part, as well as to the Nevada Corporation Code, for a more complete description covering the rights and liabilities of shareholders.
Common Stock
          The holders of our common stock are entitled to one non-cumulative vote for each share held of record on all matters on which stockholders may vote at all meetings of our stockholders, including the election of directors. Cumulative voting for directors is not permitted. Except as provided by special agreement, the holders of common stock are not entitled to any preemptive, subscription, or conversion rights and the shares are not redeemable or convertible. All outstanding common stock is, and all common stock issuable upon exercise of Warrants offered hereby will be, when issued and paid for, fully paid and nonassessable. The number of authorized shares of common stock may be increased or decreased (but not below the number of shares then outstanding or otherwise reserved under obligations for issuance by us) by the affirmative vote of a majority of shares cast at a meeting of our shareholders at which a quorum is present.
          Our Articles of Incorporation and Bylaws do not include any provision that would delay, defer or prevent a change in control of our company. However, pursuant to the laws of the State of Nevada, certain significant transactions would require the affirmative vote of a majority of the shares eligible to vote at a meeting of shareholders which requirement could result in delays to or greater cost associated with a change in control of the company.
          The holders of our common stock have equal ratable rights to dividends, as and when declared by our Board of Directors from legally available funds. We have not paid any dividends nor do we anticipate paying any dividends on our common stock in the foreseeable future. It is our present policy to retain earnings, if any, for use in the development of our business.
          Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of our common stock are entitled to share ratably in all our assets remaining after payment to creditors and prior to distribution rights, if any, of any series of outstanding preferred stock.
Warrants
          A Warrantholder will not be deemed a shareholder of our underlying common stock until the Warrant is exercised, and as such will not have any voting rights or other such rights until the Warrants are exercised and the underlying common stock has been issued. As of March 31, 2008, we had 8,758,600 Warrants outstanding. Each Warrant is exercisable until November 14, 2009 for one share of our common stock at an exercise price of $0.50 per share. The shares of common stock issuable upon exercise of the Warrants are covered by this prospectus.

          Warrantholders may exercise their Warrants only if the common stock underlying their Warrants are covered by an effective registration statement or an exemption from registration is available under the Securities Act; provided that the common stock issuable upon their exercise are qualified for sale under the securities laws of the state in which the Warrantholder resides.
          The exercise price of the Warrants and the number of shares of common stock issuable upon exercise of the Warrants are subject to adjustment in accordance with the terms of the Certificate upon a subdivision or split of our common stock into a greater or lesser number of shares.
          In addition, if we perform a capital reorganization or reclassification, or in the case of a consolidation, merger or amalgamation with or into any other company, then the exercise price of the Warrants, and the number of shares issuable upon exercise, shall be adjusted so as to preserve as nearly as possible the rights represented by the Warrants as they presently exist.
Nevada Laws
          The Nevada Corporation Code contains a provision governing Acquisition of Controlling Interest. This law provides generally that any person or entity that acquires 20% or more of the outstanding voting shares of a publicly-held Nevada corporation in the secondary public or private market may be denied voting rights with respect to the acquired shares, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights in whole or in part. The control share acquisition act provides that a person or entity acquires control shares whenever it acquires shares that, but for the operation of the control share acquisition act, would bring its voting power within any of the following three ranges:
(a)	20 to 33 1/3%,

(b)	33 1/3 to 50%, or

(c)	more than 50%.
          A control share acquisition is generally defined as the direct or indirect acquisition of either ownership or voting power associated with issued and outstanding control shares. The stockholders or board of directors of a corporation may elect to exempt the stock of the corporation from the provisions of the control share acquisition act through adoption of a provision to that effect in the articles of incorporation or bylaws of the corporation. Our articles of incorporation and bylaws do not exempt our common stock from the control share acquisition act.
          The control share acquisition act is applicable only to shares of “Issuing Corporations” as defined by the act. An “Issuing Corporation” is a Nevada corporation, which;
(a)	has 200 or more stockholders, with at least 100 of such stockholders being both stockholders of record and residents of Nevada; and

(b)	does business in Nevada directly or through an affiliated corporation.
          At this time, we do not have 100 stockholders of record resident of Nevada nor do we do business in Nevada directly or through an affiliated corporation. Therefore, the provisions of the control share acquisition act do not apply to acquisitions of our shares and will not until such time as these requirements have been met. At such time as they may apply to us, the provisions of the control share acquisition act may discourage companies or persons interested in acquiring a significant interest in or control of the Company, regardless of whether such acquisition may be in the interest of our stockholders.
          The Nevada Combination with Interested Stockholders Statute may also have an effect of delaying or making it more difficult to effect a change in control of the Company. This statute prevents an interested stockholder and a resident domestic Nevada corporation from entering into a combination, unless certain conditions are met. The statute defines combination to include any merger or consolidation with an interested stockholder, or any sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions with an interested stockholder having:
(a)	an aggregate market value equal to 5 percent or more of the aggregate market value of the assets of the corporation;

(b)	an aggregate market value equal to 5 percent or more of the aggregate market value of all outstanding shares of the corporation; or

(c)	representing 10 percent or more of the earning power or net income of the corporation.
          An interested stockholder means the beneficial owner of 10 percent or more of the voting shares of a resident domestic corporation, or an affiliate or associate thereof. A corporation affected by the statute may not engage in a combination within three years after the interested stockholder acquires its shares unless the combination or purchase is approved by the board of directors before the interested stockholder acquired such shares. If approval is not obtained, then after the expiration of the three-year period, the business combination may be consummated with the approval of the board of directors or a majority of the voting power held by disinterested stockholders, or if the consideration to be paid by the interested stockholder is at least equal to the highest of:
(a)	the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or in the transaction in which he became an interested stockholder, whichever is higher;

(b)	the market value per common share on the date of announcement of the combination or the date the interested stockholder acquired the shares, whichever is higher; or

(c)	if higher for the holders of preferred stock, the highest liquidation value of the preferred stock.
Transfer Agent
          Empire Stock Transfer is the transfer agent for our common stock. Their address is at 2470 St. Rose Pkwy, Suite 304, Henderson, Nevada 89074, and their telephone number is (702) 818-5898.
SHARES ELIGIBLE FOR FUTURE SALE
          Sales of substantial amounts of common stock (including shares issued upon the exercise of outstanding Warrants) in the public market after this offering could cause the market price of our common stock to decline. Those sales also might make it more difficult for us to sell equity-related securities in the future or reduce the price at which we could sell any equity-related securities.
          Of the outstanding shares not offered by this prospectus, 39,826,400 shares will be eligible for sale in the future.
Rule 144
          The SEC has recently adopted amendments to Rule 144 which will become effective on February 15, 2008 and will apply to securities acquired both before and after that date. Under these amendments, a person who has beneficially owned restricted shares of our common stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale. Persons who have beneficially owned restricted shares of our ordinary shares for at least six months but who are our affiliates at the time of, or any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of either of the following:
•	1% of the total number of securities of the same class then outstanding; or

•	the average weekly trading volume of such securities during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.
provided, in each case, that we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale. Such sales both by affiliates and by non-affiliates must also comply with the manner of sale, current public information and notice provisions of Rule 144.
DISCLOSURE OF COMMISSION POSITION
ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES
          Our directors and officer are indemnified as provided by the Nevada Revised Statutes, our articles of incorporation and our bylaws.
          Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “1933 Act”) may be permitted to director, officers and controlling persons of our company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable.
ORGANIZATION WITHIN LAST FIVE YEARS
          We were organized under the laws of the State of Nevada on February 11, 2004 under the name Garpa Resources Inc. At that time, we appointed Gary Schellenberg as our sole director, Chief Executive Officer and Chief Financial Officer. In connection with our organization, we issued 2,500,000 shares of common stock (39,500,000 shares post stock splits) at a price of $0.001 per share for cash proceeds of $2,500 to Mr. Schellenberg. On June 18, 2007, we changed our name to Colorado Goldfields Inc.
WHERE YOU CAN FIND MORE INFORMATION
          We have filed with the SEC a registration statement on Form S-1 to register the shares of our common stock. This prospectus is part of that registration statement and, as permitted by the SEC’s rules, does not contain all of the information set forth in the registration statement. For further information about us or our common stock, you may refer to the registration statement and to the exhibits filed as part of the registration statement. The description of all agreements or the terms of those agreements contained in this prospectus are specifically qualified by reference to the agreements, filed or incorporated by reference in the registration statement.
          We are subject to the informational requirements of the Securities and Exchange Act of 1934, as amended and, accordingly, file reports, proxy statements and other information with the SEC. You may read and copy the registration statement, these reports and other information at the SEC’s Public Reference Rooms at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Rooms. You can also obtain copies of our SEC filings by going to the SEC’s website at http://www.sec.gov.
LEGAL MATTERS
          We have been advised on the legality of the shares of our common stock included in this prospectus by Jackson Kelly PLLC, of Denver, Colorado.
EXPERTS
          Our audited financial statements as of August 31, 2007 and for the year ended August 31, 2007, and for the period from February 11, 2004 (inception) through August 31, 2007 included in this prospectus have been included in reliance on the report of GHP Horwath, P.C., our independent registered public accounting firm, for the periods and to the extent set forth in their report (which describes an uncertainty related to our ability to continue as a going concern) appearing elsewhere herein. Our financial statements as of August 31, 2006 and for the year ended August 31, 2006, included in this prospectus have been audited by Manning Elliot LLP, Chartered Accountants, our former independent registered public accounting firm. These financial statements have been included on the authority of such firms given their authority as experts in auditing and accounting.
          Information of an historical, economic or technical nature in respect of the Gold King Mines property is included in this prospectus based upon the Evaluation Report prepared by E. D. Black, Professional Engineer.

COLORADO GOLDFIELDS INC.
INDEX TO THE FINANCIAL STATEMENTS

Index to Financial Statements - February 29, 2008 and 2007
Balance Sheets — February 29, 2008 (Unaudited) and August 31, 2007	F-2
Statements of Operations (Unaudited) For the Three and Six Months Ended February 29, 2008, February 28, 2007, and For the Period from February 11, 2004 (inception) through February 29, 2008	F-3
Statements of Cash Flows (Unaudited) For the Six Months Ended February 29, 2008, February 28, 2007, and For the Period from February 11, 2004 (inception) through February 29, 2008	F-4
Statements of Stockholders’ Equity (unaudited) For the Period February 11, 2004 (inception) through February 29, 2008	F-5
Notes to Unaudited Financial Statements — February 29, 2008	F-6

Index to Financial Statements — August 31, 2007 and 2006
Report of Independent Registered Public Accounting Firm — GHP Horwath, P.C.	F-13
Report of Independent Registered Public Accounting Firm — Manning Elliot LLP	F-14
Balance Sheet for August 31, 2007 and August 31, 2006	F-15
Statements of Operations for Years Ended August 31, 2007 and August 31, 2006	F-16
Statements of Stockholder’s Equity from February 11, 2004 to August 31, 2007	F-17
Statements of Cash Flows for Years Ended August 31, 2007 and August 31, 2006	F-18
Notes to Financial Statements — August 31, 2007	F-19

Colorado Goldfields Inc.
(Formerly Garpa Resources Inc.)
(An Exploration Stage Company)
Balance Sheets — February 29, 2008 (Unaudited) and August 31, 2007
(Expressed in US dollars)

	February 29,	August 31,
	2008	2007
	(unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$1,393,697	$22,046
Restricted cash (Note 3)	—	19,965
Prepaid expenses and other	71,596	6,739

Total Current Assets	1,465,293	48,750

Non-Current Assets
Property, plant and equipment (Note 4)	1,582,228	1,400,677
Reclamation bond (Note 4)	318,154	—
Other	26,217	14,120

Total Non-Current Assets	1,926,599	1,414,797

Total Assets	$3,391,892	$1,463,547

LIABILITIES & STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities
Accounts payable (Note 8)	$112,177	$76,446
Accrued liabilities	56,515	28,426
Advances payable (Note 5)	—	400,733
Note payable (Note 5)	—	100,000

Total Current Liabilities	168,692	605,605

Non-Current Liabilities
Long-term debt (Note 4)	650,000	650,000
Asset retirement obligation (Note 4)	500,000	500,000

Total Non-Current Liabilities	1,150,000	1,150,000

Total Liabilities	1,318,692	1,755,605

Contingencies and Commitments (Notes 6, 7, 8, 9 and 10)

Stockholders’ Equity (Deficit)
Common stock, 1,185,000,000 shares authorized, $0.001 par value; 96,843,600 shares issued and outstanding	56,250	56,250
Additional paid in capital	3,869,680	—
Donated capital	29,250	29,250
Deficit accumulated during the exploration stage	(1,881,980)	(377,558)

Total Stockholders’ Equity (Deficit)	2,073,200	(292,058)

Total Liabilities and Stockholders’ Equity	$3,391,892	$1,463,547

     (The Accompanying Notes are an Integral Part of These Financial Statements

Colorado Goldfields Inc.
(Formerly Garpa Resources Inc.)
(An Exploration Stage Company)
Statements of Operations (Unaudited) For the Three and Six Months Ended February 29, 2008, February 28,
2007, and For the Period from February 11, 2004 (inception) through February 29, 2008
(Expressed in US dollars)

					Accumulated
	For the Three	For the Three	For the Six	For the Six	from February 11,
	Months	Months	Months	Months	2004 (Date of
	Ended	Ended	Ended	Ended	Inception) to
	February 29, 2008	February 28, 2007	February 29, 2008	February 28, 2007	February 29, 2008
Revenue	$—	$—	$—	$—	$—

Interest income	(8,176)	—	(8,176)		(9,224)
Donated rent (Note 8)	—	750	—	1,500	9,750
Donated services (Note 8)	—	1,500	—	3,000	19,500
General and administrative	111,346	191	192,870	177	257,318
Stock-based compensation (Note 7)	862,337	—	862,337	—	862,337
Mineral property and exploration costs	8,428	696	185,578	4,943	314,530
Professional fees	193,969	12,700	246,347	22,020	391,169
Interest expense	11,375	—	25,466	—	36,600

Net Loss	$ (1,179,279)	$(15,837)	$(1,504,422)	$ (31,640)	$(1,881,980)

Net Loss Per Share — Basic and Diluted	($0.01)	*	($0.01)	*

Weighted Average Shares Outstanding	96,843,600	88,085,000	92,945,542	88,085,000

*	Amount is less than $(0.01) per share.

(The Accompanying Notes are an Integral Part of These Financial Statements)

Colorado Goldfields Inc.
(Formerly Garpa Resources Inc.)
(An Exploration Stage Company)
Statements of Cash Flows (Unaudited) For the Six Months Ended February 29, 2008, February 28, 2007, and
For the Period from February 11, 2004 (inception) through February 29, 2008
(Expressed in US dollars)

	For the Six	For the Six	Accumulated from
	Months	Months	February 11, 2004
	Ended	Ended	(Date of Inception) to
	February 29, 2008	February 28, 2007	February 29, 2008
Cash Flows Used in Operating Activities:

Net loss	$(1,504,422)	$(31,640)	$(1,881,980)

Adjustments to reconcile net loss to cash used in operating activities:
Donated services and rent	—	4,500	29,250
Depreciation	22	—	22
Stock-based compensation (Note 7)	862,337	—	862,337

Change in operating assets and liabilities:
Decrease in restricted cash	19,965	—	—
Increase in prepaid expenses and other	(64,857)	—	(71,596)
Increase in accounts payable	35,731	5,532	112,177
Increase in accrued liabilities	28,089	—	56,515
Increase in reclamation bond	(318,154)	—	(318,154)
Increase in other assets	(12,097)	—	(26,217)

Net cash used in operating activities	(953,386)	(21,608)	(1,237,646)

Cash Flows from Investing Activities:
Acquisition of property, plant and equipment	(181,573)	—	(432,250)

Net cash used in investing activities	(181,573)	—	(432,250)

Cash Flows From Financing Activities:
Advances received	—	—	405,733
Repayment of advances (Note 5)	(400,733)	—	(405,733)
Advances from related party	—	10,000	10,052
Repayment of advances from related party	—	—	(10,052)
Proceeds from note payable	—	5,000	100,000
Repayment of note payable (Note 5)	(100,000)	—	(100,000)
Net proceeds from issuance of common stock	3,007,343	—	3,063,593

Net cash provided by financing activities	2,506,610	15,000	3,063,593

Increase (Decrease) in Cash and cash equivalents	1,371,651	(6,608)	1,393,697

Cash and cash equivalents- Beginning of Period	22,046	9,284	—

Cash and cash equivalents- End of Period	$1,393,697	$2,676	$1,393,697

Supplemental Disclosures:
Interest paid	$25,466	$—	$33,049
Income taxes paid	$—	$—	$—

Non-cash investing and financing activities:

Acquisition of land and building:
Cash paid	$—	$—	$250,677
Mortgage note given to seller	—	—	650,000
Asset retirement obligation assumed	—	—	500,000

Assets acquired	$—	$—	$1,400,677

(The Accompanying Notes are an Integral Part of These Financial Statements)

Colorado Goldfields Inc.
(Formerly Garpa Resources Inc.)
(An Exploration Stage Company)
Statements of Stockholders’ Equity (unaudited) For the Period February 11, 2004 (inception) through
February 29, 2008
(Expressed in US dollars)

					Deficit
					Accumulated	Total
			Additional		During the	Stockholders’
	Common Stock		Paid in	Donated	Exploration	Equity
Number of Shares	Shares	Amount	Capital	Capital	Stage	(Deficit)

Balances — February 11, 2004 (Date of inception)	—	$—	$—	$—	$—	$—

Issuance of common stock for cash	39,500,000	2,500	—	—	—	2,500
Donated services and rent	—	—	—	4,500	—	4,500
Net loss	—	—	—	—	(5,898)	(5,898)

Balances — August 31, 2004	39,500,000	2,500	—	4,500	(5,898)	1,102
Issuance of common stock for cash	48,585,000	53,750	—	—	—	53,750
Donated services and rent	—	—	—	9,000	—	9,000
Net loss	—	—	—	—	(35,319)	(35,319)

Balances — August 31, 2005	88,085,000	56,250	—	13,500	(41,217)	28,533
Donated services and rent	—	—	—	9,000	—	9,000
Net loss	—	—	—	—	(36,148)	(36,148)

Balances — August 31, 2006	88,085,000	56,250	—	22,500	(77,365)	1,385
Donated services and rent	—	—	—	6,750	—	6,750
Net loss	—	—	—	—	(300,193)	(300,193)

Balances — August 31, 2007	88,085,000	56,250	—	29,250	(377,558)	(292,058)
Issuance of common stock for cash (net of offering costs of $277,132) (Note 7)	8,758,600	—	3,007,343	—	—	3,007,343
Stock-based compensation	—	—	862,337	—	—	862,337
Net loss	—	—	—	—	(1,504,422)	(1,504,422)

Balances — February 29, 2008	96,843,600	$56,250	$3,869,680	$29,250	$(1,881,980)	$2,073,200

(The Accompanying Notes are an Integral Part of These Financial Statements)

Colorado Goldfields Inc.
Formerly Garpa Resources, Inc.
(An Exploration Stage Company)
Notes to the Unaudited Financial Statements
February 29, 2008
(Expressed in US dollars)

1.	Organization, Nature of Business, Going Concern and Management’s Plans

Organization and Nature of Business:

The Company was incorporated in the State of Nevada on February 11, 2004, under the name of Garpa Resources, Inc. On June 18, 2007, the Company changed its name to Colorado Goldfields Inc. (the “Company”). The Company is an Exploration Stage Company, as defined by Statement of Financial Accounting Standard (“SFAS”) No. 7 “Accounting and Reporting for Development Stage Enterprises“. The Company’s principal business is the acquisition and exploration of mineral resources. The Company has not presently determined whether the properties it intends to acquire contain mineral reserves that are economically recoverable.

Going Concern and Management’s Plans:

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. Since its inception in February 2004, the Company has not generated revenue and has incurred net losses. The Company has a working capital surplus of $1,296,601 at February 29, 2008, incurred a net loss of $1,179,279 and $1,504,422 for the three and six months ended February 29, 2008, respectively, and a deficit accumulated during the exploration stage of $1,881,980 for the period from February 11, 2004 (inception) through February 29, 2008. Accordingly, it has not generated cash flow from operations and has primarily relied upon advances from stockholders, promissory notes and advances from unrelated parties, and equity financing to fund its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

As discussed in Note 7, the Company received gross proceeds of $3,284,475 from equity financings which will enable the Company to commence mining exploration activities on its optional properties in San Juan County, Colorado, and fund its operations through the fiscal year ended August 31, 2008. During March 2008, the Company signed a non-binding letter of intent to acquire a controlling interest in a company that owns and operates a producing mine in Mexico (Note 10) which if consummated would require the Company to raise additional funds.

The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets, or the amounts or classification of liabilities that may result form the possible inability of the Company to continue as a going concern.

2.	Summary of Significant Account Policies

a)	Basis of Presentation

The accompanying financial statements have been prepared without audit pursuant to the rules and regulations of the Securities and Exchange Commission. The financial statements reflect all adjustments (consisting of only normal recurring entries) that, in the opinion of management, are necessary to present fairly the financial position at February 29, 2008 and the results of operations and cash flows of the Company for the three and six months ended February 29, 2008 and February 28, 2007, respectively. Operating results for the three and six months ended February 29, 2008 are not necessarily indicative of the results that may be expected for the year ending August 31, 2008.

These unaudited financial statements should be read in conjunction with the Company’s audited financial statements and footnotes thereto included in its Annual Report on Form 10-KSB, and amended 10-KSB/A for the year ended August 31, 2007.

b)	Income Taxes

The Company adopted the provisions of Financial Accounting Standards Board Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty In Income Taxes, an interpretation of FASB Statements No. 109,” on September 1, 2007. There were no unrecognized tax benefits and accordingly, there was no effect on the Company’s financial condition or results of operations as a result of implementing FIN 48.

The Company files income tax returns in the U.S. federal jurisdiction and in the state of Colorado. Management does not believe there will be any material changes in the Company’s unrecognized tax positions over the next 12 months.

The Company’s policy is to recognize interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense. As of the date of adoption of FIN 48, there was no accrued interest or penalties associated with any unrecognized tax benefits, nor was any interest expense recognized during the quarter.

c)	Share Based Payments

SFAS 123(R), “Share-Based Payment,” requires the recognition of the cost of employee services received in exchange for an award of equity instruments in the financial statements and is measured based on the grant date fair value of the award. SFAS 123(R) also requires the stock option compensation expense to be recognized over the period during which an employee is required to provide service in exchange for the award (the vesting period). The Company utilizes the Black-Scholes option-pricing model to determine fair value (See Note 7).

3.	Restricted Cash

During the year ended August 31, 2007, the Company prepaid $19,965 of outstanding fees and disbursements with respect to the promissory note as disclosed in Note 5. This amount, which was held in escrow by the Company’s legal representative, was ultimately used to repay the aforementioned promissory note in November 2007.

4.	Property, plant and equipment

On June 29, 2007, the Company acquired the Pride of the West Mill (the “Mill”) located in Howardsville, Colorado for consideration of $900,677 plus the assumption of an estimated asset retirement obligation of $500,000 for a total cost of $1,400,677. The Company paid the seller cash of $250,677 and the remaining $650,000 was paid through a mortgage with the seller which is secured by the property bearing interest at 7% per year with interest only payable monthly for two years, with all unpaid principal due June 29, 2009. Interest expense related to the Mill note for the three and six months ended February 29, 2008 was $11,375 and $22,750, respectively.

In connection with the acquisition of the Mill, the Company was obligated to replace a bond that the seller had on deposit with the Colorado Division of Reclamation, Mining, and Safety. In December 2007, the Company purchased a bond totaling $318,154.

Property, plant and equipment consist of the following as of February 29, 2008:

Computer equipment	$782
Mine and drilling equipment	43,878
Mobile mining equipment	46,250
Land and mill	1,491,340

1,582,250
Less accumulated depreciation	(22)

$1,582,228

A significant portion of the Company’s property, plant and equipment has not yet been placed in service. Depreciation expense for computer equipment was $22 for the three and six months ended February 29, 2008.

5.	Notes and Advances Payable

On May 15, 2007, the Company issued a promissory note to an unrelated third party in exchange for cash proceeds of $100,000. Under the terms of the promissory note, interest was accrued at 12% per annum. The promissory note, including all principal and interest totaling $106,267 was repaid on November 9, 2007. In addition, through August 2007, the Company received a total of $400,733 in unsecured non-interest bearing advances from an unrelated third party. The advances were repaid in November, 2007. The note and advances payable were repaid from the proceeds of the private placement described in Note 7.

6.	Mineral properties interests

a)	On June 17, 2007, the Company entered into an option agreement, amended November 8, 2007, among the Company as optionee, and San Juan Corp., a company controlled by Mr. Todd C. Hennis (“Hennis”) as optionors, whereby the Company was granted the exclusive right and option to acquire an 80% undivided right, title and interest in certain properties located in San Juan County, Colorado, which option is to be exercised by the Company in stages as follows:

(i)	an undivided 40% interest in the properties is to vest upon the Company incurring expenditures of not less than $5,000,000 on the properties within five years from the date of the option agreement;

(ii)	an additional undivided 20% interest in the properties is to vest upon: (a) the Company incurring additional expenditures of not less than $3,500,000 on the properties within 7.5 years from the date of the option agreement, and (b) the issuance by the Company, subject to compliance with applicable securities laws, of 10,000,000 shares (adjusted for stock splits) of the Company’s common stock; and

(iii)	an additional undivided 20% interest in the properties is to vest upon: (a) the Company incurring additional expenditures of not less than $3,500,000 on the properties within 10 years from the date of the option agreement, and (b) the issuance by the Company, subject to compliance with applicable securities laws, of 10,000,000 shares (adjusted for stock splits) of the Company’s common stock.

In addition, in order to keep the option in good standing, the Company must make payments to the optionors as follows:

(i)	cash payment of $50,000 within 30 days from the date of the option agreement (which was paid by the Company in August, 2007 and recorded as expense);

(ii)	cash payment of $100,000 within one year from the date of the option agreement;

(iii)	cash payment of $200,000 within two years from the date of the option agreement; and

(iv)	100 troy ounces of gold contained in gold ore, or the cash equivalent thereof, within three years of the date of the option agreement, and annually thereafter up to and including the 10th year from the date of the option agreement, which payments shall only be made if the Company successfully operates the Mill during any part of the year in which payment is due.

(v)	Pursuant to the option agreement, the Company: (i) has been appointed as the initial operator on the properties, with certain rights and obligations as described in the option agreement; and (ii) has executed and entered into an employment agreement with Hennis, as described in Note 8(b).

The option agreement: (i) will terminate in the event the Company fails to make any of the payments required to maintain the option in good standing; and (ii) notwithstanding anything else in the option agreement, may be terminated by the Company within 18 months from date of the option agreement by providing 10 days’ written notice to the optionors.

In connection with the option agreement, the Company also entered into a surface rights agreement with the optionors whereby the Company was granted a right-of-way to enter upon the San Juan Properties to perform mining exploration activities while the option agreement is in good standing. Under the surface rights agreement, the Company is required to:

(i)	prepare and present to the optionors a development plan which details the scope and timing of exploration and mining activities on the San Juan Properties;

(ii)	maintain the roads and power line right-of-ways;

(iii)	construct safety fences and maintain surface facilities on the San Juan Properties;

(iv)	maintain automobile insurance in connection with the Company’s vehicles traveling over the San Juan Properties;

(v)	perform restoration and reclamation on the San Juan Properties upon termination of the Company’s operations on the land, including returning the land to “Range Land” post-mining use standard as that term is used in the Colorado Mined Land Reclamation Act;

(vi)	protect existing water resources, including mitigating or eliminating the impact of the Company’s activities on domestic or stock water wells in the vicinity of the San Juan Properties;

(vii)	properly store and remove hazardous materials; and

(viii)	indemnify the optionors for losses and liabilities they may incur due to the Company’s activities on the San Juan Properties.

The Company is also required to pay or reimburse the optionors for all annual property taxes on the San Juan Properties and for any additional taxes which may be assessed on the San Juan Properties by reason of improvements that we place on the San Juan Properties. The surface rights agreement terminates upon the earlier of (i) termination of the mineral rights on the San Juan Properties; (ii) complete reclamation and restoration of the San Juan Properties; (iii) termination of the option agreement prior to our exercising the option; (iv) failure to pay the property or other taxes on the San Juan Properties; or (v) June 17, 2032.

b)	The Company finalized an option agreement on December 19, 2007, with an unrelated party, whereby the Company paid $10,000 for the rights to acquire a 3% net smelter royalty and a 2.5% net profit interest on the Gold King Mine, and a 2% net smelter royalty and 2.5% net profit interest on the Mayflower Mine for a one time payment of $250,000. The option expires on November 21, 2008.

7.	Stockholder’s Equity

Common shares

On June 18, 2007, the Company changed its name from “Garpa Resources, Inc.” to “Colorado Goldfields Inc.” and effected a 7.9 for 1 forward stock split of the authorized, issued and outstanding stock. As a result, the authorized share capital increased from 75,000,000 shares of common stock with a par value of $0.001 to 592,500,000 shares of common stock with a par value of $0.001. The issued and outstanding common shares increased from 5,575,000 shares to 44,042,500 shares. On October 29, 2007, the Company split its stock on a 2 for 1 basis. As a result, the Company’s authorized capital increased from 592,500,000 shares of common stock with a par value of $0.001 per share to 1,185,000,000 shares of common stock with a par value of $0.001 per share. All share amounts have been retroactively adjusted for all periods presented.

On November 20, 2007, the Company issued a total of 8,758,600 post-split common shares at a price of $0.375 per post-split common share under a private placement for gross proceeds of $3,284,475 (net proceeds of $3,007,343). Each common share was issued with one non-transferable share purchase warrant. Each warrant entitles the holder thereof to purchase an additional common share at a price of $0.50 per post-split share until the close of business on November 14, 2009.

The private placement provides for certain registration rights whereby the Company could incur penalties if a registration statement is not filed or declared effective by the Securities Exchange Commission (“SEC”) on a timely basis pursuant to the registration rights agreement. Under the agreements, the Company must file a registration statement registering for resale the shares within 60 calendar days following the closing of the private placement, which occurred on November 14, 2007. Furthermore, the Company is to use commercially reasonable efforts to cause such registration statement to become effective within 120 calendar days after the closing of the private placement (or, in the event of a full review of the registration statement by the SEC, 180 calendar days after the closing of the private placement). If the registration statement is not filed on a timely basis or is not declared effective by the SEC for any reason on a timely basis, the Company will be required to make a payment to the subscriber for each unit then held by the subscriber, and an additional 2.0% payment each 30-day period thereafter until the registration statement is filed or declared effective by the SEC, as the case may be; provided, however, that in no event shall these late registration payments, if any, exceed in the aggregate 15.0% of the total purchase price paid for all units sold in the private placement. Thus, the maximum monetary penalty that the Company could incur under the penalty provision of the registration rights agreement is $492,671. Under the registration rights agreements, the requirement to keep a registration statement current and effective is suspended upon the earlier of (i) the first anniversary of the closing date, (ii) the date that each investor is able to sell the shares without limitation under SEC Rule 144, or (iii) at such time that shares purchased by the investors have been sold.

The Company timely filed a registration statement to register the shares sold in the private placement, and such registration statement was chosen for full review by the SEC. Additionally, due to recent changes to SEC Rule 144, the investors will be able to sell all shares they purchased in the private placement upon the six month anniversary of the closing date. Thus, the Company has not recorded a liability in connection with the penalty provisions of the registration rights agreements because it believes that it is not probable that an event can occur which will trigger a penalty payment under the agreements.

Stock options

In February 2008, the Company approved the 2008 Stock Incentive Plan (“2008 Plan”) which provides incentive stock and non-statutory options to be granted to select employees, directors and consultants of the Company. The 2008 Plan provides that awards may be granted for up to 9,600,000 shares of the Company’s common shares. Terms of exercise, vesting and expirations of options granted under the 2008 Plan may be established at the discretion of the Board of Directors, but no option may be exercisable for more than ten years. The exercise price of an incentive stock option may not be less than 100% of the fair market value of a share on a date of grant. For a non-statutory stock option, it may not be less than 85%.

The Company recorded compensation expense related to stock options of $862,337 for the three and six month periods ended February 29, 2008. As of February 29, 2008, the Company had $254,863 of unrecognized compensation cost related to stock options, which is expected to be realized over a period of 2.5 years. During the three and six months ended February 29, 2008, the Company granted 1,600,000 options to purchase the Company’s common stock. The fair value of the options granted during the three and six months ended February 29, 2008 was estimated on grant date using the Black-Scholes option-pricing model with the following assumptions:

Volatility	185%
Dividend yield	0%
Risk-free interest rate	2.81% to 3.41%
Expected life (years)	5 to 6.5

The expected volatility was based on the historical price volatility of the Company’s common stock. The dividend yield represents the Company’s anticipated cash dividend on common stock over the expected life of the stock options. The U.S. Treasury bill rate for the expected life of the stock options was utilized to determine the risk-free interest rate. The expected term of stock options represents the period of time the stock options granted are expected to be outstanding. The Company does not have historical exercise trends to analyze. Therefore, the expected term used by management was calculated in accordance with the Staff Accounting Bulletin 107 “Share-Based Payment” (“SAB 107”) for “plain-vanilla” options.

A summary of option activity under the 2008 Plan for the six months ended February 29, 2008 is as follows:

Weighted-
		Weighted-	Average
		Average	Remaining	Aggregate
		Exercise	Contractual	Intrinsic
	Shares	Price	Life	Value

Outstanding at September 1, 2007	—	$—
Granted	1,600,000	0.71
Exercised	—	—
Cancelled	—	—

Outstanding at February 29, 2008	1,600,000	$0.71	10	$64,000

Exercisable at February 29, 2008	1,266,666	$0.70	10	$60,667

The weighted-average grant-date fair value of options granted during the six months ended February 29, 2008 was $0.70.

The following table presents information relating to nonvested stock options as of February 29, 2008:

		Weighted Average
		Grant-Date Fair
	Shares	Value

Nonvested at September 1, 2007	—	$—
Granted	1,600,000	0.70
Vested	(1,266,666)	(0.68)

Nonvested at February 29, 2008	333,334	$0.77

8.	Related Party Transactions

a)	During the three and six months ended February 28, 2007, the Company recognized $1,500 and $3,000, respectively, for donated services and $750 and $1,500, respectively, for donated rent provided by an officer and director of the Company. In addition, the Company recognized

$37,876 and $38,956 for the three and six months ended February 29, 2008, respectively for mineral property and exploration costs that were incurred by a company partially owned by an officer and director of the Company.

b)	On June 17, 2007, the Company entered into an executive employment agreement with Hennis, whereby the Company agreed to employ Hennis as Chief Executive Officer and President for the term of 18 months ending December 17, 2008, in consideration for: (1) monthly salary of $8,000 per month for the first six months, to be increased to not less than $8,500 per month thereafter; (2) monthly automobile allowance of $350 per month, plus reimbursement for mileage at the IRS standard rate; (3) certain employee benefits, including group health insurance, pension and profit sharing and other benefits elected. Pursuant to the terms of the executive employment agreement, effective January 17, 2008, Hennis’ monthly salary increased to $10,000 per month.

c)	Accounts payable at February 29, 2008, include $3,039 due to affiliated companies for general and administrative costs.

9.	Litigation

The Company is involved in various claims and legal actions arising in the ordinary course of business. Although unable to estimate minimum costs, if any, in the opinion of management, the ultimate disposition of these matters will likely not have a material adverse impact either individually or in the aggregate on future results of operations, financial position or cash flows of the Company.

10.	Subsequent Events

Letter of intent

The Company signed a letter of intent in March, 2008 to acquire a 75% of the capital stock of Besmer, S.A. de C.V. (“Besmer”). Besmer currently operates the El Barreno, Remedios, and La Zacatecana silver mines in the states of Zacatecas and Durango, Mexico, and also operates the Bocas Hacienda flotation mill near Suchil, Mexico. The letter of intent contemplates a purchase price of $3,000,000, with $750,000 payable at closing and $2,250,000 payable over a four year period with 6% interest on the unpaid balance in exchange for 75% of the outstanding shares of Besmer. The Company would also agree to provide for a loan of up to $5,000,000, subject to individual project economics acceptable to it, to expand production at the mines, payable with any future operating profits.

The Company may acquire a 2% net smelter royalty on the Besmer owned concessions within four years for $350,000. In addition, the royalty can be partially purchased by the Acquirer as follows: for the royalty rights in La Zacatecana and La Virginia, $115,500, for the royalty rights in Remedios, $105,000, for the royalty rights in El Barreno, $105,000 and for the royalty rights at Los Angeles, $24,500.

The letter of intent calls for a 60-day due diligence period and the letter of intent will terminate if definitive agreements have not been reached by May 25, 2008. The Company has paid a $50,000 deposit in connection with the letter of intent which is non-refundable unless material discrepancies are discovered during the due diligence phase.

Consulting agreement

The Company signed a two year agreement for financial consulting services beginning April 1, 2008. Under the terms of the agreement dated March 31, 2008, the Company shall pay the consultant $9,000 per quarter and shall give the consultant warrants to purchase up to 250,000 shares of the Company’s stock, of which 62,500 warrants will vest on the agreement date and 62,500 warrants will vest upon each six month anniversary of the agreement date. The warrants have an exercise price of $0.58 per share and have a two year life.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors and Stockholders
Colorado Goldfields Inc.
We have audited the accompanying balance sheet of Colorado Goldfields Inc. (an Exploration Stage Company) as of August 31, 2007, and the related statements of operations, cash flows and stockholders’ deficit for the year ended August 31, 2007, and for the period from February 11, 2004 (inception) through August 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Colorado Goldfields Inc. as of August 31, 2007, and the results of its operations and cash flows for the year ended August 31, 2007, and for the period from February 11, 2004 (inception) through August 31, 2007, in conformity with accounting principles generally accepted in the United States of America.
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company incurred a net loss of $300,193 for the year ended August 31, 2007, and a deficit accumulated during the exploration stage of $377,558 for the period from February 11, 2004 (inception) through August 31, 2007. The Company also has a limited history and no revenue producing operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans with regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
/s/ GHP HORWATH, P.C.
Denver, Colorado
December 21, 2007

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders of
Colorado Goldfields Inc. (formerly Garpa Resources Inc.) (An Exploration Stage Company)
We have audited the balance sheet of Colorado Goldfields Inc. (formerly Garpa Resources Inc.)(An Exploration Stage Company) as of August 31, 2006 and the related statements of operations, cash flows and stockholders’ equity for the year then ended and accumulated from February 11, 2004 (Date of Inception) to August 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Colorado Goldfields Inc. (formerly Garpa Resources Inc.) (An Exploration Stage Company) as of August 31, 2006, and the results of its operations and its cash flows for the year then ended and accumulated from February 11, 2004 (Date of Inception) to August 31, 2006, in conformity with accounting principles generally accepted in the United States.
The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has not generated any revenues and has incurred losses from operations since inception. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also discussed in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
/s/ MANNING ELLIOTT LLP
CHARTERED ACCOUNTANTS
Vancouver, Canada
November 16, 2006

COLORADO GOLDFIELDS INC.
Formerly Garpa Resources, Inc. (An Exploration Stage Company)
Balance Sheet
(Expressed in US Dollars)

	August 31,	August 31,
	2007	2006
ASSETS
Current Assets
Cash	$22,046	$9,284
Restricted cash (Note 3)	19,965	—
Prepaid expenses	6,739	—

Total Current Assets	48,750	9,284

Non-Current Assets
Land and building (Note 7)	1,400,677	—
Other	14,120	—

Total Non-Current Assets	1,414,797	—

Total Assets	$1,463,547	$9,284

LIABILITIES & STOCKHOLDERS’ DEFICIT

Current Liabilities
Accounts payable (Note 6)	$76,446	$2,458
Accrued liabilities	28,426	5,441
Advances payable (Note 4)	400,733	—
Note payable (Note 4)	100,000	—

Total Current Liabilities	605,605	7,899

Non-Current Liabilities
Long-term debt (Note 7)	650,000	—
Asset retirement obligation (Note 7)	500,000	—

Total Non-Current Liabilities	1,150,000	—

Total Liabilities	1,755,605	7,899

Contingencies and Commitments (Notes 4, 6, 7, 9 and 10)

Stockholders’ Deficit
Common stock, 1,185,000,000 shares authorized; $0.001 par value; 88,085,000 shares issued and outstanding	56,250	56,250
Donated capital	29,250	22,500
Equity (deficit) accumulated during the exploration stage	(377,558)	(77,365)

Total Stockholders’ Equity (Deficit)	(292,058)	1,385

Total Liabilities and Stockholders’ Equity (Deficit)	$1,463,547	$9,284

COLORADO GOLDFIELDS INC.
Formerly Garpa Resources, Inc. (An Exploration Stage Company)
Statements of Operations
(Expressed in US Dollars)

			Accumulated
			from
			February 11,
			2004
			(Date of
	For the Year	For the Year	Inception)
	Ended	Ended	to August 31,
	August 31, 2007	August 31, 2006	2007
Revenue	$—	$—	$—

Other (income) expense
Other income	(1,048)	—	(1,048)
Donated rent (Note 6)	2,250	3,000	9,750
Donated services ( Note 6)	4,500	6,000	19,500
General and administrative	62,948	1,059	64,448
Mineral property and exploration costs	93,862	12,564	128,952
Professional fees	126,547	13,525	144,822
Interest expense	11,134	—	11,134

Net Loss	$(300,193)	$(36,148)	$(377,558)

Net Loss Per Share - Basic and Diluted	*	*

Weighted Average Shares Outstanding	88,085,000	88,085,000

*	Amount is less than $(0.01) per share.

COLORADO GOLDFIELDS INC.
Formerly Garpa Resources, Inc. (An Exploration Stage Company)
Statements of Stockholders Equity (Deficit)
From February 11, 2004 (Date at Inception) to August 31, 2007
(Expressed in US Dollars)

				Deficit
				Accumulated	Total
				During the	Stockholders’
	Common Stock		Donated	Exploration	Equity
	Shares	Amount	Capital	Stage	(Deficit)

Balances — February 11, 2004 (Date of Inception)	—	$—	$—	$—	$
Issuance of common stock for cash	39,500,000	2,500	—	—	2,500
Donated services and rent	—	—	4,500	—	4,500
Net loss	—	—	—	(5,898)	(5,898)

Balances — August 31, 2004	39,500,000	2,500	4,500	(5,898)	1,102
Issuance of common stock for cash	48,585,000	53,750	—	—	53,750
Donated services and rent	—	—	9,000	—	9,000
Net loss	—	—	—	(35,319)	(35,319)

Balances — August 31, 2005	88,085,000	56,250	13,500	(41,217)	28,533
Donated services and rent (Note 6)	—	—	9,000	—	9,000
Net loss	—	—	—	(36,148)	(36,148)

Balances — August 31, 2006	88,085,000	56,250	22,500	(77,365)	1,385
Donated services and rent (Note 6)	—	—	6,750	—	6,750
Net loss	—	—	—	(300,193)	(300,193)

Balances — August 31, 2007	88,085,000	$56,250	$29,250	$(377,558)	$(292,058)

COLORADO GOLDFIELDS INC.
Formerly Garpa Resources, Inc. (An Exploration Stage Company)
Statements of Cash Flows
(Expressed in US Dollars)

			Accumulated from
	For the Year	For the Year	February 11, 2004
	Ended	Ended	(Date of Inception)
	August 31, 2007	August 31, 2006	to August 31, 2007

Cash Flows From in Operating Activities:
Net loss	$(300,193)	$(36,148)	$(377,558)
Adjustments to reconcile net loss to cash used in operating activities:
Donated services and rent	6,750	9,000	29,250

Change in operating assets and liabilities:
Increase in restricted cash	(19,965)	—	(19,965)
Increase in prepaid expenses	(6,739)	—	(6,739)
Increase in accounts payable	73,988	2,432	76,446
Increase in accrued liabilities	22,985	691	28,426
Increase in other assets	(14,120)	—	(14,120)

Net cash used in operating activities	(237,294)	(24,025)	(284,260)

Cash Flows From Investing Activities:
Acquisition of land and building	(250,677)	—	(250,677)

Net cash used in investing activities	(250,677)	—	(250,677)

Cash Flows From Financing Activities:
Advances received	405,733	—	405,733
Repayment of advances	(5,000)		(5,000)
Advances from related party	10,000	52	10,052
Repayment of advances from related party	(10,000)		(10,052)
Proceeds from note payable	100,000	—	100,000
Proceeds from issuance of common stock	—	—	56,250

Net cash provided by financing activities	500,733	52	556,983

Increase (Decrease) in Cash	12,762	(23,973)	22,046
Cash — Beginning of Period	9,284	33,257	—

Cash — End of Period	$22,046	$9,284	$22,046

Supplemental Disclosures:
Interest paid	$7,583	$—	$7,583
Income taxes paid	$—	$—	$—

Non-cash investing and financing activities:
Acquisition of land and building:
Cash paid	$250,677	$—	$250,677
Mortgage note given to seller	650,000	—	650,000
Asset retirement obligation assumed	500,000	—	500,000

Assets acquired	$1,400,677	$—	$1,400,677

COLORADO GOLDFIELDS INC.
Formerly Garpa Resources, Inc. (An Exploration Stage Company)
Notes to the Financial Statements — August 31, 2007
1.	Organization, Nature of Business, Going Concern and Management’s Plans

Organization and Nature of Business:

The Company was incorporated in the State of Nevada on February 11, 2004, under the name of Garpa Resources, Inc. On June 18, 2007, the Company changed its name to Colorado Goldfields Inc. (the “Company”). The Company is an Exploration Stage Company, as defined by Statement of Financial Accounting Standard (“SFAS”) No. 7 “Accounting and Reporting for Development Stage Enterprises”. The Company’s principal business is the acquisition and exploration of mineral resources. The Company has not presently determined whether the properties it intends to acquire contain mineral reserves that are economically recoverable.

Going Concern and Management’s Plans:

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. Since its inception in February 2004, the Company has not generated revenue and has incurred net losses. The Company has a deficit in working capital of $556,855 at August 31, 2007, incurred a net loss of $300,193 for the year ended August 31, 2007, and a deficit accumulated during the exploration stage of $377,558 for the period from February 11, 2004 (inception) through August 31, 2007. Accordingly, it has not generated cash flow from operations and has primarily relied upon advances from stockholders, promissory notes and advances from unrelated parties, and equity financing to fund its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. As discussed further in Note 9, on November 20, 2007, the Company received $3,284,475 from equity financings which management believes will enable the Company to commence mining exploration activities on properties in San Juan County, Colorado, and fund its operations through most of the fiscal year ended August 31, 2008.

The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts or classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

2.	Summary of Significant Account Policies
a)	Basis of Presentation

These financial statements and related notes are presented in accordance with accounting principles generally accepted in the United States of America and are expressed in US dollars. The Company’s fiscal year-end is August 31.

b)	Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

2.	Summary of Significant Account Policies (continued)
b)	Basic and Diluted Net Loss Per Share

The Company computes net loss per share in accordance with SFAS No. 128, “Earnings per Share”. SFAS No. 128 requires presentation of both basic and diluted earnings per share (EPS) on the face of the statement of operations. Basic EPS is computed by dividing net loss available to common stockholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all potential dilutive common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti- dilutive. The Company did not have any dilutive securities outstanding for the years ended August 31, 2007 and 2006.

c)	Comprehensive Income (Loss)

SFAS No. 130, “Reporting Comprehensive Income”, establishes standards for reporting and display of comprehensive income (loss), its components, and accumulated balances. For the periods presented there were no differences between net loss and comprehensive loss.

d)	Cash and Cash Equivalents

The Company considers all highly liquid instruments with maturity of three months or less at the time of issuance to be cash equivalents.

e)	Mineral Property and Exploration Costs

The Company has been in the exploration stage since its formation on February 11, 2004, and has not yet realized any revenues from its planned operations. It is primarily engaged in the acquisition and exploration of mining properties.

Costs incurred before mineralization is classified as proven and probable reserves are expensed and classified as Mineral property and exploration costs. Capitalization of mine development project costs, that meet the definition of an asset, begins once mineralization is classified as proven and probable reserves.

When it has been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves, the costs incurred to acquire and develop such property are capitalized. Such costs will be amortized using the units-of-production method over the estimated life of the probable reserve. If mineral properties are subsequently abandoned or impaired, any capitalized costs will be charged to operations.

f)	Long-Lived Assets

In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, the Company tests long-lived assets or asset groups for recoverability when events or changes in circumstances indicate that their carrying amount may not be recoverable. Circumstances which could trigger a review include, but are not limited to: significant decreases in the market price of the asset; significant adverse changes in the business climate or legal factors; accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of the asset; current period cash flow or operating losses combined with a history of losses or a forecast of continuing losses associated with the use of the asset; and current expectation that the asset will more likely than not be sold or disposed significantly before the end of its estimated useful life.

2.	Summary of Significant Account Policies (continued)
Recoverability is assessed based on the carrying amount of the asset and its fair value which is generally determined based on the sum of the undiscounted cash flows expected to result from the use and the eventual disposal of the asset, as well as specific appraisal in certain instances. An impairment loss is recognized when the carrying amount is not recoverable and exceeds fair value. Management believes no impairment exists as of August 31, 2007.

i)	Financial Instruments

The fair values of financial instruments, which include cash, restricted cash, accounts payable, advances and a note payable were estimated to approximately their carrying value due to the immediate or short-term maturity of these financial instruments. The fair value of amounts due to related parties is not practicable to estimate due to the related party nature of the underlying transactions.

j)	Income Taxes

Potential benefits of income tax losses are not recognized until realization is more likely than not. The Company has adopted SFAS No. 109 “Accounting for Income Taxes”. Pursuant to SFAS No. 109, the Company is required to compute tax asset benefits for net operating losses carried forward. The potential benefit of net operating losses have not been recognized in the financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses in future years.

k)	Foreign Currency Translation

The Company’s functional and reporting currency is the United States dollar. Monetary assets and liabilities denominated in foreign currencies are translated in accordance with SFAS No. 52 “Foreign Currency Translation”, using the exchange rate prevailing at the balance sheet date. Gains and losses arising on settlement of foreign currency transactions or balances are included in the determination of income. Foreign currency transactions have in the past been primarily undertaken in Canadian dollars. The effects of foreign currency translation and transactions are not material.

l)	Property Retirement Obligation

SFAS 143, “Accounting for Asset Retirement Obligations,” requires the fair value of a liability for an asset retirement obligation to be recognized in the period that it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. Accretion expense is recorded in each subsequent period to recognize the changes in the liability resulting from the passage of time. Changes resulting from revisions to the original fair value of the liability are recognized as an increase or decrease in the carrying amount of the liability and the related asset retirement costs capitalized as part of the carrying amount of the related long-lived asset.

m)	Recent Accounting Pronouncements

In February 2007, the Financial Accounting Standards Board (FASB) issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities - Including an Amendment of FASB Statement No. 115”. This statement permits entities to choose to measure many financial instruments and certain other items at fair value. Most of the provisions of SFAS No. 159 apply only to entities that elect the fair value option. However, the amendment to SFAS No. 115 “Accounting for Certain Investments in Debt and Equity Securities” applies to all entities with available-for-sale and trading securities.

SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provision of SFAS No. 157, “Fair Value Measurements”. The adoption of this statement is not expected to have a material effect on the Company’s financial statements.

2.	Summary of Significant Account Policies (continued)

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”. The objective of SFAS 157 is to increase consistency and comparability in fair value measurements and to expand disclosures about fair value measurements. SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 applies under other accounting pronouncements that require or permit fair value measurements. In November 2007, the FASB announced that it would defer the effective date of SFAS 157 for one year for all non-financial assets and liabilities, except for those that are recognized or disclosed at fair value in the financial statements on a recurring basis. The provisions of SFAS No. 157 are effective for fair value measurements made in fiscal years beginning after November 15, 2007. The adoption of this statement is not expected to have a material effect on the Company’s future reported financial position or results of operations.

In June 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty In Income Taxes, an interpretation of FASB Statements No. 109”. FIN 48 clarifies the accounting for uncertainty in income taxes by prescribing a two-step method of first evaluating whether a tax position has a more likely than not recognition threshold and second, measuring that tax position to determine the amount of benefit to be recognized in the financial statements. FIN 48 provides guidance on the presentation of such positions within a classified statement of financial position as well as on derecognition, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The adoption of this statement is not expected to have a material effect on the Company’s future reported financial position or results of operations.

3.	Restricted Cash

During the year ended August 31, 2007, the Company prepaid $19,965 of outstanding fees and disbursements with respect to the promissory note as disclosed in Note 4. This amount, which was held in escrow by the Company’s legal representative, was ultimately used to repay the aforementioned promissory note in November 2007.

4.	Note and Advances Payable

On May 15, 2007, the Company issued a promissory note to an unrelated third party in exchange for cash proceeds of $100,000. Under the terms of the promissory note, interest is accrued at 12% per annum and is payable quarterly on March 31, June 30, September 30, and December 31 of each year. The promissory note is secured by property and equipment and is due on November 30, 2007. The promissory note, including all principal and interest totaling $106,267 was repaid in November 2007. In addition, through August 2007, the Company received a total of $400,733 in unsecured non-interest bearing advances from an unrelated third party. The advances were repaid in November 2007. The note and advances payable were repaid from the proceeds of the private placement described in Note 9.

5.	Common Stock

On June 18, 2007, the Company effected a 7.9 for 1 forward stock split of the authorized, issued and outstanding stock. As a result, the authorized share capital increased from 75,000,000 shares of common stock with a par value of $0.001 to 592,500,000 shares of common stock with a par value of $0.001. The issued and outstanding common shares increased from 5,575,000 shares to 44,042,500 shares. All share amounts have been retroactively adjusted for all periods presented. Refer to Note 9.

6.	Related Party Transactions
a)	During the year ended August 31, 2007, the Company recognized a total of $4,500 (2006 — $6,000) for donated services at $500 per month and $2,250 (2006 — $3,000) for donated rent at $250 per month provided by an officer and director of the Company.

6.	Related Party Transactions (continued)
b)	On January 5, 2007, the Company issued a demand promissory note in exchange for cash proceeds of $10,000 to an officer and director of the Company. The note was unsecured, non-interest bearing, due on demand, and repaid in July 2007.

c)	On June 17, 2007, the Company entered into an executive employment agreement with Mr. Todd C. Hennis (“Hennis”), whereby the Company agreed to employ Hennis as Chief Executive Officer and President for the term of 18 months ending December 17, 2008, in consideration for: (1) monthly salary of $8,000 per month for the first six months, to be increased to not less than $8,500 per month thereafter; (2) monthly automobile allowance of $350 per month, plus reimbursement for mileage at the IRS standard rate; (3) certain employee benefits, including group health insurance, pension and profit sharing and other benefits elected; (4) and the agreement by the Company to grant a stock option to purchase up to 600,000 shares of common stock at an exercise price equal to the fair market value of the common shares as of the date of grant pursuant to a stock option plan. The Company has not yet obtained the necessary approvals to grant the options as outlined under the agreement.

d)	The Company has also verbally agreed to grant our CFO, Gary Schellenberg, an option to purchase up to 500,000 shares. In addition, the Company has hired an exploration manager who is scheduled to start work in February, 2008 and to whom the Company verbally agreed to grant an option to purchase 400,000 shares of common stock, with such option to vest over a three year period. All of the options would be exercisable at a price equal to the fair market value as of the date of grant.

e)	On June 17, 2007, the former President of the Company entered into a stock purchase agreement (the “Agreement”) with Hennis, whereby the former President of the Company agreed to sell, and Hennis agreed to purchase, 2,500,000 (19,750,000 after the 7.9 for 1 forward split described in Note 5 and 39,500,000 shares after the 2 for 1 forward split described in Note 9) common shares of the Company for the consideration of $2,500. The transaction resulted in a change of control in the Company.

f)	Accounts payable at August 31, 2007, include $6,377 due to affiliated companies for legal fees and mineral property and exploration costs.
7.	Mineral Properties
a)	The Company entered into an agreement dated March 7, 2005, to acquire a 100% interest in two Red Lake Mining Division Mining Claims located South of Otter Lake, Ontario, Canada, in consideration for $10,000. The claims were registered in the name of the former President of the Company, who executed a trust agreement whereby the former President agreed to hold the claims in trust on behalf of the Company. During the year ended August 31, 2007, the Company incurred $2,097 of mineral exploration costs in relation to the mining claims before abandoning them by August 31, 2007.

b)	On June 29, 2007, the Company acquired the Pride of the West Mill (the “Mill”), an inactive mining mill, located in Howardsville, Colorado for consideration of $900,677 plus the assumption of an estimated asset retirement obligation of $500,000 for a total cost of $1,400,677. The Company paid the seller cash of $250,677 and the remaining $650,000 was paid through a mortgage with the seller which is secured by the Mill bearing interest at 7% per year with interest only payable monthly for two years, with all unpaid principal due June 29, 2009. Through August 31, 2007, there were no significant changes to the retirement obligation and accretion expense was not significant.

7.	Mineral Properties (continued)
In connection with the acquisition of the Mill, the Company is further obligated to replace a bond that the seller has on deposit with the Colorado Division of Reclamation, Mining, and Safety. In December 2007 or early January 2008, the Company is planning to replace the bond for approximately $317,000.
c)	On June 17, 2007, the Company entered into an option agreement, amended November 8, 2007, among the Company as optionee, Hennis and San Juan Corp., a company controlled by Hennis, as optionors, whereby the Company was granted the exclusive right and option to acquire an 80% undivided right, title and interest in certain properties located in San Juan County, Colorado, which option is to be exercised by the Company in stages as follows:
(i)	an undivided 40% interest in the properties is to vest upon the Company incurring expenditures of not less than $6,000,000 on the properties within five years from the date of the option agreement;

(ii)	an additional undivided 20% interest in the properties is to vest upon: (a) the Company incurring additional expenditures of not less than $3,500,000 on the properties within 7.5 years from the date of the option agreement, and (b) the issuance by the Company, subject to compliance with applicable securities laws, of 10,000,000 shares (adjusted for stock splits) of the Company’s common stock; and

(iii)	an additional undivided 20% interest in the properties is to vest upon: (a) the Company incurring additional expenditures of not less than $3,500,000 on the properties within 10 years from the date of the option agreement, and (b) the issuance by the Company, subject to compliance with applicable securities laws, of 10,000,000 shares (adjusted for stock splits) of the Company’s common stock.
In addition, in order to keep the option in good standing, the Company must make payments to the optionors as follows:
(i)	a cash payment of $50,000 within 30 days from the date of the option agreement (which was paid by the Company in August, 2007 and recorded as expense);

(ii)	a cash payment of $100,000 within one year from the date of the option agreement;

(iii)	a cash payment of $200,000 within two years from the date of the option agreement; and

(iv)	100 troy ounces of gold contained in gold ore, or the cash equivalent thereof, within three years of the date of the option agreement, and annually thereafter up to and including the 10th year from the date of the option agreement, which payments shall only be made if the Company successfully operates the Mill during any part of the year in which payment is due. The Mill is currently non-operational.
Pursuant to the option agreement, the Company: (i) has been appointed as the initial operator on the properties, with certain rights and obligations as described in the option agreement; and (ii) has executed and entered into an employment agreement with Mr. Hennis, as described in Note 6(c):

The option agreement: (i) will terminate in the event the Company fails to make any of the payments required to maintain the option in good standing; and (ii) notwithstanding anything else in the option agreement, may be terminated by the Company within 18 months from date of the option agreement by providing 10 days’ written notice to the optionors.

8.	Income Taxes

The components of the Company’s deferred tax asset as of August 31, 2007, is as follows:

Net operating losses	$377,558
Statutory tax rate	35%
Deferred tax asset	132,145
Valuation allowance	(132,145)

Net deferred tax asset	$—

As described in Note 6, on June 17, 2007, a change in control occurred which may substantially limit utilization of net operating losses incurred prior to that date. The net operating loss above expires through August 31, 2028.

Deferred income tax reflects the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company provided a valuation allowance of 100% of its deferred tax asset due to the uncertainty of generating future profits that would allow for the realization of such deferred tax assets.

9.	Subsequent Events

On October 29, 2007, the Company split its stock on a 2 for 1 basis. As a result, the Company’s authorized capital increased from 592,500,000 shares of common stock with a par value of $0.001 per share to 1,185,000,000 shares of common stock with a par value of $0.001 per share. All share and per share information included in the accompanying financial statements for all periods presented have been adjusted to retroactively reflect the stock split.

On November 20, 2007, the Company issued a total of 8,758,600 post-split common shares at a price of US$0.375 per post-split common share under a private placement for gross proceeds of $3,284,475 (net proceeds of $2,999,016). Each common share was issued with one non-transferable share purchase warrant. Each warrant entitles the holder thereof to purchase an additional common share at a price of $0.50 per post-split share until the close of business on November 14, 2009. As of November 30, 2007 private placement proceeds of $831,225 from signed subscription agreements for 2,216,600 shares of common shares had not been received and were recorded as of November 30, 2007, as stock subscription receivables. The stock subscription receivables were collected on December 4, 2007.

The private placement provides for certain registration rights whereby the Company could incur penalties if a registration statement is not filed or declared effective by the SEC on a timely basis pursuant to the registration rights agreements. Under the agreements, the Company must file a registration statement registering for resale the shares within 60 calendar days following the closing of the private placement, which occurred on November 14, 2007. Furthermore, the Company is to use commercially reasonable efforts to cause such registration statement to become effective within 120 calendar days after the closing of the private placement (or, in the event of a full review of the registration statement by the SEC, 180 calendar days after the closing of the private placement). If the registration statement is not filed on a timely basis or is not declared effective by the SEC for any reason on a timely basis, the Company will be required to make a payment to the subscribers in an amount equal to 2.0% of the purchase price paid for the Units by the subscriber for each Unit then held by the subscriber, and an additional 2.0% payment each 30-day period thereafter until the registration statement is filed or declared effective by the SEC, as the case may be; provided, however, that in no event shall these late registration payments, if any, exceed in the aggregate 15.0% of the total purchase price paid for all Units sold in the private placement. Thus, the maximum monetary penalty that the Company could incur under the penalty provision of the registration rights agreement is $492,671. Under the registration rights agreements, the requirement to keep a registration statement current and effective is suspended upon the earlier of (i) the first anniversary of the closing date, (i) the date that each investor is able to sell the shares without limitation under SEC Rule 144, or (iii) at such time that shares purchased by the investors have been sold.

The Company timely filed a registration statement to register the shares sold in the private placement, and such registration statement was chosen for full review by the SEC. Additionally, due to recent changes to SEC Rule 144, the investors will be able to sell all shares they purchased in the private placement upon the six month anniversary of the closing date. Thus, the Company has not recorded a liability in connection with the penalty provisions of the registration rights agreements because it believes that it is not probable that an event can occur which will trigger a penalty payment under the agreements.

A portion of the proceeds have been used to pay down certain loans and advances payable. Management expects the balance of the proceeds will be used for exploration and development of the Company’s San Juan County, Colorado mining properties, working capital and general corporate purposes, and the acquisition of additional mineral properties.

10.	Litigation

The Company is involved in various clams and legal actions arising in the ordinary course of business. Although unable to estimate minimum costs, if any, in the opinion of management, the ultimate disposition of these matters will likely not have a material adverse impact either individually or in the aggregate on future results of operations, financial position or cash flows of the Company.

19,492,200 Shares of
Common Stock
COLORADO GOLDFIELDS INC.

PROSPECTUS

, 2008
     You should rely only on the information contained in this document or that we have referred you to. We have not authorized anyone to provide you with information that is different. This prospectus is not an offer to sell common stock and is not soliciting an offer to buy common stock in any state where the offer or sale is not permitted.
     Until      , 2008, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 24. Indemnification of Directors and Officers.
          Included in the prospectus.
Item 25. Other Expenses of Issuance and Distribution.
          We will pay all expenses in connection with the issuance and distribution of the securities being registered except selling discounts and commissions of the selling shareholders. The following table sets forth expenses and costs related to this offering (other than underwriting discounts and commissions) expected to be incurred with the issuance and distribution of the securities described in this registration statement. All amounts are estimates except for the Securities and Exchange Commission’s registration fee:

SEC registration fee	$463.17
Legal fees	50,000.00
Accounting fees	30,000.00
Blue Sky filing fees and expenses	2,000.00
Printing and engraving expenses	5,000.00
Transfer Agent fees and expenses	1,000.00
Miscellaneous	1,536.83

Total	$90,000.00

Item 26. Recent Sales Of Unregistered Securities.
          As of December 31, 2007 we have sold 96,843,600 shares of unregistered common stock and 8,758,600 warrants to purchase shares of our common stock. All of these securities were acquired from us in private placements that were exempt from registration under Section 4(2), Regulation D and/or Regulation S of the Securities Act of 1933. The following information describes the transactions in which those securities were issued. All share and warrant amounts have been adjusted for our 7.9 for one stock split effective June 18, 2007 and two-for-one stock split effective October 29, 2007.
          In connection with our incorporation and initial capitalization, we completed the following transactions: On March 18, 2004, we issued 2,500,000 shares of common stock at a price of $0.001 per share for cash proceeds of $2,500 to Gary Schellenberg, who at the time acted as our President, and who currently is our Chief Executive Officer. On March 15, 2005 we issued 2,500,000 shares of common stock to 10 non-affiliate offshore residents at a price of $0.01 per share for cash proceeds of $25,000. On June 30, 2005 we issued 575,000 shares of common stock to 23 non-affiliate offshore residents at a price of $0.05 per share for cash proceeds of $28,750.
          With respect to all of the above offerings, we completed the offerings of the common stock pursuant to Rule 903 of Regulation S of the Act on the basis that the sale of the common stock was completed in an “offshore transaction”, as defined in Rule 902(h) of Regulation S. We did not engage in any directed selling efforts, as defined in Regulation S, in the United States in connection with the sale of the units. Each investor represented to us that the investor was not a U.S. person, as defined in Regulation S, and was not acquiring the shares for the account or benefit of a U.S. person. The subscription agreement executed between us and the investor included statements that the securities had not been registered pursuant to the Act and that the securities may not be offered or sold in the United States unless the securities are registered under the Act or pursuant to an exemption from the Act. The investor agreed by execution of the subscription agreement for the common stock: (i) to resell the securities purchased only in accordance with the provisions of Regulation S, pursuant to registration under the Act or pursuant to an exemption from registration under the Act; (ii) that we are required to refuse to register any sale of the securities purchased unless the transfer is in accordance with the provisions of Regulation S, pursuant to registration under the Act or pursuant to an exemption from registration under the Act; and (iii) not to engage in hedging transactions with regards to the securities purchased unless in compliance with the Act. All securities issued were endorsed with a restrictive legend confirming that the securities had been issued pursuant to Regulation S of the Act and could not be resold without registration under the Act or an applicable exemption from the registration requirements of the Act.

          Each investor was given adequate access to sufficient information about us to make an informed investment decision. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved. No registration rights were granted to any of the purchasers.
          In November 2007, we entered into private placement subscription agreements for 8,758,600 Units with 24 offshore subscribers and four U.S. subscribers at a price of US$0.375 per unit for an aggregate subscription amount of approximately US$3,284,500. Each Unit consisted of one share of common stock and one common stock purchase warrant, which warrant entitles the holder to purchase one additional share of our common stock at a price of US$0.50 per share, for a period of two years from the closing of the private placement. We did not use the services of a placement agent although we have paid a finder’s fee of $250,000 to a European company in connection with their introductions to offshore subscribers.
          Pursuant to each subscription agreement executed in connection with the private placement, we agreed to, among other things, register for resale all of the shares of common stock issued to the subscribers, the warrants and the common stock issuable to each subscriber upon due exercise of their respective warrants. This registration statement of Form SB-2 accomplishes that requirement.
          We issued the Units to non-U.S. persons (as that term is defined in Regulation S of the Securities Act of 1933) without registration in reliance upon the exemptions from registration set forth in Regulation S and/or Section 4(2) of the Securities Act of 1933. We issued the Units to the U.S. subscribers without registration in reliance upon the exemptions from registration set forth in Rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933. The subscription agreement executed between us and the investor included statements that the securities had not been registered pursuant to the Act and that the securities may not be offered or sold in the United States unless the securities are registered under the Act or pursuant to an exemption from the 1933 Act. The investor agreed and/or acknowledged by execution of the subscription agreement for the Units: (i) to resell the securities purchased only in accordance with an available exemption from registration, such as pursuant to the provisions of Regulation S or Rule 144, or pursuant to registration statement under the 1933 Act; (ii) that we are required to refuse to register any sale of the securities purchased unless the transfer is in accordance with an available exemption from registration or pursuant to registration under the 1933 Act or pursuant to an exemption from registration under the 1933 Act; and (iii) not to engage in hedging transactions with regards to the securities purchased unless in compliance with the 1933 Act. All securities issued were endorsed with a restrictive legend confirming that the securities had been issued pursuant to exemptions from registration and could not be resold without registration under the 1933 Act or an applicable exemption from the registration requirements of the 1933 Act.
          Each investor was given adequate access to sufficient information about us to make an informed investment decision.

Item 27. Exhibits.
          The following exhibits are filed with, or incorporated by reference in, this registration statement:

Exhibit
Number	Description
2	Articles of Merger between Colorado Goldfields Inc. (surviving entity) and Garpa Resources, Inc., effective June 18, 2007 (filed with Form 8-K dated June 20, 2007, and incorporated herein by reference.)

3.1	Articles of Incorporation and Certificate of Changes Pursuant to NRS 78.209, effective June 18 and 29, 2007 (Articles of Incorporation filed with Registration Statement of Form SB-2, filed on November 21, 2005 (Registration Statement No. 333-129841) and incorporated herein by reference; Certificates of Change filed with Forms 8-K dated June 20, 2007 and November 2, 2007, and incorporated herein by reference.)

3.2	By-Laws (filed with Registration Statement of Form SB-2, filed on November 21, 2005 (Registration Statement No. 333-129841) and incorporated herein by reference.)

5	Opinion of Jackson Kelly PLLC*

10.1	Option Agreement, Gold King, Mayflower and Mogul Properties, between San Juan Corp., Todd C. Hennis, and Garpa Resources, Inc., dated June 17, 2007 (filed as Exhibit 10.1 to Form 8-K dated June 26, 2007, and incorporated herein by reference.)

10.2	Executive Employment Agreement between Garpa Resources, Inc. and Todd C. Hennis, dated June 17, 2007 (filed as Exhibit 10.2 to Form 8-K dated June 26, 2007, and incorporated herein by reference

10.3	Purchase and Sale Agreement between Tusco Incorporated and Garpa Resources, Inc. dated June 13, 2007 (filed as Exhibit 10.1 to Form 8-K/A dated June 28, 2007, and incorporated herein by reference.)

10.4	Amendment to Option Agreement between San Juan Corp., Todd C. Hennis, and Colorado Goldfields Inc. (fka Garpa Resources, Inc.), dated November 8, 2007 (filed as Exhibit 10.1 to Form 8-K dated November 13, 2007, and incorporated herein by reference.)

10.5	Form of Private Placement Subscription Agreement (Offshore Subscribers) (filed as Exhibit 10.1 to Form 8-K dated November 15, 2007, and incorporated herein by reference.)

10.6	Form of Private Placement Subscription Agreement (U.S. Subscribers) (filed as Exhibit 10.2 to Form 8-K dated November 15, 2007, and incorporated herein by reference.)

10.7	Option Contract (for Royalties) between Recreation Properties LTD., Thomas A. Warlick and Colorado Goldfields Inc. dated December 19, 2007.*

10.8	Employment Agreement: C. Stephen Guyer dated February 14, 2008 (filed as Exhibit 10.10 to Form 8-K filed February 20, 2008, and incorporated herein by reference.)

10.9	2008 Stock Incentive Plan (filed as Exhibit 10.11 to Form 8-K filed February 20, 2008, and incorporated herein by reference.)

10.10	Letter of Intent executed March 12, 2008 between Colorado Goldfields Inc. and C.P. Victor Salas Gamero, Ing. Victor Salas Martos, and Liliana Salas of Besmer, S.A. de C.V. (filed as Exhibit 10.12 to Form 8-K dated and filed on March 18, 2008, and incorporated herein by reference.)

14	Code of Business Conduct and Ethics (filed as Exhibit 14 to Form 8-K filed February 20, 2008, and incorporated herein by reference.)

23.1	Consent of GHP Horwath, P.C.**

23.2	Consent of Manning Elliot LLP **

23.3	Consent of Jackson Kelly PLLC (included with Exhibit 5)*

23.4	Consent of E. D. Black, P.E.*

24	Power of Attorney (see signature page)

*	Previously filed.

**	Filed herewith.

Item 28. Undertakings.
     The undersigned registrant hereby undertakes that it will:
1.	File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement:
a.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

b.	To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

c.	Include any additional or changed material information on the plan of distribution.
2.	For the purposes of determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3.	File a post effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

4.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question, whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

5.	Each prospectus filed pursuant to Rule 424(b) of the Securities Act of 1933 as part of a registration statement relating to this offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A of the Securities Act (§ 230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

6.	For determining liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
a.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

b.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

c.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

d.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES
     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and authorizes this amendment to registration statement to be signed on its behalf by the undersigned, in the City of Lakewood, State of Colorado, on this 28th day of April, 2008.

COLORADO GOLDFIELDS INC. (Registrant)
By:	/s/ TODD C. HENNIS
Todd C. Hennis, President and Chief Executive Officer

          In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

/s/ Todd C. Hennis	President & Chief Executive Officer	April 28, 2008
Todd C. Hennis

/s/ C. Stephen Guyer	Chief Financial Officer	April 28, 2008
C. Stephen Guyer

/s/ Todd C. Hennis, as attorney in fact	Vice President & Director	April 28, 2008
Gary Schellenberg

/s/ Todd C. Hennis, as attorney in fact	Director	April 28, 2008
Beverly Rich

/s/ Todd C. Hennis, as attorney in fact	Director	April 28, 2008
Eric Owens

EXHIBIT INDEX
     The following exhibits are filed with, or incorporated by reference in, this registration statement:

Exhibit
Number	Description
2	Articles of Merger between Colorado Goldfields Inc. (surviving entity) and Garpa Resources, Inc., effective June 18, 2007 (filed with Form 8-K dated June 20, 2007, and incorporated herein by reference.)

3.1	Articles of Incorporation and Certificate of Changes Pursuant to NRS 78.209, effective June 18 and 29, 2007 (Articles of Incorporation filed with Registration Statement of Form SB-2, filed on November 21, 2005 (Registration Statement No. 333-129841) and incorporated herein by reference; Certificates of Change filed with Forms 8-K dated June 20, 2007 and November 2, 2007, and incorporated herein by reference.)

3.2	By-Laws (filed with Registration Statement of Form SB-2, filed on November 21, 2005 (Registration Statement No. 333-129841) and incorporated herein by reference.)

5	Opinion of Jackson Kelly PLLC*

10.1	Option Agreement, Gold King, Mayflower and Mogul Properties, between San Juan Corp., Todd C. Hennis, and Garpa Resources, Inc., dated June 17, 2007 (filed as Exhibit 10.1 to Form 8-K dated June 26, 2007, and incorporated herein by reference.)

10.2	Executive Employment Agreement between Garpa Resources, Inc. and Todd C. Hennis, dated June 17, 2007 (filed as Exhibit 10.2 to Form 8-K dated June 26, 2007, and incorporated herein by reference

10.3	Purchase and Sale Agreement between Tusco Incorporated and Garpa Resources, Inc. dated June 13, 2007 (filed as Exhibit 10.1 to Form 8-K/A dated June 28, 2007, and incorporated herein by reference.)

10.4	Amendment to Option Agreement between San Juan Corp., Todd C. Hennis, and Colorado Goldfields Inc. (fka Garpa Resources, Inc.), dated November 8, 2007 (filed as Exhibit 10.1 to Form 8-K dated November 13, 2007, and incorporated herein by reference.)

10.5	Form of Private Placement Subscription Agreement (Offshore Subscribers) (filed as Exhibit 10.1 to Form 8-K dated November 15, 2007, and incorporated herein by reference.)

10.6	Form of Private Placement Subscription Agreement (U.S. Subscribers) (filed as Exhibit 10.2 to Form 8-K dated November 15, 2007, and incorporated herein by reference.)

10.7	Option Contract (for Royalties) between Recreation Properties LTD., Thomas A. Warlick and Colorado Goldfields Inc. dated December 19, 2007.*

10.8	Employment Agreement: C. Stephen Guyer dated February 14, 2008 (filed as Exhibit 10.10 to Form 8-K filed February 20, 2008, and incorporated herein by reference.)

10.9	2008 Stock Incentive Plan (filed as Exhibit 10.11 to Form 8-K filed February 20, 2008, and incorporated herein by reference.)

10.10	Letter of Intent executed March 12, 2008 between Colorado Goldfields Inc. and C.P. Victor Salas Gamero, Ing. Victor Salas Martos, and Liliana Salas of Besmer, S.A. de C.V. (filed as Exhibit 10.12 to Form 8-K dated and filed on March 18, 2008, and incorporated herein by reference.)

14	Code of Business Conduct and Ethics (filed as Exhibit 14 to Form 8-K filed February 20, 2008, and incorporated herein by reference.)

23.1	Consent of GHP Horwath, P.C.**

23.2	Consent of Manning Elliot LLP **

23.3	Consent of Jackson Kelly PLLC (included with Exhibit 5)*

23.4	Consent of E. D. Black, P.E.*

24	Power of Attorney (see signature page)

*	Previously filed.

**	Filed herewith.